Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

among

GLOBA TERRA ACQUISITION CORPORATION

(an exempted company incorporated under the laws of the Cayman Islands)

- and -

NATURE’S LEDGER INC.

(a corporation existing under the Business Corporations Act (Alberta))

Dated as of November 8, 2026

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TABLE OF CONTENTS

1. INTERPRETATION		9
1.1	Definitions	9
1.2	Interpretation	28
1.3	Currency	28
1.4	Accounting Terms	29
1.5	Disclosure Letters	29
1.6	Schedules	29
1.7	Several Obligations of the Company Parties	29
1.8	Separate Execution and Effectiveness; Subsequent Joinder	30
2. THE TRANSACTION		30
2.1	Transaction Steps	30
2.2	Continuance of Pubco and BCCo	34
2.3	Incorporation of Pubco and AmalSub and Joinders	36
2.4	PIPE Financing	37
2.5	The Arrangement	38
2.6	Exchange Ratios and Allocation Schedule	39
2.7	No Fractional Shares	40
2.8	Dissent Rights	40
2.9	Globa Terra Securities at Closing	41
2.10	Withholding	41
2.11	Interim Order	42
2.12	Final Order	43
2.13	Articles of Arrangement, Effective Date and Closing	44
2.14	Amendments to the Plan of Arrangement	45
2.15	U.S. Securities Law Matters	45
2.16	Canadian Securities Law Matters	47
2.17	Intended Tax Treatment	47
2.18	Board of Directors and Officers of the Resulting Issuer	49
2.19	Earnout	50
3. SECURITYHOLDER APPROVALS, SEC FILING AND DISCLOSURE DOCUMENTS		54
3.1	SEC Filing	54
3.2	Globa Terra Meeting	56
3.3	Redemptions	57
3.4	Extensions of the Combination Period	58
3.5	Nature’s Ledger Shareholder Approval	58
3.6	BCCo Written Resolution or Meeting	60
3.7	BCCo Circular	61
3.8	MI 61-101	63
3.9	Financial Statements	63
3.10	Fairness Opinions	64
4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES		64
4.1	Organization and Qualification	64
4.2	Authority and Binding Obligation	65
4.3	Board Approval	65
4.4	No Conflict; Required Filings and Consents	65
4.5	Capitalization	66

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4.6	Subsidiaries	67
4.7	Financial Statements; Books and Records	68
4.8	No Undisclosed Liabilities	69
4.9	Absence of Certain Changes	69
4.10	Material Contracts	69
4.11	Environmental Attributes and Carbon Projects	70
4.12	Compliance with Laws; Permits	71
4.13	Litigation	72
4.14	Property	72
4.15	Intellectual Property and Data	72
4.16	Employees and Benefit Plans	73
4.17	Taxes	73
4.18	Insurance	76
4.19	Anti-Corruption, Sanctions and AML	76
4.20	Related Party Transactions	77
4.21	Reporting Issuer Status and Public Disclosure (BCCo only)	77
4.22	Securities Law Matters (Nature’s Ledger)	78
4.23	Brokers	78
4.24	Information Supplied	78
4.25	Competition and Investment Canada	79
4.26	Solvency	79
4.27	Collateral Benefits	79
4.28	Rights Plans; Standstill and Confidentiality Agreements	79
4.29	Corporate Records	80
4.30	Investigation; No Other Representations	80
5. REPRESENTATIONS AND WARRANTIES OF GLOBA TERRA, PUBCO AND AMALSUB		80
5.1	Organization	80
5.2	Authority and Binding Obligation	81
5.3	No Conflict; Required Filings and Consents	81
5.4	Capitalization	82
5.5	SEC Reports; Financial Statements; Internal Controls	83
5.6	Trust Account	84
5.7	Business Activities; Liabilities; Contracts	85
5.8	Nasdaq Listing	85
5.9	Investment Company; Shell Company; Emerging Growth Company	86
5.10	Litigation; Compliance	86
5.11	Taxes	86
5.12	Sponsor Agreements; Affiliate Transactions	87
5.13	Pubco and AmalSub	87
5.14	Brokers	87
5.15	Information Supplied	88
5.16	Investigation; No Other Representations	88
6. COVENANTS		88
6.1	Conduct of Business of the Company Parties	88
6.2	Conduct of Business of Globa Terra	91
6.3	Globa Terra Public Filings	93
6.4	Access to Information; Confidentiality	93
6.5	Non-Solicitation by the Company Parties	93

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6.6	Tax Matters	95
6.7	Globa Terra Exclusivity	95
6.8	Efforts; Regulatory Approvals	96
6.9	Trust Account Waiver	97
6.10	Directors’ and Officers’ Indemnification and Insurance	97
6.11	Support Agreements, Lock-Ups and Registration Rights	99
6.12	Incentive Plan	99
6.13	Nasdaq Listing	100
6.14	Reporting Issuer Status	100
6.15	Public Announcements	101
6.16	Transaction Litigation	101
6.17	Closing Filings	101
6.18	Payment of Transaction Expenses at Closing	101
6.19	Post-Closing Cooperation; Further Assurances	102
6.20	Delivery of Disclosure Letters	102
7. CONDITIONS		103
7.1	Mutual Conditions	103
7.2	Conditions in Favour of Globa Terra and AmalSub	104
7.3	Conditions in Favour of the Company Parties	106
7.4	Frustration of Conditions	107
7.5	Merger of Conditions	107
8. TERM AND TERMINATION		107
8.1	Term	107
8.2	Termination	107
8.3	Notice of Termination	110
8.4	Expense Reimbursement	110
8.5	Effect of Termination	111
9. GENERAL PROVISIONS		111
9.1	Non-Survival of Representations and Warranties	111
9.2	Expenses	111
9.3	Notices	111
9.4	Time of Essence	112
9.5	Entire Agreement	112
9.6	Amendment	112
9.7	Waiver	113
9.8	Assignment and Enurement	113
9.9	Third-Party Beneficiaries	113
9.10	Governing Law	113
9.11	Jurisdiction	114
9.12	Specific Performance and Other Remedies	114
9.13	Severability	114
9.14	No Recourse	114
9.15	Counterparts and Electronic Execution	115
SCHEDULE A		117
SCHEDULE B		128
SCHEDULE C		130
SCHEDULE D		132
SCHEDULE E		133

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Exhibits (forms to be settled and attached before execution)

Exhibit 1 – Form of Sponsor Support Agreement

Exhibit 2 - Form of Company Support Agreement

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BUSINESS COMBINATION AGREEMENT

THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made as of November 8, 2026,

AMONG:

GLOBA TERRA ACQUISITION CORPORATION, an exempted company incorporated under the laws of the Cayman Islands (“Globa Terra”);

- and -

NATURE’S LEDGER INC., a corporation existing under the ABCA (“Nature’s Ledger” or “NL”).

RECITALS:

(A)	Globa Terra is a blank check company incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities, and its Class A ordinary shares, units, warrants and rights are listed on Nasdaq.

(B)	Nature’s Ledger is a non-reporting issuer, continued into the Province of Alberta, carrying on the Business.

(C)	1587815 B.C. LTD., a company existing under the Business Corporations Act (British Columbia), to be continued under the ABCA in accordance with Section 2.2 (“BCCo”), which shall become a party to this Agreement by executing and delivering the Joinder in accordance with Section 1.8, is an unlisted reporting issuer in the Provinces of British Columbia and Alberta.

(D)	The Parties wish to effect a business combination under which, among other things:

(i)	BCCo will be continued out of the Province of British Columbia under the BCBCA and continue as a corporation under the ABCA;

(ii)	Nature’s Ledger will complete the PIPE Financing;

(iii)	Globa Terra will incorporate a corporation under the ABCA as a wholly-owned subsidiary of Globa Terra (“AmalSub”), which shall become a party to this Agreement by executing and delivering the Joinder in accordance with Section 2.3;

(iv)	Globa Terra will incorporate an exempted company under the Cayman Companies Act as a wholly-owned subsidiary of Globa Terra (“Pubco”), which shall become a party to this Agreement by executing and delivering the Joinder in accordance with Section 2.3;

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(v)	Globa Terra will merge with and into Pubco, in which Pubco will be the surviving company (the “SPAC Merger”) pursuant to a plan of merger in form and substance reasonably acceptable to Globa Terra and Nature’s Ledger, to be entered into by Globa Terra and Pubco in accordance with Part XVI of the Cayman Companies Act (the “Plan of SPAC Merger”), which plan, together with the accompanying documents required by the Cayman Companies Act, shall be filed with the Cayman Registrar, and the SPAC Merger shall become effective upon registration by the Cayman Registrar or at such later time as is specified in the Plan of SPAC Merger in accordance with the Cayman Companies Act;

(vi)	Pubco will be continued out of the Cayman Islands and continue as a corporation under the ABCA (the “Continuance”); and

(vii)	under a plan of arrangement under section 193 of the ABCA, no earlier than the day after the Continuance is consummated, Nature’s Ledger, BCCo and AmalSub will amalgamate to form Amalco, a wholly-owned subsidiary of Pubco, and the shareholders of Nature’s Ledger (including the PIPE Investors) and BCCo will receive Pubco Common Shares, and securityholders of Nature’s Ledger (including the PIPE investors) and BCCO will receive other securities of Pubco, all on the terms and subject to the conditions of this Agreement and the Plan of Arrangement.

(E)	The Parties intend that the Pubco Common Shares, other than the Pubco Common Shares issued in exchange for PIPE Securities, and Replacement Warrants issued under the Arrangement to securityholders of Nature’s Ledger and BCCo be issued in reliance on the Section 3(a)(10) Exemption and, in Canada, under the prospectus exemption in section 2.11 of National Instrument 45-106 - Prospectus Exemptions.

(F)	The Globa Terra Board has

(i)	determined that the Transaction is in the best interests of Globa Terra and constitutes a “Business Combination” under the Globa Terra Articles;

(ii)	determined that the Transaction meets the requirement that the Business Combination be with one or more operating businesses or assets having an aggregate fair market value of at least 80% of the net assets held in the Trust Account, as required by the Globa Terra Articles and Nasdaq IM-5101-2;

(iii)	approved this Agreement and the Transaction; and

(iv)	resolved to recommend that the Globa Terra Shareholders approve the Globa Terra Proposals.

(G)	The NL Board has unanimously determined, after receiving the advice of its financial and legal advisors and the Fairness Opinion addressed to it, that the Arrangement is fair, from a financial point of view, to its shareholders and in the best interests of Nature’s Ledger, approved this Agreement and resolved to recommend that the NL Shareholders vote in favour of the applicable Arrangement Resolution.

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(H)	At the same time as this Agreement is signed:

(i)	the Sponsor and Globa Terra are entering into the Sponsor Support Agreement;

(ii)	certain securityholders of Nature’s Ledger and BCCo are entering into Company Support Agreements; and

(iii)	certain securityholders are entering into Lock-Up Agreements, each to take effect in accordance with its terms.

(I)	As a condition to Globa Terra and the Company Parties entering into this Agreement, (A) as promptly as reasonably practicable following the date of this Agreement, Pubco and the Sponsor will enter into a share transfer agreement (the “Sponsor Share Agreement”) pursuant to which, to facilitate the PIPE Financing, concurrently with the closing of the PIPE Financing, the Sponsor will forfeit up to 500,000 of its Globa Terra Class B Shares (which shall consist solely of Founder Shares held by the Sponsor and shall not include any Private Placement Units, Restricted Class A Shares or Founder Shares held directly by any director or officer of Globa Terra), as mutually and reasonably determined by Sponsor and Nature’s Ledger (the “Sponsor PIPE Facilitation Shares”), and (B) conditioned on the consummation of the PIPE Financing prior to the Closing, the NL Equity Value shall be correspondingly increased by the aggregate $ value of the Sponsor PIPE Facilitation Shares, calculated at US$10.00.

(J)	As a condition to Globa Terra and the Company Parties entering into this Agreement, to facilitate the PIPE Financing, the Consideration Securities allocable to the investors in the PIPE Financing will be increased by an aggregate amount of Pubco Common Shares equal to (i) a number of Pubco Common Shares equal to up to 3,000,000, as mutually and reasonably determined by the Sponsor and Nature’s Ledger, plus (ii) a number of Pubco Common Shares equal to the Sponsor PIPE Facilitation Shares (collectively clause (i) and clause (ii), the “Aggregate PIPE Facilitation Shares”).

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NOW THEREFORE, in consideration of the covenants and agreements in this Agreement, and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement (including the Recitals and Schedules), unless the context otherwise requires, the following terms have the following meanings:

“ABCA” means the Business Corporations Act (Alberta), R.S.A. 2000, c. B-9.

“Acquisition Proposal” means, with respect to a Company Party, other than the Transaction, any offer, proposal, expression or indication of interest, inquiry or request for discussions, negotiations or non-public information (whether written or oral, whether or not subject to due diligence or other conditions, and whether or not made to that Company Party or its securityholders) from any Person or group of Persons “acting jointly or in concert” (within the meaning of National Instrument 62-104 Take-Over Bids and Issuer Bids) (other than Globa Terra, Pubco, AmalSub or any of their Affiliates) that constitutes, or would reasonably be expected to lead to, in a single transaction or a series of related transactions:

(a)	any direct or indirect sale, disposition, acquisition, purchase, transfer, lease, licence or joint venture of assets (including shares or other interests of Subsidiaries) representing 20% or more of the consolidated assets of, or contributing 20% or more of the consolidated revenue of, that Company Party and its Subsidiaries, taken as a whole;

(b)	any direct or indirect sale, issuance or acquisition of voting or equity securities of that Company Party or any of its Subsidiaries (including securities convertible into or exercisable or exchangeable for such securities) that, when taken together with the securities held by the proposed acquiror and any Person acting jointly or in concert with it (assuming the conversion or exercise of any such convertible securities), would represent 20% or more of any class of voting or equity securities of that Company Party or such Subsidiary;

(c)	any take-over bid, issuer bid, tender offer or exchange offer that, if consummated, would result in any Person or group of Persons beneficially owning or exercising control or direction over 20% or more of any class of voting or equity securities of that Company Party;

(d)	any plan of arrangement, merger, amalgamation, consolidation, share exchange, business combination, reverse take-over, qualifying transaction, reorganization, recapitalization, spin-off, liquidation, dissolution or winding-up involving that Company Party or any of its material Subsidiaries;

(e)	any other similar transaction or series of transactions involving that Company Party or any of its material Subsidiaries, including any business combination with a special purpose acquisition company or other blank check company other than Globa Terra;

(f)	any other transaction that would, or would reasonably be expected to, materially impede, interfere with, delay or prevent the completion of the Transaction; or

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(g)	any intention to do any of the foregoing, or any modification or proposed modification of any such offer or proposal.

“Affiliate” has the meaning given in National Instrument 45-106 - Prospectus Exemptions, and, in respect of Globa Terra before the Effective Time, includes the Sponsor.

“Agreement” means this business combination agreement, including the Schedules and the Disclosure Letters, as amended, supplemented or restated in accordance with its terms.

“AmalSub” has the meaning given in the Recitals.

“AmalSub Shares” means the common shares in the capital of AmalSub.

“Amalco” means the corporation continuing from the Amalgamation, which will have the name “Nature’s Ledger” or such other name as Globa Terra and Nature’s Ledger may agree.

“Amalgamation” means the amalgamation of Nature’s Ledger, BCCo and AmalSub under the ABCA, carried out as part of the Arrangement in accordance with the Plan of Arrangement.

“Arrangement” means the arrangement under section 193 of the ABCA, on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations to it made in accordance with this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of Globa Terra, Nature’s Ledger and BCCo, each acting reasonably.

“Arrangement Resolutions” means the NL Arrangement Resolution and the BCCo Arrangement Resolution, each substantially in the form of Schedule B.

“Articles of Arrangement” means the articles of arrangement of Pubco, Nature’s Ledger, BCCo and AmalSub in respect of the Arrangement required by subsection 193(4.1) of the ABCA to be sent to and filed with the Registrar after the Final Order is made, which shall include the Plan of Arrangement and otherwise be in form and content satisfactory to Globa Terra, Nature’s Ledger and BCCo, each acting reasonably.

“BCBCA” means the Business Corporations Act (British Columbia), S.B.C. 2002, c. 57.

“BCCo Arrangement Resolution” means the special resolution of the BCCo Shareholders approving the Arrangement, by way of BCCo Written Resolution or if applicable, to be considered at the BCCo Meeting, substantially in the form of Schedule B.

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“BCCo Board” means the board of directors of BCCo.

“BCCo Circular” means the notice of BCCo Written Resolution or, if applicable, the notice of the BCCo Meeting and the management information circular of BCCo for the BCCo Meeting, including all schedules, appendices and exhibits, and all amendments and supplements, to be sent to BCCo Shareholders and others as required by the Interim Order and applicable Law.

“BCCo Continuance” means the continuation of BCCo out of the Province of British Columbia under section 308 of the BCBCA and its continuance as a corporation under section 188 of the ABCA, in accordance with Section 2.2.

“BCCo Continuance Dissent Rights” means the rights of dissent of registered BCCo Shareholders in respect of the BCCo Continuance Resolution under section 309 and Division 2 of Part 8 of the BCBCA.

“BCCo Continuance Resolution” means the special resolution of the BCCo Shareholders under subsection 308(2) of the BCBCA authorizing the BCCo Continuance, by way of BCCo Written Resolution or, if applicable, to be considered at the BCCo Meeting, in form and substance satisfactory to Globa Terra and Nature’s Ledger, each acting reasonably.

“BCCo Disclosure Letter” means the disclosure letter to be delivered by BCCo to Globa Terra in accordance with Section 6.20, as updated (if applicable) as of the Closing Date.

“BCCo Meeting” means the special meeting of BCCo Shareholders (which may be held together with BCCo’s annual general meeting), including any adjournment or postponement permitted by this Agreement, to be called and held under the Interim Order to consider the BCCo Arrangement Resolution.

“BCCo Principal Shareholders” means each of 1261648 B.C. Ltd., Hickson Capital Corp., B. Keast, as trustee of The 2020 B Keast Investment Trust, R. Keast, as trustee of The 2020 R Keast Investment Trust, and Stephen Sandusky, as trustee of The 2020 Sandusky Investment Trust, and each other holder of 5% or more of the outstanding BCCo Shares.

“BCCo Public Disclosure Record” means all documents filed by or on behalf of BCCo on SEDAR+ since incorporation and before the date of this Agreement.

“BCCo Shareholder Approval” means the approval of the BCCo Arrangement Resolution by way of the BCCo Written Resolution or, if applicable,

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(a)	at least two-thirds of the votes cast by BCCo Shareholders present in person or represented by proxy at the BCCo Meeting; and

(b)	if required under MI 61-101, a simple majority of the votes cast by BCCo Shareholders present in person or represented by proxy at the BCCo Meeting, excluding the votes required to be excluded under Part 8 of MI 61-101.

“BCCo Shareholders” means the holders of BCCo Shares.

“BCCo Shares” means the common shares in the capital of BCCo.

“BCCo Written Resolution” means a written resolution of the BCCo Shareholders approving the BCCo Arrangement Resolution and BCCo Continuance Resolution.

“Beneficial Owner” has the meaning set forth in Rule 13d-3 under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owning” and “Beneficial Ownership” shall have the correlative meanings.

“Business” means the business of Nature’s Ledger and its Subsidiaries as carried on at the date of this Agreement, including the origination, development, verification, aggregation, registration, marketing and sale of carbon credits and other Environmental Attributes, and related advisory, measurement, reporting and verification services, merchant banking and project finance, and the registry, tokenization and digital asset marketplace activities (including Pure Sky and NLX) described in the investor presentation of Nature’s Ledger dated October 29, 2026.

“Business Combination” has the meaning given in the Globa Terra Articles.

“Business Day” means any day other than a Saturday, Sunday or a day on which chartered banks in Calgary, Alberta or Regina, Saskatchewan, or commercial banks in New York, New York or the Cayman Islands, are authorized or required by Law to be closed.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Cayman Registrar” means the Registrar of Companies of the Cayman Islands.

“Canadian Securities Laws” means the Securities Act (Alberta) and the equivalent legislation of each other province and territory of Canada, and the rules, regulations, instruments, orders and published policies made under them.

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“Certificate of Arrangement” means the certificate or other proof of filing issued by the Registrar under subsection 193(11) of the ABCA for the Articles of Arrangement.

“Change of Control” means any of the following transactions or series of transactions occurring following the Closing: (a) any Person or Group (other than Pubco or any of its Subsidiaries) becomes the Beneficial Owner or otherwise acquires control, directly or indirectly, of equity securities of Pubco, one or more Subsidiaries of Pubco holding assets constituting, individually or in the aggregate, more than 50% of the consolidated assets of Pubco and its Subsidiaries or any direct or indirect parent of any of the foregoing (each a “Pubco Entity”) representing more than 50% of the total voting power of the equity securities of a Pubco Entity (or, if such Pubco Entity does not have voting equity securities, more than 50% of the ownership interest representing the right to make decisions for such Pubco Entity); (b) the acquisition by any Person or Group in any manner of the ability to elect, or to control the election, of a majority of the members of the board of directors (or similar governing body) of any Pubco Entity; (c) any merger, amalgamation, consolidation, share exchange, business combination, arrangement or other transaction involving any Pubco Entity that results in the ultimate Beneficial Owners of such Pubco Entity’s Equity Securities immediately prior to the consummation of such transaction ceasing to Beneficially Own equity securities representing more than 50% of the total voting power of the equity securities of such Pubco Entity (or any surviving entity in such transaction or the ultimate parent thereof) following the consummation of such transaction; (d) any Pubco Entity sells, assigns, leases, licenses or transfers more than 50% of the consolidated assets of Pubco and its Subsidiaries (based on the fair market value thereof as determined in good faith by the Pubco Board); or (e) the sale, assignment, transfer or other disposition (whether by sale of assets or equity securities, merger, amalgamation, consolidation, share exchange, business combination, arrangement or otherwise) of one or more Subsidiaries of Pubco if more than 50% of the consolidated assets of Pubco and its Subsidiaries (based on the fair market value thereof as determined in good faith by the Pubco Board) are held by such Subsidiaries, except where such sale, assignment, transfer or other disposition is to a wholly-owned subsidiary of Pubco.

“Closing” means the completion of the Transaction on the Closing Date in accordance with Section 2.13.

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“Closing Date” means the date on which the Closing takes place, which shall be the Effective Date.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Combination Period” means the period within which Globa Terra must complete its initial Business Combination under the Globa Terra Articles, as that period may be extended by an amendment to the Globa Terra Articles, with Public Shareholders given the right to redeem their Public Shares in connection therewith.

“Company Parties” means Nature’s Ledger and, from and after the time BCCo becomes a party to this Agreement by executing and delivering the Joinder Agreement in accordance with Section 1.8, BCCo, and “Company Party” means either of them.

“Company Material Adverse Effect” means, with respect to a Company Party, any change, event, occurrence, effect, state of facts or circumstance (each, an “Effect”) that, individually or together with all other Effects,

(a)	is or would reasonably be expected to be material and adverse to the business, assets, liabilities, results of operations or financial condition of that Company Party and its Subsidiaries, taken as a whole, or

(b)	prevents or materially impedes or delays the ability of that Company Party to complete the Transaction;

provided that no Effect resulting from any of the following shall be taken into account:

(i)	general economic, political, financial, credit or capital market conditions in Canada, the United States or globally;

(ii)	conditions generally affecting the voluntary or compliance carbon markets or the industries in which that Company Party operates, including changes in the prices of carbon credits or Environmental Attributes generally;

(iii)	any change in Law, IFRS or U.S. GAAP after the date of this Agreement;

(iv)	acts of war, hostilities, terrorism, pandemics, epidemics, natural disasters or acts of God;

(v)	the announcement or pendency of this Agreement or the Transaction or the identity of the other Parties;

(vi)	any action taken (or not taken) at the written request of, or with the written consent of, Globa Terra, or that is required by this Agreement; or

(vii)	any failure by that Company Party to meet any projection or forecast (but not the underlying causes of such failure)

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except, in the case of clauses (i) to (iv), to the extent that such Effect has a disproportionate effect on that Company Party and its Subsidiaries, taken as a whole, compared to other participants in the industries in which they operate.

“Company Support Agreements” means the support and voting agreements between Globa Terra and (i) each of the directors and senior officers of Nature’s Ledger, (ii) the NL Principal Shareholders and, upon and from the time BCCo becomes a party to this Agreement, the BCCo Principal Shareholders, substantially in the form of Exhibit 2.

“Competition Act” means the Competition Act, R.S.C. 1985, c. C-34.

“Confidentiality Agreement” means the non-disclosure agreement between Globa Terra and Nature’s Ledger dated July 24, 2025.

“Consideration Securities” means the Pubco Common Shares and Replacement Warrants to be issued under the Arrangement to securityholders of Nature’s Ledger (including the PIPE Investors) and BCCo.

“Continuance” means the continuation of Pubco out of the Cayman Islands under Part XII of the Cayman Companies Act and its continuance as a corporation under section 188 of the ABCA, in accordance with Section 2.2.

“Continued Pubco Articles” means the articles of continuance and by-laws of Pubco that will take effect on the Continuance, in form and substance reasonably acceptable to Globa Terra and Nature’s Ledger.

“Contract” means any agreement, contract, licence, lease, commitment, indenture, note, bond, instrument, purchase order, offtake agreement, emissions reduction purchase agreement or other legally binding arrangement, whether written or oral.

“Court” means the Court of King’s Bench of Alberta.

“Depositary” means Odyssey Transfer and Trust Company or such other trust company, bank or financial institution as Globa Terra and Nature’s Ledger may agree to act as depositary for the Arrangement.

“Disclosure Letters” means the NL Disclosure Letter, the BCCo Disclosure Letter and the Globa Terra Disclosure Letter.

“Dissent Rights” means the rights of dissent granted to registered holders of NL Shares and BCCo Shares in respect of the Arrangement pursuant to the Interim Order and the Plan of Arrangement.

“Dissenting Holder” has the meaning given in the Plan of Arrangement.

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“Earnout Holders” means the Persons who, immediately before the Amalgamation, are the holders of the NL Class A Shares (including the NL Class A Shares issued on the conversion of the PIPE Securities under Section 3.1.2 of the Plan of Arrangement) and the NL Class G Preferred Shares exchanged under Section 3.1.4 of the Plan of Arrangement (other than Dissent Shares, as defined in the Plan of Arrangement), and any Person to whom the right of any of them to receive Earnout Shares passes by operation of law.

“Earnout Pro Rata Share” means, for each Earnout Holder, a percentage as set forth on the Allocation Schedule.

“Effective Date” means the date shown on the Certificate of Arrangement.

“Effective Time” means 12:01 a.m. (Calgary time) on the Effective Date, or such other time on the Effective Date as Globa Terra, Nature’s Ledger and BCCo agree in writing before the Effective Date.

“Environmental Attributes” means all carbon credits, carbon offsets, verified or certified emission reductions or removals, renewable energy credits, biodiversity or nature credits and any similar environmental attributes, benefits or instruments, whether issued, pending issuance or contracted, and whether in the compliance or voluntary market, including those issued under or registered with Verra, Gold Standard, the American Carbon Registry, Climate Action Reserve, Puro.earth, PureSky, the Alberta Emission Offset System or any other registry or program.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC under it.

“Exchange Ratios” means the NL Exchange Ratio and the BCCo Exchange Ratio, each as defined in the Plan of Arrangement.

“Fairness Opinions” means the opinions to be obtained by the NL Board (if required), the BCCo Board (if required) and of the Globa Terra Board to the effect that, as of the date of the opinion and subject to the assumptions, limitations and qualifications in it, the consideration to be received under the Arrangement is fair, from a financial point of view, to the relevant securityholders.

“Final Order” means the final order of the Court under subsection 193(4) of the ABCA, in form and substance acceptable to Globa Terra, Nature’s Ledger and BCCo, each acting reasonably, approving the Arrangement, as that order may be amended by the Court (with the consent of Globa Terra, Nature’s Ledger and BCCo, each acting reasonably) at any time before the Effective Time or, if appealed, then, unless the appeal is withdrawn or denied, as affirmed or as amended on appeal (provided that any such amendment is acceptable to Globa Terra, Nature’s Ledger and BCCo, each acting reasonably).

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“Founder Shares” means the 5,833,183 Class B ordinary shares of Globa Terra held by the Sponsor and others, and any Globa Terra Class A Shares issued on their conversion.

“Globa Terra Articles” means the amended and restated memorandum and articles of association of Globa Terra in effect at the date of this Agreement.

“Globa Terra Articles Amendment” means an amendment to the Globa Terra Articles providing for the consummation of the Redemptions, including the payment of the SPAC Share Redemption Price for all the Redemptions, following the Globa Terra Shareholder Approval, but prior to the SPAC Merger, in form and substance reasonably acceptable to the Globa Terra and Nature’s Ledger.

“Globa Terra Board” means the board of directors of Globa Terra.

“Globa Terra Class A Shares” means the Class A ordinary shares, par value US$0.0001 each, in the capital of Globa Terra before the SPAC Merger, including the Restricted Class A Shares.

“Globa Terra Class B Shares” means the Class B ordinary shares, par value US$0.0001 each, in the capital of Globa Terra before the SPAC Merger.

“Globa Terra Disclosure Letter” means the disclosure letter to be delivered by Globa Terra to the Company Parties in accordance with Section 6.20, as updated (if applicable) as of the Closing Date.

“Globa Terra Material Adverse Effect” means any Effect that, individually or together with all other Effects, prevents or materially impedes or delays the ability of Globa Terra, Pubco or AmalSub to complete the Transaction or perform its obligations under this Agreement; provided that the Redemptions, and any Effect resulting from the matters described in clauses (i) to (vi) of the definition of Company Material Adverse Effect (read with the necessary changes), shall not be taken into account.

“Globa Terra Proposals” means the resolutions of the Globa Terra Shareholders described in Schedule C, and “Required Globa Terra Proposals” means the Globa Terra Proposals identified as required in Schedule C.

“Globa Terra Rights” means the rights of Globa Terra, each entitling the holder to receive one-tenth of one Globa Terra Class A Share on completion of Globa Terra’s initial Business Combination, issued under the Rights Agreement, including those forming part of the public units and the Private Placement Units.

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“Globa Terra SEC Reports” means all forms, reports, schedules, registration statements, proxy statements and other documents filed or furnished by Globa Terra with or to the SEC since its incorporation, including all exhibits and amendments.

“Globa Terra Shareholder Approval” means the approval of each Required Globa Terra Proposal by the vote of the Globa Terra Shareholders (or, where the Globa Terra Articles so require, the holders of the Globa Terra Class B Shares voting as a class) required under the Globa Terra Articles, the Cayman Companies Act and Nasdaq rules, at the Globa Terra Meeting.

“Globa Terra Meeting” means the extraordinary general meeting of Globa Terra Shareholders, including any adjournment or postponement of it permitted by this Agreement, to be called and held to consider the Globa Terra Proposals.

“Globa Terra Shareholders” means the holders of Globa Terra Class A Shares and Globa Terra Class B Shares.

“Globa Terra Warrants” means the redeemable warrants of Globa Terra, each whole warrant exercisable for one Globa Terra Class A Share at an exercise price of US$11.50, subject to adjustment, issued under the Warrant Agreement, including those forming part of the public units and the Private Placement Units.

“Governmental Authority” means any

(a)	multinational, federal, provincial, territorial, state, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign;

(b)	securities commission or other regulatory authority, including the SEC and the Securities Authorities;

(c)	stock exchange, including Nasdaq;

(d)	Indigenous governing body exercising statutory or treaty authority; and

(e)	carbon registry or crediting program administrator acting in a regulatory capacity.

“Group” means a “group” of Persons as defined in Section 13(d) of the Exchange Act.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board, as incorporated in Part I of the CPA Canada Handbook - Accounting.

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“Incentive Plan” means the omnibus equity incentive plan of Pubco to take effect at the Effective Time, in form and substance reasonably acceptable to Globa Terra and Nature’s Ledger, providing for an initial reserve of 15% of the Pubco Common Shares outstanding immediately after the Effective Time, with no “evergreen” or automatic annual increase, and inclusive of any Pubco Common Shares issued as director compensation or to advisors.

“Interim Order” means the interim order of the Court under subsection 193(4) of the ABCA, in form and substance acceptable to Globa Terra, Nature’s Ledger and BCCo, each acting reasonably, containing declarations and directions with respect to the Arrangement and providing for, among other things, the calling and holding of the BCCo Meeting (and, if applicable, the NL Meeting), as that order may be affirmed, amended, modified, supplemented or varied by the Court at any time before the Final Order with the consent of Globa Terra, Nature’s Ledger and BCCo, each acting reasonably.

“Investment Canada Act” means the Investment Canada Act, R.S.C. 1985, c. 28 (1st Supp.), as amended.

“Joinder” means a joinder agreement substantially in the form of Schedule D.

“Knowledge” or “knowledge” means

(a)	for Nature’s Ledger, the actual knowledge of Marty Seymour and Jacelyn Case;

(b)	for BCCo, the actual knowledge of Patrick McBride; and

(c)	for Globa Terra, the actual knowledge of Agustin Tristan Aldave and Katherine Chiles;

in each case after reasonable inquiry of those individuals’ direct reports and of the records of the relevant Party.

“Law” means any law, statute, regulation, rule, by-law, ordinance, code, Order, treaty, policy, instrument, notice, direction or requirement of any Governmental Authority having the force of law, and the terms and conditions of any Permit, and includes the rules and policies of Nasdaq.

“Lien” means any mortgage, charge, pledge, hypothec, security interest, lien, encumbrance, adverse claim, option, right of first refusal, easement or other restriction or third-party right of any kind, including any registration under personal property security legislation.

“Lock-Up Agreements” means the lock-up agreements, in form and substance reasonably acceptable to Globa Terra and Nature’s Ledger, entered into by

(a)	the Sponsor and the directors and officers of Globa Terra;

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(b)	the founding shareholders, directors, officers and holders of 5% or more of the NL Shares of Nature’s Ledger; and

(c)	the directors, officers and insiders of BCCo;

under which those Persons agree not to transfer the Pubco Common Shares they receive or hold at the Effective Time, excluding Lock-Up Excluded Shares, for 12 months after the Closing Date (or, with respect to the Sponsor and the directors and officers of Globa Terra, such other shorter periods as provided in the letter agreement the letter agreement entered into at the time of Globa Terra’s initial public offering), subject to the release schedule and permitted transfers set out in those lock-up agreements.

“Lock-Up Excluded Shares” means (i) 340,000 Pubco Common Shares held by the directors of Globa Terra as of the date of this Agreement and received by them as compensation for services (and Globa Terra shall cause the letter agreement entered into at the time of its initial public offering to be amended or waived at the Closing to the extent necessary to give effect to such exclusion), and (ii) 340,000 Pubco Common Shares held by the Persons listed in clause (b) of the definition of “Lock-Up Agreements.”

“Measurement Period” means the period starting on the Closing Date and ending on the fifth anniversary of the Closing Date.

“MI 61-101” means Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions.

“Nasdaq” means The Nasdaq Stock Market LLC, including The Nasdaq Capital Market or such other tier on which the Pubco Common Shares are to be listed.

“NL Arrangement Resolution” means the special resolution of the NL Shareholders approving the Arrangement, substantially in the form of Schedule B, to be passed by the NL Written Resolution or, if applicable, at the NL Meeting.

“NL Board” means the board of directors of Nature’s Ledger.

“NL Class A Shares” means the Class A common shares in the capital of Nature’s Ledger.

“NL Class G Preferred Shares” means the Class G preferred shares in the capital of Nature’s Ledger.

“NL Disclosure Letter” means the disclosure letter to be delivered by Nature’s Ledger to Globa Terra in accordance with Section 6.20, as updated (if applicable) as of the Closing Date.

“NL Financial Statements” has the meaning given in Section 4.7.

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“NL Meeting” means, if the NL Written Resolution is not obtained within the time required by Section 3.5, the special meeting of NL Shareholders to be called and held under the Interim Order to consider the NL Arrangement Resolution.

“NL Principal Shareholders” means MSI Seymour, Regenera, Vintage Holdings and each other holder of 5% or more of the outstanding NL Shares.

“NL Shareholder Approval” means the approval of the NL Arrangement Resolution

(a)	by the NL Written Resolution; or

(b)	at the NL Meeting, by at least two-thirds of the votes cast by the holders of each class of NL Shares entitled to vote, voting separately as a class where the ABCA or the Interim Order so requires.

“NL Shareholders” means the holders of NL Shares.

“NL Shares” means the NL Class A Shares and the NL Class G Preferred Shares.

“NL Warrants” means the 2,502,500 warrants to purchase NL Class A Shares outstanding at the date of this Agreement, as described in the NL Disclosure Letter.

“NL Written Resolution” means a written resolution of the NL Shareholders approving the NL Arrangement Resolution, at least two-thirds of the votes cast by the holders of each class of NL Shares entitled to vote, voting separately as a class where the ABCA or the Interim Order so requires.

“Order” means any order, judgment, injunction, decree, ruling, award, decision or writ of any Governmental Authority.

“Ordinary Course” means, with respect to an action taken by a Person, that the action is consistent in nature, scope and magnitude with the past practices of that Person and is taken in the ordinary course of that Person’s normal day-to-day operations.

“Outside Date” means July 9, 2027, or such later date as Globa Terra, Nature’s Ledger and BCCo may agree in writing; provided that the Outside Date shall not be later than the last day of the Combination Period (as extended).

“Parties” means Globa Terra, Pubco (from the date it executes the Joinder), AmalSub (from the date it executes the Joinder), Nature’s Ledger and, from and after the time BCCo becomes a party to this Agreement by executing and delivering the Joinder Agreement in accordance with Section 1.8, BCCo, and “Party” means any of them.

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“PCAOB” means the Public Company Accounting Oversight Board (United States).

“PCAOB Financial Statements” has the meaning given in Section 3.9.

“Permits” means all licences, permits, certificates, consents, registrations, accreditations, validations, verifications, project listings, approvals and other authorizations issued by any Governmental Authority or carbon registry or crediting program.

“Person” includes any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unlimited liability company, trust, trustee, executor, administrator, legal representative, Governmental Authority or other entity, whether or not having legal status.

“Permitted Financing” means any equity or equity-linked financing (other than the PIPE Financing), non-redemption agreement or forward purchase agreement entered into by Globa Terra or Nature’s Ledger with the prior written consent of Globa Terra and Nature’s Ledger, to be completed at or before the Effective Time.

“PIPE Financing” means the private placement financing described in Section 2.4, for aggregate gross proceeds of approximately US$10,000,000.

“PIPE Investors” means the Persons who subscribe for PIPE Securities in the PIPE Financing.

“PIPE Securities” means the subscription receipts of Nature’s Ledger issued at a price of US$10.00 each, each of which will be exchanged for one Pubco Common Share immediately prior to the Effective Time under the PIPE Subscription Agreements.

“PIPE Subscription Agreements” means the subscription agreements entered into or to be entered into with the PIPE Investors, in form and substance reasonably acceptable to Globa Terra and Nature’s Ledger.

“Plan of Arrangement” means the plan of arrangement substantially in the form of Schedule A, as amended or varied in accordance with this Agreement, the Plan of Arrangement or at the direction of the Court in the Final Order (with the consent of Globa Terra, Nature’s Ledger and BCCo, each acting reasonably).

“Private Placement Units” means the 394,267 private placement units of Globa Terra issued to the Sponsor and the Private Placement Investor (as defined in the Globa Terra SEC Reports) at the closing of Globa Terra’s initial public offering.

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“Private Placement Investor” has the meaning given in the Globa Terra SEC Reports.

“Proxy Statement” means the proxy statement of Globa Terra on Schedule 14A under the Exchange Act (or, if an SEC Registration Statement is filed, the proxy statement/prospectus forming part of it) for the Globa Terra Meeting, including all amendments and supplements.

“Pubco” has the meaning given in the Recitals.

“Pubco Board” means the board of directors of Pubco.

“Pubco Common Shares” means (a) prior to the Continuance, the common shares in the capital of Pubco authorized under the SPAC Merger Pubco Articles and (b) from and after the Continuance, the common shares in the capital of Pubco authorized under the Continued Pubco Articles.

“Pubco EBITDA” means, for any measurement period, consolidated earnings before interest, taxes, depreciation, and amortization of Pubco, calculated in accordance with GAAP or IFRS applied consistently with Pubco’s audited financial statements, as derived from Pubco’s audited annual consolidated financial statements, with permitted add-backs limited to those to be reasonably agreed in writing by the Parties as soon as reasonably practicable following the date of this Agreement.

“Public Shares” means the Globa Terra Class A Shares forming part of the 17,499,550 units sold in Globa Terra’s initial public offering, and “Public Shareholders” means the holders of Public Shares.

“Redemption” means the redemption of Public Shares by a Public Shareholder in connection with the Globa Terra Meeting and the Transaction under the Globa Terra Articles (as amended by the Globa Terra Articles Amendment), and “Redemptions” has a corresponding meaning.

“Registrar” means the Registrar of Corporations appointed under the ABCA.

“Registration Rights Agreement” means the amended and restated registration rights agreement to be entered into at Closing among Pubco, the Sponsor and certain securityholders of the Company Parties, in form and substance reasonably acceptable to Globa Terra, the Sponsor and Nature’s Ledger, which shall provide, among other things, that (i) Pubco shall file a registration statement covering the resale of all Registrable Securities (including the Pubco Common Shares and Pubco Warrants issued in respect of the Founder Shares, the Private Placement Units, the Restricted Class A Shares and any Working Capital Loans, and all Pubco Common Shares held by current or former directors and officers of Globa Terra) within 30 days after the Closing Date and use reasonable best efforts to cause it to be declared effective within 90 days after the Closing Date (or 120 days if reviewed by the SEC) and to keep it effective until all such securities have been sold or may be sold without restriction under Rule 144, (ii) customary demand, piggyback and underwritten shelf takedown rights, and (iii) Pubco shall bear all registration expenses.

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“Regulatory Approvals” means the sanctions, rulings, consents, Orders, exemptions, Permits, clearances and other approvals (including the lapse, without objection, of a prescribed time under a Law that provides that a transaction may be implemented if a prescribed time lapses after a notice has been given) of Governmental Authorities listed in Schedule E.

“Required Board Approval” means, with respect to any applicable determination, certification or other matter required to be approved, (a) the good faith approval of such matter by a majority of the members of the Pubco Board after consultation with the audit committee of the Pubco Board; provided, that if a majority of the members of the Pubco Board are unable to agree on the approval of such matter within five (5) Business Days after the matter is first presented to the Board, then (b) such matter shall instead be determined and certified in a detailed written report prepared by a third-party outside consultant with relevant experience in the Business, which consultant shall be selected by the Pubco Board after consultation with the audit committee of the Pubco Board, with all fees, costs and expenses of such consultant to be borne by Pubco.

“Restricted Class A Shares” means the 788,534 Class A ordinary shares of Globa Terra sold in the private placements that closed at the same time as Globa Terra’s initial public offering, which vest only on the completion of Globa Terra’s initial Business Combination.

“Replacement Warrants” means the warrants to purchase Pubco Common Shares to be issued in exchange for NL Warrants under the Plan of Arrangement.

“Representatives” means, with respect to any Person, its Affiliates and its and their directors, officers, employees, agents, financial advisors, legal counsel, accountants and other representatives and advisors.

“Rights Agreement” means the rights agreement dated July 8, 2025 between Globa Terra and Odyssey Transfer and Trust Company, as rights agent.

“SEC” means the U.S. Securities and Exchange Commission.

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“SEC Filing” means the Proxy Statement and a registration statement on Form S-4 or Form F-4 (as applicable) filed by Pubco (or Globa Terra) registering, among other things, the Pubco securities to be issued to the holders of Globa Terra securities in the SPAC Merger and the Continuance (including as required by Rule 145a under the Securities Act), with the Company Parties or Amalco as co-registrants where required by Law (the “SEC Registration Statement”), including the Proxy Statement as part of it.

“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the Securities Act provided by section 3(a)(10) of the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, and the rules and regulations of the SEC under it.

“Securities Authorities” means the British Columbia Securities Commission, the Alberta Securities Commission and the other securities regulatory authorities of the provinces and territories of Canada in which BCCo is a reporting issuer, and the SEC.

“Securities Laws” means Canadian Securities Laws, the Securities Act, the Exchange Act, applicable U.S. state securities laws and the rules of Nasdaq.

“SEDAR+” means the System for Electronic Data Analysis and Retrieval + maintained by the Canadian Securities Administrators.

“SPAC Merger Effective Time” means the date when the Plan of SPAC Merger (and any other documents required by the Cayman Companies Act) (collectively, the “CRPM”) has been registered by the Cayman Registrar, or such later time as specified in the CRPM (except that such date or effective time shall not be a date later than the ninetieth day after the date of such registration in compliance with the Cayman Companies Act).

“Sponsor” means Globa Terra Management LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means the sponsor support agreement dated the date of this Agreement among Globa Terra, the Sponsor and the Company Parties, substantially in the form of Exhibit 1.

“Subsidiary” has the meaning given in National Instrument 45-106 - Prospectus Exemptions.

“Tax Act” means the Income Tax Act (Canada), R.S.C. 1985, c. 1 (5th Supp.).

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“Tax Returns” means all returns, reports, declarations, disclosures, elections, notices, forms, designations, schedules, attachments, filings, and statements (including any amendments or supplements thereto) filed or required to be filed in respect of Taxes (whether in tangible, electronic or other form).

“Taxes” means all taxes, duties, levies, imposts, assessments, fees, premiums and other charges imposed by any Governmental Authority, including those levied on, measured by, or described with respect to income, capital, profits, capital stock, real or personal property, health, employer health, gross receipts, sales, use, goods and services, harmonized sales, value added, transfer, land transfer, excise, carbon, withholding, payroll, employment, unemployment and property taxes, Canada Pension Plan contributions, employment insurance premiums and workers’ compensation premiums, together with all interest, penalties, fines, additions to tax or other and additions to them imposed by any Governmental Authority, and “Tax” has a corresponding meaning.

“Trading Day” means (a) for so long as the Pubco Common Shares are listed or admitted for trading on Nasdaq or any other national securities exchange, days on which such securities exchange is open for business; or (b) if the Pubco Common Shares are not listed or admitted to trading on any national securities exchange, days on which the Pubco Common Shares are traded regular way in the over-the- counter market and for which a closing bid and a closing asked price for the Pubco Common Shares are available.

“Transaction” means the Continuance, the BCCo Continuance, the PIPE Financing, the Arrangement (including the Amalgamation) and the other transactions contemplated by this Agreement and the other Transaction Documents.

“Transaction Documents” means this Agreement, the Joinder, the Sponsor Support Agreement, the Company Support Agreements, the Lock-Up Agreements, the Registration Rights Agreement, the PIPE Subscription Agreements and each other agreement, certificate and instrument delivered under any of them.

“Transaction Expenses” means all fees, costs and expenses incurred by or on behalf of a Party in connection with the negotiation, preparation and execution of the Transaction Documents and the completion of the Transaction, including the fees of legal counsel, accountants, auditors, financial advisors, placement agents, the Depositary, the transfer agent, printers and proxy solicitors, filing fees payable to Governmental Authorities, and, in the case of Globa Terra, any deferred underwriting or advisory fees, amounts owing under Working Capital Loans or the administrative services agreement with the Sponsor, and fees deferred by service providers until the completion of Globa Terra’s initial Business Combination.

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“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the regulations (including final, temporary, and proposed regulations) promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code.

“Trust Account” means the trust account established by Globa Terra under the Trust Agreement for the benefit of the Public Shareholders.

“Trust Agreement” means the investment management trust agreement dated July 8, 2025 between Globa Terra and Odyssey Transfer and Trust Company, as trustee.

“U.S. GAAP” means generally accepted accounting principles in the United States, consistently applied.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Pubco.

“Warrant Agreement” means the warrant agreement dated July 8, 2025 between Globa Terra and Odyssey Transfer and Trust Company, as warrant agent.

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“Working Capital Loans” means loans made to Globa Terra by the Sponsor, its Affiliates or Globa Terra’s officers or directors to finance Transaction Expenses and working capital, of which up to US$2,500,000 may be convertible into Private Placement Units at US$10.00 per unit.

1.2	Interpretation

In this Agreement, unless the context otherwise requires:

1.2.1	words importing the singular include the plural and vice versa, and words importing gender include all genders;

1.2.2	the division of this Agreement into Articles, Sections and other subdivisions, and the insertion of headings and a table of contents, are for convenience only and do not affect its interpretation;

1.2.3	references to an Article, Section or Schedule are to an article, section or schedule of this Agreement;

1.2.4	the words “include”, “includes” and “including” mean “include (or includes or including) without limitation”, and the words “hereof”, “herein” and “hereunder” refer to this Agreement as a whole;

1.2.5	a reference to a statute includes all regulations made under it, and is a reference to that statute and those regulations as amended, re-enacted or replaced from time to time;

1.2.6	a reference to a Contract or instrument is to that Contract or instrument as amended, supplemented or restated in accordance with its terms and, where applicable, this Agreement;

1.2.7	where a period is calculated from or after a specified day, it excludes that day and, if the last day of the period is not a Business Day, ends on the next Business Day; and where an action must be taken on or by a day that is not a Business Day, it may be taken on or by the next Business Day;

1.2.8	references to time are to local time in Calgary, Alberta, unless otherwise stated; and

1.2.9	any reference to a Person “acting reasonably” or to consent “not to be unreasonably withheld” means that consent shall not be unreasonably withheld, conditioned or delayed.

1.3	Currency

Unless otherwise stated, all references to “$”, “US$” or “dollars” are to United States dollars and all references to “C$” are to Canadian dollars. Any amount to be converted between those currencies for the purposes of this Agreement shall be converted at the daily average exchange rate published by the Bank of Canada on the Business Day before the relevant determination.

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1.4	Accounting Terms

Unless otherwise stated, all accounting terms not specifically defined in this Agreement shall be interpreted in accordance with IFRS as applied by the relevant Company Party or, in the case of Globa Terra and in respect of the PCAOB Financial Statements (if required), U.S. GAAP.

1.5	Disclosure Letters

The Disclosure Letters form part of this Agreement. The Disclosure Letters may be delivered after the date of this Agreement in accordance with Section 6.20 and, once delivered, shall qualify the representations and warranties of the Company Parties in Article 4 and of Globa Terra, Pubco and AmalSub in Article 5, as applicable, as if delivered on the date of this Agreement. Notwithstanding the foregoing, no Disclosure Letter delivered after the date of this Agreement (and no update to any Disclosure Letter) shall cure any inaccuracy in any representation or warranty for purposes of Article 7 or Section 8.2, or limit the Diligence Out Right. Disclosure of any matter in any section of a Disclosure Letter shall be deemed to be disclosure for all other representations and warranties to which the relevance of that matter is reasonably apparent on the face of the disclosure. The inclusion of any matter in a Disclosure Letter is not an admission that the matter is material or outside the Ordinary Course.

1.6	Schedules

The following Schedules form part of this Agreement:

-	Schedule A - Plan of Arrangement;

-	Schedule B - Form of Arrangement Resolutions;

-	Schedule C - Globa Terra Proposals;

-	Schedule D - Form of Joinder Agreement; and

-	Schedule E - Regulatory Approvals and Required Consents.

1.7	Several Obligations of the Company Parties

Except where this Agreement expressly provides otherwise, the representations, warranties, covenants and obligations of Nature’s Ledger and of BCCo are several, and not joint or joint and several, and each Company Party gives its representations and warranties only in respect of itself and its Subsidiaries. No Company Party is liable for any breach by the other Company Party.

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1.8	Separate Execution and Effectiveness; Subsequent Joinder

Notwithstanding anything to the contrary in this Agreement, this Agreement shall become effective and binding upon Globa Terra and Nature’s Ledger upon execution and delivery hereof by such Parties, irrespective of whether BCCo has executed and delivered this Agreement. The failure of BCCo to execute and deliver this Agreement shall not affect the validity, effectiveness or enforceability of this Agreement as between Globa Terra and Nature’s Ledger or their respective rights and obligations hereunder, and shall not, in and of itself, constitute a breach of this Agreement, result in the failure of any condition hereunder or give rise to any right of termination of this Agreement.

BCCo may subsequently become a Party to this Agreement by executing and delivering the Joinder, whereupon BCCo shall be bound by this Agreement without requiring any further action, consent or execution by any other Party.

For purposes of this Agreement, the date of this Agreement with respect to each Party shall be the date on which such Party executes and delivers this Agreement or the Joinder, as applicable, and all references herein to the “date of this Agreement” or the “date hereof” shall, with respect to such Party, be deemed to refer to such date, including for purposes of the delivery of its Disclosure Letter, unless the context otherwise requires.

2.	THE TRANSACTION

2.1	Transaction Steps

Subject to the terms and conditions of this Agreement, the Parties shall carry out the Transaction in the following sequence, each step to be completed in the order set out below and, where so stated, at the time specified:

2.1.1	Step 1 – BCCo Continuance: after the BCCo Continuance Resolution has been approved and the authorization of the registrar under section 308 of the BCBCA has been obtained, BCCo shall complete the BCCo Continuance in accordance with Section 2.2, before the hearing of the application for the Final Order (or at such later time before the Continuance as the Parties agree, acting reasonably);

2.1.2	Step 2 – PIPE Financing: Nature’s Ledger (or, if the Parties so elect under Section 2.4, Globa Terra) shall complete the PIPE Financing, with the proceeds held in escrow in accordance with the terms of the subscription receipt agreement governing the PIPE Securities;

2.1.3	Step 3 – AmalSub: Globa Terra shall incorporate AmalSub and cause it to execute the Joinder in accordance with Section 2.3;

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2.1.4	Step 4 – Pubco: Globa Terra shall incorporate Pubco and cause it to execute the Joinder in accordance with Section 2.3;

2.1.5	Step 5 – SPAC Share Redemption: after the Globa Terra Shareholder Approval has been obtained and the other conditions in Article 7 (other than those that by their nature can only be satisfied at the Effective Time) have been satisfied or waived, but prior to the SPAC Merger, pursuant to the Globa Terra Articles (as amended by the Globa Terra Articles Amendment), each Public Share issued and outstanding with respect to which a Public Shareholder has validly elected to effect a Redemption (each, a “SPAC Redemption Share”) shall be redeemed, and the holder thereof shall only be entitled to receive from Globa Terra in respect of such SPAC Redemption Share an amount in cash in accordance with the Globa Terra Articles (as amended by the Globa Terra Articles Amendment) (the “SPAC Share Redemption Price”) and such SPAC Redemption Share shall no longer be outstanding, shall automatically be cancelled, and each holder of SPAC Redemption Share shall thereafter cease to have any rights with respect to such SPAC Redemption Share, except the right to receive the SPAC Share Redemption Price, and Globa Terra shall make such cash payments as promptly as reasonably practicable in accordance with the Globa Terra Articles (as amended by the Globa Terra Articles Amendment);

2.1.6	Step 6 – SPAC Merger: subject to the terms and conditions of this Agreement, Globa Terra shall merge with and into Pubco, the separate corporate existence of Globa Terra shall cease and Pubco shall continue as the surviving company. At the SPAC Merger Effective Time, the memorandum and articles of association of Pubco shall be amended and restated in the form annexed to the Plan of SPAC Merger, in form and substance reasonably acceptable to Globa Terra and Nature’s Ledger (the “SPAC Merger Pubco Articles”). Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all the rights, property of every description including choses in action, and the business, undertaking, goodwill, benefits, immunities and privileges of Globa Terra and Pubco shall vest in Pubco as the surviving company, and Pubco shall be liable for and subject, in the same manner as Globa Terra, to all mortgages, charges or security interests and all Contracts, obligations, claims, debts and liabilities of Globa Terra (including all rights and obligations with respect to the Trust Account), which shall include the assumption by Pubco of any and all agreements, covenants, duties and obligations of Globa Terra set forth in this Agreement to be performed after the SPAC Merger Effective Time, and Globa Terra shall be struck off the Register of Companies of the Cayman Islands, all as provided under section 236 and the other applicable provisions of the Cayman Companies Act.

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2.1.6.1	In accordance with the Globa Terra Articles and the Sponsor Support Agreement, each Globa Terra Class B Share that is issued and outstanding immediately prior to the SPAC Merger Effective Time (other than any Cancelled SPAC Shares) shall convert at such time, immediately prior to the SPAC Merger, into one Globa Terra Class A Share and each outstanding unit of Globa Terra shall be separated into its component securities consisting of one Globa Terra Class A Share, three-fourths of one Globa Terra Warrant and one Globa Terra Right.

2.1.6.2	Pursuant to the SPAC Merger and without any action on the part of any Party or the holders of any of the following securities:

(i)	at the SPAC Merger Effective Time, by virtue of the SPAC Merger and without any action on the part of the Globa Terra, Pubco or any holder thereof, and immediately following the Globa Terra Class B Share conversion and the separation of each unit in accordance with Section 2.1.6.1, each Globa Terra Class A Share that is issued and outstanding immediately prior to the SPAC Merger Effective Time (other than any SPAC Redemption Shares validly redeemed in connection with the SPAC Share Redemption in accordance with the Globa Terra Articles (as amended by the Globa Terra Articles Amendment) and any Cancelled SPAC Shares and any SPAC Dissenting Shares) shall automatically be cancelled and shall cease to exist in exchange for one validly issued, fully paid and nonassessable Pubco Common Share;

(ii)	at the SPAC Merger Effective Time, notwithstanding clause (i) above or any other provision of this Agreement to the contrary, any share capital of Globa Terra owned by Globa Terra as treasury shares immediately prior to the SPAC Merger Effective Time, and any share capital of Globa Terra owned by Pubco immediately prior to the SPAC Merger Effective Time (“Cancelled SPAC Shares”) shall be canceled and shall cease to exist without any conversion thereof or payment therefor;

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(iii)	at the SPAC Merger Effective Time and immediately following the separation of each unit in accordance with Section 2.1.6.1 and the exchange of the Globa Terra shares in accordance with clause (i) above, each Globa Terra Warrant that remains outstanding and unexercised immediately prior to the SPAC Merger Effective Time shall automatically be converted into a warrant to purchase a number of Pubco Common Shares (the “Pubco Warrants”) determined in accordance with the terms of such Globa Terra Warrant and the Warrant Agreement, and the holder thereof shall cease to have any other rights in and to Globa Terra with respect to such Globa Terra Warrant;

(iv)	at the SPAC Merger Effective Time and immediately following the separation of each unit in accordance with Section 2.1.6.1 and the exchange of the Globa Terra shares in accordance with clause (i) above, each Globa Terra Right that remains outstanding and unconverted immediately prior to the SPAC Merger Effective Time shall become a right to receive a number of Pubco Common Shares determined in accordance with the terms of such Globa Terra Right and the Rights Agreement, and the holder thereof shall cease to have any other rights in and to Globa Terra with respect to such Globa Terra Right;

(v)	Globa Terra, being the holder of one Pubco Common Share shall surrender such share to Pubco for no consideration and Pubco shall immediately cancel and retire such share which shall cease to exist.

2.1.7	Step 7 – Pubco Continuance: following the SPAC Merger, Pubco shall complete the Continuance in accordance with Section 2.2, effective on the Business Day before the Effective Date (or at such other time before the Effective Time as the Parties agree, which shall be at least one day prior to the Effective Date);

2.1.8	Step 8 – Arrangement: at the Effective Time, the Arrangement (including the Amalgamation) shall take effect under the Plan of Arrangement, as a result of which Amalco will be a wholly-owned subsidiary of Pubco and the former securityholders of Nature’s Ledger (including the PIPE Investors) and BCCo will hold Consideration Securities; and

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2.1.9	Step 9 – Listing: the Pubco Common Shares (including the Consideration Securities) and the Pubco Warrants shall be listed on Nasdaq in accordance with Section 6.13.

2.2	Continuance of Pubco and BCCo

2.2.1	Subject to obtaining the Globa Terra Shareholder Approval (including the approval of the Continuance by the holders of the Globa Terra Class B Shares, as the Globa Terra Articles require for a transfer by way of continuation before the initial Business Combination), at least one day prior to the Effective Date, Pubco shall:

2.2.1.1	apply to the Cayman Registrar for deregistration as an exempted company under Part XII of the Cayman Companies Act, and deliver all declarations, declarations of solvency, undertakings, notices to secured creditors (if any) and fees required for that purpose;

2.2.1.2	send articles of continuance, in the form of the Continued Pubco Articles, and the other documents required by section 188 of the ABCA to the Registrar, together with the authorization of the Cayman Islands required by that section;

2.2.1.3	take all other actions necessary to ensure that, on the Continuance, Pubco becomes a corporation governed by the ABCA; and

2.2.1.4	concurrently with and as part of the Continuance, adopt and file with the Registrar the Continued Pubco Articles;

2.2.2	Pubco shall not complete the Continuance unless all conditions in Article 7 (other than those that by their nature can only be satisfied at the Effective Time, and the condition in Section 7.1.5) have been satisfied or waived, and the Parties are satisfied, acting reasonably, that the Effective Time will occur no later than one Business Day after the Continuance (or at such other time before the Effective Time as the Parties agree, which shall be at least one day prior to the Effective Date).

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2.2.3	Nature’s Ledger shall have the right to review and comment on the Continued Pubco Articles and every application, affidavit and filing to be made in connection with the Continuance, and Globa Terra shall give reasonable consideration to those comments. The Continued Pubco Articles shall provide for

(i)	an unlimited number of Pubco Common Shares and an unlimited number of preferred shares issuable in series;

(ii)	the change of the name of Globa Terra to “Nature’s Ledger” or such other name as Nature’s Ledger may designate (the “Resulting Issuer”); and

(iii)	such other matters as Nature’s Ledger and Globa Terra agree, acting reasonably, and as are consistent with Nasdaq corporate governance requirements.

2.2.4	Subject to the approval of the BCCo Continuance Resolution, BCCo shall:

2.2.4.1	apply to the registrar under the BCBCA for authorization to continue BCCo into the Province of Alberta under section 308 of the BCBCA, and deliver all records, consents and fees required for that purpose;

2.2.4.2	send articles of continuance and the other documents required by section 188 of the ABCA to the Registrar, together with the authorization of the registrar under the BCBCA required by that section;

2.2.4.3	promptly after the BCCo Continuance, file with the registrar under the BCBCA a copy of the certificate of continuance issued under the ABCA, as required by section 311 of the BCBCA; and

2.2.4.4	take all other actions necessary so that the BCCo Continuance becomes effective before the hearing of the application for the Final Order (or at such later time before the Continuance as the Parties agree, acting reasonably).

2.2.5	On the BCCo Continuance, BCCo shall become a corporation governed by the ABCA, each issued BCCo Share shall continue as a common share of BCCo without any change to the rights attached to it, and BCCo shall remain a reporting issuer in each jurisdiction in which it is a reporting issuer immediately before the BCCo Continuance. From and after the BCCo Continuance, references in this Agreement and the Plan of Arrangement to BCCo are to BCCo as continued under the ABCA, and references to its articles or constating documents include its articles of continuance and by-laws.

2.2.6	BCCo shall not complete the BCCo Continuance unless the BCCo Shareholder Approval has been obtained. Globa Terra and Nature’s Ledger shall have the right to review and comment on the articles of continuance and by-laws of BCCo and every application and filing to be made in connection with the BCCo Continuance, and BCCo shall give reasonable consideration to those comments. Without the prior written consent of Globa Terra and Nature’s Ledger, the articles of continuance shall not change the authorized capital of BCCo or the rights attached to the BCCo Shares, other than as required by the ABCA.

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2.2.7	Registered BCCo Shareholders may exercise BCCo Continuance Dissent Rights. Section 2.8 applies to the BCCo Continuance Dissent Rights, with the necessary changes, and any payment to a BCCo Shareholder who validly exercises them shall be made by BCCo.

2.3	Incorporation of Pubco and AmalSub and Joinders

2.3.1	As soon as reasonably practicable after the date of this Agreement, and in any event before the SPAC Merger, Globa Terra shall incorporate Pubco under the Cayman Companies Act as a wholly-owned subsidiary. Globa Terra shall subscribe for one Pubco Common Share for a subscription price of US$10.00 per share.

2.3.2	As soon as reasonably practicable after the Continuance (or, if Alberta counsel confirms that it is permissible, before the Continuance), and in any event before the application for the Final Order, Globa Terra shall incorporate AmalSub under the ABCA as a wholly-owned subsidiary. Globa Terra shall subscribe for one AmalSub Share for a subscription price of US$10.00 per share (or its Canadian dollar equivalent).

2.3.3	Globa Terra shall cause each of Pubco and AmalSub to execute and deliver the Joinder to the Company Parties promptly after incorporation. On the Joinder, each of Pubco and AmalSub shall become a Party and shall be bound by, and entitled to the benefit of, this Agreement as if it had been an original signatory, and the representations and warranties in Section 5.13 shall be made by Globa Terra, Pubco and AmalSub as of the date of the Joinder.

2.3.4	At all times prior to the SPAC Merger and Amalgamation, neither Pubco nor AmalSub, respectively, shall carry on any business, own any assets (other than nominal subscription proceeds), incur any liabilities or issue any securities other than as contemplated by this Agreement or incident to the formation of Pubco or AmalSub. As the sole shareholder of Pubco and AmalSub, Globa Terra shall approve the SPAC Merger, the Amalgamation and the Arrangement by written resolution under the Cayman Companies Act and section 141 of the ABCA, as applicable, immediately after the Joinder.

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2.4	PIPE Financing

2.4.1	Nature’s Ledger shall use reasonable best efforts, in consultation with Globa Terra, to enter into PIPE Subscription Agreements (and shall deliver to Globa Terra, executed PIPE Subscription Agreements for committed gross proceeds of not less than US$10,000,000 at a price of US$10.00 per PIPE Security, and to complete the PIPE Financing before the Effective Time. The PIPE Financing shall be conditional only on the completion of the Arrangement and on conditions customary for PIPE financings in de-SPAC transactions. The subscription proceeds shall be deposited in escrow with the Depositary or another escrow agent acceptable to Globa Terra and Nature’s Ledger and shall be released to Amalco at the Effective Time or returned to the PIPE Investors if the Arrangement is not completed by the date specified in the PIPE Subscription Agreements.

2.4.2	PIPE into Nature’s Ledger: The PIPE Securities shall be subscription receipts of Nature’s Ledger. Under the Plan of Arrangement, each subscription receipt shall be converted, as a step of the Arrangement before the Amalgamation, into a number of NL Class A Shares, so that each PIPE Investor effectively acquires Pubco Common Shares at US$10.00 per share upon completion of the Arrangement. For purposes of determining the number of NL Class A Shares issuable upon conversion of the PIPE Securities, the subscription amount of each PIPE Investor shall be deemed increased by the aggregate $ value of the Aggregate PIPE Facilitation Shares allocable to such PIPE Investor, calculated at US$10.00 per Aggregate PIPE Facilitation Share. The aggregate additional NL Class A Shares issuable to investors in the PIPE Financing as a result of such deemed increase are referred to herein as the “NL Class A Facilitation Shares”.

2.4.3	No Party shall amend, modify or waive any provision of a PIPE Subscription Agreement in a manner that reduces the subscription price or the aggregate proceeds, or that adds conditions, without the prior written consent of Globa Terra and Nature’s Ledger. Each of Globa Terra and Nature’s Ledger shall keep the other reasonably informed of the status of the PIPE Financing and shall use commercially reasonable efforts to enforce the PIPE Subscription Agreements in accordance with their terms.

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2.4.4	Any placement agent or finder engaged for the PIPE Financing shall be engaged only with the prior written consent of Globa Terra and Nature’s Ledger, and its fees shall be Transaction Expenses of the Party that engaged it.

2.5	The Arrangement

Nature’s Ledger, BCCo and (from the date of the Joinder) AmalSub shall, and Globa Terra shall cause AmalSub to, carry out the Arrangement in accordance with this Agreement and the Plan of Arrangement. Without limiting the foregoing, and in accordance with the Plan of Arrangement:

2.5.1	Nature’s Ledger, BCCo and AmalSub shall amalgamate and continue as Amalco under the ABCA;

2.5.2	each outstanding NL Class A Share, including NL Class A Shares issued in exchange for the PIPE Securities (other than any held by a Dissenting Holder, Globa Terra or AmalSub) shall be exchanged for a number of Pubco Common Shares equal to the NL Exchange Ratio;

2.5.3	each outstanding NL Class G Preferred Share (other than any held by a Dissenting Holder) shall, unless converted into NL Class A Shares before the Effective Time, be exchanged for a number of Pubco Common Shares equal to the NL Exchange Ratio multiplied by (ii) the number of NL Class A Shares into which one NL Class G Preferred Share is convertible immediately before the Effective Time under the articles of Nature’s Ledger;

2.5.4	each outstanding BCCo Share (other than any held by a Dissenting Holder) shall be exchanged for a number of Pubco Common Shares equal to the BCCo Exchange Ratio;

2.5.5	each outstanding NL Warrant shall be exchanged for a Replacement Warrant on the terms set out in the Plan of Arrangement;

2.5.6	each outstanding AmalSub Share shall be exchanged for one common share of Amalco; and

2.5.7	in consideration for the issuance of the Consideration Securities by Pubco, Amalco shall issue to Pubco one common share of Amalco for each Pubco Common Share issued under the Arrangement, or such other number as the Parties agree on the advice of their tax advisors.

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2.6	Exchange Ratios and Allocation Schedule

2.6.1	The Exchange Ratios have been determined on the basis of

(i)	a pre-money equity value of Nature’s Ledger of US$323,775,000, (A) as it may be increased by the aggregate $ value of the Sponsor PIPE Facilitation Shares, calculated at US$10.00, conditioned on the consummation of the PIPE Financing prior to the Closing, and (B) as it will be decreased by the $ value of the Pubco Common Shares issuable in exchange for to BCCo shares under the Arrangement that are in excess of 82,500 Pubco Common Shares, valued at $10 per share (the “NL Equity Value”);

(ii)	a pre-money equity value of BCCo of US$825,000 (the “BCCo Equity Value”), subject to a maximum of 165,000 Pubco Common Shares being issued in exchange for all of the BCCo Shares, as provided in the Plan of Arrangement; and

(iii)	a value of US$10.00 per Pubco Common Share,

and are set out or calculated as provided in the Plan of Arrangement.

2.6.2	Not later than five Business Days before the date of the Final Order hearing, Nature’s Ledger and BCCo shall each deliver to Globa Terra a schedule (together, the “Allocation Schedule”), certified by a senior officer, setting out, as of immediately before the Effective Time,

(i)	each direct or indirect holder or beneficial owner of NL Shares, NL Warrants and PIPE Securities, or BCCo Shares, as applicable, and the number and class of securities held;

(ii)	the NL Exchange Ratio and the BCCo Exchange Ratio;

(iii)	the number of Consideration Securities to be issued to each holder;

(iv)	for the NL Warrants, the number of Pubco Common Shares issuable on exercise of each Replacement Warrant and its exercise price; and

(v)	for each Earnout Holder, its Earnout Pro Rata Share.

Each Company Party shall update its Allocation Schedule as necessary up to the Effective Time. Globa Terra, AmalSub and the Depositary may rely conclusively on the Allocation Schedule, and neither Globa Terra nor AmalSub shall have any liability to any Person for any error in it.

2.6.3	If, between the date of this Agreement and the Effective Time, the outstanding NL Shares, BCCo Shares or Globa Terra Class A Shares are changed into a different number or class of shares because of any share dividend, subdivision, consolidation, reclassification, recapitalization or similar event (other than the Redemptions, the conversion of the Globa Terra Class B Shares and the Globa Terra Rights, and the Continuance, all as contemplated by this Agreement), the Exchange Ratios shall be adjusted to give the holders of NL Shares and BCCo Shares the same economic effect as contemplated by this Agreement before that event.

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2.7	No Fractional Shares

No fractional Pubco Common Shares or Replacement Warrants shall be issued under the Arrangement. Where the aggregate number of Pubco Common Shares to be issued to a holder would otherwise include a fraction, the number shall be rounded down to the nearest whole share without compensation. The treatment of fractional entitlements arising from the Globa Terra Warrants and the Globa Terra Rights shall be governed by the Warrant Agreement and the Rights Agreement, as applicable.

2.8	Dissent Rights

Registered NL Shareholders and BCCo Shareholders may exercise Dissent Rights in connection with the Arrangement in the manner set out in section 191 of the ABCA, as modified by the Interim Order and the Plan of Arrangement. Each Company Party shall give Globa Terra prompt notice of any written notice of dissent, withdrawal of that notice or other instrument received by it, and of any demand for payment. Neither Company Party shall, without the prior written consent of Globa Terra, acting reasonably, make any payment or settlement offer, or agree to any payment or settlement, in respect of any Dissent Rights.

To the extent available under the Cayman Companies Act, Globa Terra Class A Shares held by holders who have validly exercised and not withdrawn or lost their rights to dissent from the SPAC Merger under section 238 of the Cayman Companies Act (“SPAC Dissenting Shares”) shall be cancelled at the SPAC Merger Effective Time and shall entitle their holders only to payment of the fair value of such shares determined in accordance with section 238 of the Cayman Companies Act. Globa Terra shall give the Company Parties prompt notice of any notice of objection or dissent received, shall give written notice of the authorization of the SPAC Merger to each objecting shareholder within 20 days of obtaining the Globa Terra Shareholder Approval in accordance with section 238(4) of the Cayman Companies Act, and shall not make any offer or payment, or settle any demand, in respect of any SPAC Dissenting Shares without the prior written consent of Nature’s Ledger (not to be unreasonably withheld). Any holder that fails to perfect, or effectively withdraws or loses, such rights shall receive Pubco Common Shares in accordance with Section 2.1.6.2(ii).

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2.9	Globa Terra Securities at Closing

In accordance with the Globa Terra Articles, the Rights Agreement, the Warrant Agreement and the Sponsor Support Agreement, and subject to the completion of the Arrangement:

(i)	each Globa Terra Class B Share shall convert into one Globa Terra Class A Share (and, on the Continuance, one Pubco Common Share), and the Sponsor and the other holders of Globa Terra Class B Shares shall irrevocably waive any adjustment to the conversion ratio of the Globa Terra Class B Shares that would otherwise result from the Transaction;

(ii)	each Globa Terra Right shall be converted into one-tenth (1/10) of one Pubco Common Share at Closing, with any fractional entitlements treated as provided in the Rights Agreement;

(iii)	each Globa Terra Warrant shall convert into one Pubco Warrant and shall remain outstanding and become exercisable for Pubco Common Shares, on the same terms in accordance with the Warrant Agreement; and

(iv)	the Restricted Class A Shares held by the Sponsor and the Private Placement Investor shall vest in accordance with their terms.

2.10	Withholding

Globa Terra, Pubco, AmalSub, Amalco, the Company Parties, the Depositary and their respective agents, as applicable (each, a “Withholding Party”) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or deliverable to any Person under this Agreement or the Plan of Arrangement any amounts required to be deducted and withheld under the Tax Act, the Code, Treasury Regulations, or any other applicable Law in respect of Taxes, as provided in the Plan of Arrangement. Any amounts so deducted and withheld shall be treated for all purposes hereof and of the Plan of Arrangement as having been paid to the Person in respect of whom they were deducted and withheld; provided, that such deducted and withheld amounts are actually and timely remitted to the appropriate Governmental Authority by or on behalf of a Withholding Party to enable such Person to comply with such deduction or withholding requirement. Before withholding any amount (other than in respect of compensatory payments), the Withholding Party shall use commercially reasonable efforts to give the affected Person notice and to cooperate to reduce or eliminate the withholding where permitted by Law.

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2.11	Interim Order

If required, as soon as reasonably practicable after the date of this Agreement, and in any event on or before February 15, 2027 (or such later date as the Parties agree, Nature’s Ledger and BCCo shall jointly apply to the Court, in a manner reasonably acceptable to Globa Terra, under section 193 of the ABCA and, in cooperation with Globa Terra, prepare, file and diligently pursue an application for the Interim Order. The application shall seek an Interim Order that provides, among other things:

2.11.1	for the class or classes of Persons to whom notice is to be given in respect of the Arrangement, (if applicable) the BCCo Meeting and (if applicable) the NL Meeting, and the manner in which that notice is to be given, including notice of the Final Order hearing to all holders of NL Shares, NL Warrants, and BCCo Shares;

2.11.2	that the required level of approval for the BCCo Arrangement Resolution is the BCCo Shareholder Approval, and for the NL Arrangement Resolution is the NL Shareholder Approval;

2.11.3	for the grant of Dissent Rights to registered NL Shareholders and BCCo Shareholders as set out in the Plan of Arrangement;

2.11.4	for the notice requirements for the presentation of the application to the Court for the Final Order;

2.11.5	that the BCCo Meeting and any NL Meeting (if applicable) may be adjourned or postponed from time to time in accordance with this Agreement without the need for additional approval of the Court;

2.11.6	that the BCCo Meeting may also consider the BCCo Continuance Resolution, which shall be approved as required by the BCBCA and BCCo’s articles, and that the BCCo Continuance will be completed before the hearing of the application for the Final Order;

2.11.7	that the record date for BCCo Shareholders entitled to receive notice of and vote at the BCCo Meeting (which date shall be fixed in consultation with Globa Terra) will not change because of any adjournment or postponement, unless required by Law;

2.11.8	that the Court has been advised, before the hearing in respect of the Interim Order, that the Parties intend to rely on the Section 3(a)(10) Exemption for the issuance of the Consideration Securities (other than those issued in exchange for PIPE Securities), based on the Court’s approval of the Arrangement, that the Court will be asked to consider the procedural and substantive fairness of the terms and conditions of the Arrangement to the holders of securities to whom such Consideration Securities will be issued, and that each such holder will have the right to appear before the Court at the hearing for the Final Order so long as it enters an appearance within a reasonable time; and

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2.11.9	for such other matters as the Parties may reasonably require.

2.12	Final Order

2.12.1	If

(i)	the Interim Order is obtained; and

(ii)	the BCCo Shareholder Approval and the NL Shareholder Approval are obtained;

subject to the terms of this Agreement, Nature’s Ledger and BCCo shall, in consultation and cooperation with Globa Terra, take all steps necessary or desirable to submit the Arrangement to the Court and apply for the Final Order as soon as reasonably practicable, and in any event within five Business Days after the last of those approvals is obtained.

2.12.2	In connection with the Court proceedings, each of Nature’s Ledger and BCCo shall:

(i)	diligently pursue, and cooperate with Globa Terra in diligently pursuing, the Interim Order and the Final Order;

(ii)	give Globa Terra and its counsel a reasonable opportunity to review and comment on all material to be filed with the Court, and give reasonable consideration to those comments;

(iii)	provide Globa Terra’s counsel on a timely basis with copies of any notice of appearance, evidence or other document served on it or its counsel in respect of the applications, and any notice (written or oral) indicating an intention to appeal or oppose the grant of either order;

(iv)	not file any material with, or serve any material on, the Court in connection with the Arrangement, or agree to modify or amend any material so filed or served, except as contemplated by this Agreement or with Globa Terra’s prior written consent (not to be unreasonably conditioned, withheld or delayed), provided that nothing in this Agreement requires Globa Terra to consent to any increase in or change to the Consideration Securities, or to any modification or amendment that expands or increases Globa Terra’s obligations, or diminishes or limits Globa Terra’s rights, under this Agreement or the Arrangement, and ensure that all material filed with the Court is consistent in all material respects with this Agreement and the Plan of Arrangement;

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(v)	oppose any proposal from any Person that the Interim Order or the Final Order contain any provision inconsistent with this Agreement; and

(vi)	if required by the terms of the Interim Order, the Final Order or by Law, return to Court with respect to the Interim Order or the Final Order, but only after notice to, and in consultation and cooperation with, Globa Terra.

2.12.3	Globa Terra shall provide such information and cooperation as the Company Parties reasonably request in connection with the Court proceedings, including an affidavit or certificate of an officer of Globa Terra where required, and Globa Terra and its counsel shall be entitled to attend and make submissions at the hearing of the applications for the Interim Order and the Final Order.

2.13	Articles of Arrangement, Effective Date and Closing

2.13.1	The Articles of Arrangement shall implement the Plan of Arrangement. Unless another time or date is agreed in writing by the Parties, the Articles of Arrangement shall be sent to the Registrar as soon as reasonably practicable, and in any event within three Business Days, after the satisfaction or, where not prohibited, the waiver by the applicable Party or Parties of the conditions in Article 7 (excluding conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, the waiver of those conditions on the Effective Date).

2.13.2	The Closing shall take place electronically by the exchange of documents and signatures (or at the offices of BLG, Calgary, Alberta) at 8:00 a.m. (Calgary time) on the Effective Date or at such other time and place as the Parties agree. The Arrangement shall become effective at the Effective Time, and the steps of the Arrangement shall occur and be deemed to occur in the order set out in the Plan of Arrangement without any further act or formality.

2.13.3	The Parties shall use commercially reasonable efforts to cause the Effective Date to occur on or before the Outside Date and in any event before the end of the Combination Period.

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2.14	Amendments to the Plan of Arrangement

Subject to the Interim Order and the Final Order, Globa Terra and the Company Parties may amend the Plan of Arrangement at any time and from time to time before the Effective Time, provided that each amendment is

(a)	in writing and agreed to by Globa Terra (or, after the SPAC Merger, Pubco), Nature’s Ledger and BCCo;

(b)	filed with the Court and, if made after the BCCo Meeting (or BCCo Written Resolution) (or the NL Meeting or NL Written Resolution), approved by the Court; and

(c)	communicated to holders of NL Shares and BCCo Shares if and as required by the Court.

Notwithstanding the foregoing, after the Effective Time, Pubco and Amalco may amend the Plan of Arrangement without the approval of the Court or the securityholders in accordance with Section 6.2 of the Plan of Arrangement, but only if the amendment is of an administrative nature required to better give effect to the Arrangement and is not adverse to the financial or economic interests of any former securityholder.

2.15	U.S. Securities Law Matters

2.15.1	The Parties intend that the Consideration Securities issued to holders of NL Shares, NL Warrants, and BCCo Shares under the Arrangement (other than Consideration Securities issued in exchange for PIPE Securities) will be issued in reliance on the Section 3(a)(10) Exemption. To ensure that the Section 3(a)(10) Exemption is available, the Parties agree that the Arrangement will be carried out on the following basis:

2.15.1.1	the Arrangement will be subject to the approval of the Court;

2.15.1.2	the Court will be advised, before the hearing on the Interim Order, of the Parties’ intention to rely on the Section 3(a)(10) Exemption based on the Court’s approval of the Arrangement;

2.15.1.3	the Court will be required to satisfy itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to the holders of securities to whom Consideration Securities will be issued;

2.15.1.4	the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement, and the Final Order will expressly state that the Arrangement is approved by the Court as being fair and reasonable to all Persons to whom Consideration Securities will be issued;

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2.15.1.5	Nature’s Ledger and BCCo shall ensure that each Person entitled to receive Consideration Securities under the Arrangement is given timely and adequate notice advising them of their right to attend the Court hearing and giving them sufficient information to exercise that right;

2.15.1.6	all Persons entitled to receive Consideration Securities, other than Consideration Securities being issued in exchange for PIPE Securities, will be advised that such Consideration Securities have not been registered under the Securities Act and will be issued in reliance on the Section 3(a)(10) Exemption, and that they may be subject to restrictions on resale under U.S. Securities Laws, including Rule 144 and Rule 145 under the Securities Act (including Rule 144(i), because Globa Terra is a shell company);

2.15.1.7	the Interim Order will specify that holders of NL Shares, NL Warrants and BCCo Shares will have the right to appear before the Court at the Final Order hearing, so long as they enter an appearance within a reasonable time; and

2.15.1.8	the Final Order will state that it will serve as a basis for a claim to the Section 3(a)(10) Exemption for the issuance of the Consideration Securities.

2.15.2	The Section 3(a)(10) Exemption does not exempt the issuance of Pubco Common Shares on the exercise of Replacement Warrants or Globa Terra Warrants or the Pubco Common Shares issued in exchange for PIPE Securities. Globa Terra shall use commercially reasonable efforts to file and maintain the effectiveness of a registration statement under the Securities Act covering those shares or ensure that an exemption is available at the time of exercise of Replacement Warrants or Globa Terra Warrants.

2.15.3	Globa Terra shall, if the Parties determine that an SEC Registration Statement is required, file it in accordance with Section 3.1. Nothing in this Section 2.15 limits the obligations of Globa Terra under Section 3.1 in respect of the Proxy Statement.

2.15.4	Notwithstanding the foregoing, if at any time before the Final Order hearing U.S. counsel to Globa Terra or Nature’s Ledger advise that the Section 3(a)(10) Exemption is not, or may not be, available for the issuance of all or any of the Consideration Securities, the Parties shall negotiate in good faith, with a view to achieving the Transaction on substantially the same economic terms, to amend this Agreement and the Plan of Arrangement so that the Consideration Securities are registered on the SEC Registration Statement or issued under another available exemption.

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2.16	Canadian Securities Law Matters

The Parties intend that the Consideration Securities will be issued in reliance on the exemption from the prospectus requirement in section 2.11 of National Instrument 45-106 - Prospectus Exemptions and that, following the Effective Time, Pubco will be a reporting issuer in the Provinces of British Columbia and Alberta. Globa Terra and the Company Parties shall use commercially reasonable efforts to ensure that the first trade of the Consideration Securities (other than control distributions) is not subject to restrictions on resale under Canadian Securities Laws, other than as provided in section 2.6 or 2.9 of National Instrument 45-102 - Resale of Securities or in respect of control distributions.

2.17	Intended Tax Treatment

2.17.1	Canadian tax: The Parties intend that

(i)	the Amalgamation will qualify as an amalgamation within the meaning of subsection 87(1) of the Tax Act; and

(ii)	holders of NL Shares and BCCo Shares who hold such shares as capital property and are resident in Canada will receive Pubco Common Shares in exchange for those shares on a tax-deferred basis under subsections 87(4) and 87(9) of the Tax Act without the need to file any tax election.

2.17.2	U.S. tax: The Parties intend that, for U.S. federal income tax purposes,

(i)	each of the SPAC Merger and the Continuance constitute a tax-deferred “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the Treasury Regulations promulgated thereunder (the “SPAC Merger Intended Tax Treatment” and the “Continuance Intended Tax Treatment” respectively); and

(ii)	the Amalgamation and the exchange of NL Shares for Pubco Common Shares pursuant to the Amalgamation constitute a single integrated transaction qualifying as a tax-deferred “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (the “Amalgamation Intended Tax Treatment” and, together with the SPAC Merger Intended Tax Treatment and the “Continuance Intended Tax Treatment, the “Intended Tax Treatment”).

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This Agreement, together with the Plan of Arrangement, is intended to be, and is hereby adopted as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) with respect to each of the reorganizations constituting the Intended Tax Treatment.

2.17.3	The Parties shall prepare and file all Tax Returns consistently with the Intended Tax Treatment, and shall not take any Tax reporting position inconsistent with such treatment, unless otherwise required by a “determination” within the meaning of Section 1313(a) of the Code. Each Party agrees to use commercially reasonable efforts to not take, or knowingly fail to take, any action if doing so would reasonably be expected to prevent the Intended Tax Treatment. Within forty-five days following the Effective Date, Pubco shall prepare and file in accordance with Treasury Regulations (including by posting a copy on the investor relations section of its website) a properly completed IRS Form 8937 with respect to the Arrangement and consistent with the Intended Tax Treatment for U.S. federal income tax purposes.

2.17.4	Following the Effective Date, Pubco shall use commercially reasonable efforts to (a) determine Globa Terra’s status as a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297(a) of the Code for each taxable year that includes the SPAC Merger, (b) determine Nature’s Ledger’s status as a PFIC for the taxable year which includes the Effective Date, and (c) determine Pubco’s status as a PFIC for each taxable year thereafter. Pubco shall make available to U.S. holders, upon their written request, information as to the PFIC status of Globa Terra, Nature’s Ledger or Pubco, as applicable, as reasonably determined by Pubco, and, if Globa Terra, Nature’s Ledger or Pubco is or may be a PFIC for any such taxable year, shall provide, or cause to be provided, all information and documentation needed for such U.S. holders to make and maintain a “qualified electing fund” election within the meaning of Section 1295 of the Code. Pubco may provide such information on its website.

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2.17.5	Each Party acknowledges that it

(iii)	has had the opportunity to obtain independent legal and tax advice about the Transaction; and

(iv)	is responsible for its own Taxes, including any adverse Tax consequences if the Transaction does not qualify for the Intended Tax Treatment.

No Party makes any representation or warranty to any other Party or to any securityholder about the Tax treatment of the Transaction.

2.18	Board of Directors and Officers of the Resulting Issuer

2.18.1	Globa Terra shall take all actions necessary so that, effective immediately after the Effective Time, the Pubco Board consists of five members, of whom

(i)	two are designated by Nature’s Ledger;

(ii)	two are designated by the Sponsor; and

(iii)	one is designated jointly by Nature’s Ledger and the Sponsor.

A majority of the directors must qualify as “independent directors” under Nasdaq Rule 5605(a)(2), and the board must include at least three directors who meet the audit committee requirements of Nasdaq Rule 5605(c)(2) and Rule 10A-3 under the Exchange Act. The designations shall be made by written notice to Globa Terra not later than ten Business Days before the Proxy Statement is first filed with the SEC.

2.18.2	The initial officers of the Resulting Issuer after the Effective Time shall be Marty Seymour (Chief Executive Officer), Jacelyn Case (Chief Financial Officer) and such other individuals as Nature’s Ledger designates.

2.18.3	Each director and officer of Globa Terra who will not continue in office after the Effective Time shall deliver a resignation, effective at the Effective Time, together with a mutual release in a form reasonably satisfactory to the Parties.

2.18.4	Board Compensation. Subject to applicable Law, beginning on the six-month anniversary of the Closing Date, each non-employee director of Pubco shall receive compensation in cash and/or awards under the Incentive Plan as determined by the compensation committee of the Pubco Board (comprised solely of independent directors) following review of a market study prepared by an independent compensation consultant, consistent with market practice for Nasdaq-listed issuers of comparable size. Each individual who served as a director of Globa Terra and continues as a director of Pubco shall be compensated on the same basis as the other non-employee directors. Such shares shall be issued pursuant to the Incentive Plan, subject to approval by the Pubco Board or an authorized committee thereof, and shall be registered on the registration statement on Form S-8 contemplated by Section 6.12.

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2.18.5	Chairperson and Casting Vote. Globa Terra shall take all actions necessary so that, effective immediately after the Effective Time, the articles or by-laws of Pubco provide that:

(iv)	the chairperson of the Pubco Board shall be the Chief Executive Officer designated by Nature’s Ledger under Section 2.18.2 (or, if no such person is then serving as Chief Executive Officer, such other individual as Nature’s Ledger designates);

(v)	if the directors are equally divided on any question at a meeting of the Pubco Board at which a quorum is present, the chairperson shall have a second or casting vote in addition to any vote to which the chairperson is entitled as a director; and

(vi)	if any director designated by Nature’s Ledger under Section 2.18.1(i) ceases to hold office for any reason, Nature’s Ledger shall be entitled to designate a replacement director to fill the vacancy, and Pubco shall take all actions necessary to appoint that replacement within 30 days after being notified of Nature’s Ledger’s designation, provided that such right shall expire at the first annual meeting of Pubco shareholders following the Closing and any replacement must satisfy the independence requirements applicable to the vacating director.

2.19	Earnout

2.19.1	Issuance of Earnout Shares.

(i)	Earnout Shares. From and after the Closing, as additional consideration in the Amalgamation in respect of the NL Class A Shares and the NL Class G Preferred Shares (and without the need for additional consideration from any holder thereof), the Earnout Holders shall be entitled to earn, in accordance with their respective Earnout Pro Rata Share, up to an aggregate amount of 6,557,772 additional Pubco Common Shares, in accordance with Sections 2.19.2(i) and 2.19.2(ii) (subject to any adjustment pursuant to Section 2.19.6, the “Earnout Shares”).

2.19.2	Earnout Milestones. The Earnout Shares shall be issued as follows:

(i)	Subject to the Earnout Cap, 50% of the Earnout Shares shall be issued to Earnout Holders if (A) at any time during the Measurement Period, over any 20 Trading Days within any 30 consecutive Trading Day period the VWAP of the Pubco Common Shares is greater than or equal to $12.50 per share, or (B) as determined in accordance with Required Board Approval, the Pubco EBITDA for the calendar year ending on December 31, 2027 is greater than or equal to $11.1 Million (the “First Earnout Milestone”), whichever occurs earlier;

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(ii)	Subject to the Earnout Cap, 50% of the Earnout Shares, or if the First Earnout Milestone shall not have theretofore occurred, 100% of the Earnout Shares, shall be issued to Earnout Holders if (A) at any time during the Measurement Period, over any 20 Trading Days within any 30 consecutive Trading Day period the VWAP of the Pubco Common Shares is greater than or equal to $15.00 per share, or (B) as determined in accordance with Required Board Approval, the Pubco EBITDA for the calendar year ending on December 31, 2028 is greater than or equal to $32.8 Million (the “Second Earnout Milestone” and, together with the First Earnout Milestone, the “Earnout Milestones”), whichever occurs earlier; and

(iii)	Pubco shall deliver or cause to be delivered the applicable Earnout Shares to the Earnout Holders promptly (but in any event within 10 Business Days) following the date on which such Earnout Milestone is achieved or the Required Board Approval is obtained, as applicable. Pubco shall submit each determination of whether an Earnout Milestone based on Pubco EBITDA has been achieved for Required Board Approval not later than 30 days after its audited annual consolidated financial statements for the applicable calendar year are filed with the SEC (or, if Pubco is not required to file them, are approved by the Pubco Board).

2.19.3	Earnout Cap. For the avoidance of doubt, each Earnout Milestone specified in clause (i) or (ii) in Section 2.19.2 above shall only occur once, if at all, and in no event shall the Earnout Holders be entitled to be issued more than 6,557,772 Earnout Shares in the aggregate (the “Earnout Cap”).

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2.19.4	Change of Control Adjustment. Notwithstanding anything to the contrary in this Agreement, if a Change of Control occurs during calendar year 2027 or 2028, Pubco EBITDA for the calendar year in which such Change of Control occurs shall be calculated by annualizing Pubco EBITDA for the period commencing on January 1 of such calendar year and ending immediately prior to the consummation of such Change of Control, by multiplying such Pubco EBITDA by a fraction, the numerator of which is 365 (or 366 in the case of a leap year) and the denominator of which is the number of days elapsed during such period, subject to such reasonable adjustments to account for seasonality and other factors affecting the calculation of annualized Pubco EBITDA, all as determined by Required Board Approval. Such annualized Pubco EBITDA shall be used to determine whether the applicable Earnout Milestone has been achieved. Upon consummation of such Change of Control, all rights to receive Earnout Shares that have not been earned prior to or upon such Change of Control shall terminate, provided that any Earnout Shares earned prior to or upon such Change of Control shall remain issuable in accordance with this Section 2.19. For the avoidance of doubt, a Change of Control shall not, in and of itself, constitute achievement of an Earnout Milestone. Despite the preceding sentence, if a Change of Control occurs during the Measurement Period and the value of the consideration per Pubco Common Share to be received by the holders of Pubco Common Shares in that Change of Control (with any non-cash consideration valued at its fair market value at the time of consummation) is greater than or equal to $12.50, the First Earnout Milestone, and if it is greater than or equal to $15.00, the Second Earnout Milestone, shall, to the extent not previously achieved, be deemed to have been achieved immediately before the consummation of that Change of Control, and Pubco shall issue the applicable Earnout Shares (subject to the Earnout Cap) effective immediately before that consummation so that the Earnout Holders may participate in the Change of Control in respect of them on the same terms as the other holders of Pubco Common Shares.

2.19.5	Evidence of Issuance of Earnout Shares. Pubco shall take such actions as are reasonably requested by the Earnout Holders to evidence the issuances pursuant to this Section 2.19 including through the provision of an updated stock ledger showing such issuances (as certified by an officer of Pubco responsible for maintaining such ledger or the applicable registrar or transfer agent of Pubco).

2.19.6	Adjustments to Earnout Shares. In the event Pubco shall at any time during the Measurement Period, pay any dividend on Pubco Common Shares by the issuance of additional Pubco Common Shares, or effect a subdivision, recapitalization, split, or combination, exchange or consolidation of the outstanding Pubco Common Shares (by reclassification or otherwise) into a greater or lesser number of Pubco Common Shares, then in each such case, in respect of the Earnout Shares then remaining (i) the number of Earnout Shares shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of Pubco Common Shares (including any other shares so reclassified as Pubco Common Shares) outstanding immediately after such event and the denominator of which is the number of Pubco Common Shares that were outstanding immediately prior to such event, and (ii) the dollar values set forth in Sections 2.19.2(i) and Section 2.19.2(ii) above shall be appropriately adjusted to provide to the Earnout Holders the same economic effect as contemplated by this Agreement prior to such event.

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2.19.7	Assignment of Earnout Shares. In no event shall any right to receive Earnout Shares pursuant to this Section 2.19 be represented by any negotiable certificate of any kind, and in no event shall any Earnout Holder or its successor in interest take any step that would render such rights readily marketable.

2.19.8	Tax Treatment of Earnout Shares. The Parties intend that, for U.S. and Canadian federal income Tax purposes, any Earnout Shares issued pursuant to this Section 2.19 shall be treated as an adjustment to the consideration in respect of the applicable NL Shares exchanged pursuant to the Arrangement, unless otherwise provided by a “determination” within the meaning of Section 1313(a) of the Code.

2.19.9	Final Earnout Structure. Notwithstanding anything to the contrary in this Section 2.19, the Parties shall agree, as soon as reasonably practicable following the date of this Agreement and prior to the Closing, on the final structure of the Earnout Shares, including whether (i) Pubco Common Shares will be issued upon achievement of the applicable Earnout Milestones or (ii) securities representing contingent rights to receive Earnout Shares will be issued by Pubco at Closing, which securities may consist of one or more separate classes of common shares or preferred shares convertible into Pubco Common Shares upon achievement of the applicable Earnout Milestones, in each case with a view to implementing the earnout arrangements contemplated by this Section 2.19 in a tax-efficient manner to the extent reasonably practicable. For the avoidance of doubt, the issuance of any such contingent securities at Closing shall not constitute the earning of any Earnout Shares, and such securities shall remain subject to the applicable Earnout Milestones and forfeiture or expiration provisions of this Section 2.19. Any such structure shall be consistent with the Earnout Milestones and Earnout Cap set forth herein and shall not increase the aggregate consideration payable by Pubco or otherwise impose additional economic obligations on Globa Terra or Pubco. The Parties shall make such conforming amendments to this Agreement and the Plan of Arrangement as may be reasonably necessary to implement the agreed structure.

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3.	SECURITYHOLDER APPROVALS, SEC FILING AND DISCLOSURE DOCUMENTS

3.1	SEC Filing

3.1.1	As promptly as reasonably practicable after the date of this Agreement, and after the Company Parties have delivered the PCAOB Financial Statements required for it, Globa Terra shall prepare (with the assistance and cooperation of the Company Parties) and file the SEC Filing with the SEC. The SEC Filing shall be for the purpose of

(i)	soliciting proxies from the Globa Terra Shareholders to approve the Globa Terra Proposals at the Globa Terra Meeting;

(ii)	giving the Public Shareholders the opportunity to exercise their Redemption rights; and

(iii)	if an SEC Registration Statement is filed, registering under the Securities Act the Globa Terra securities required to be registered in connection with the Continuance and the Transaction (including under Rule 145 and Rule 145a under the Securities Act).

3.1.2	The SEC Filing shall comply as to form and substance in all material respects with the Securities Act, the Exchange Act and the rules of Nasdaq, including Regulation S-K (including Subpart 1600 of Regulation S-K), Regulation S-X, Regulation 14A and, if applicable, Form S-4 or Form F-4.

3.1.3	Each Company Party shall promptly give Globa Terra all information about itself, its Subsidiaries, its business, management, operations, financial condition and securityholders that is required by Law to be included in the SEC Filing or that is reasonably requested by Globa Terra for it. This includes the PCAOB Financial Statements, management’s discussion and analysis, the information required for pro forma financial statements under Article 11 of Regulation S-X, and the information required for the projections and fairness determinations disclosed under Items 1605 to 1609 of Regulation S-K. Any projections included in the SEC Filing shall be prepared or updated by Nature’s Ledger in good faith as of a recent date, shall be accompanied by a description of all material bases and assumptions as required by Item 1609 of Regulation S-K, and shall be reviewed by the independent directors of Globa Terra and their advisors before inclusion. Nature’s Ledger shall indemnify and hold harmless Globa Terra, Pubco and their respective directors and officers from and against any losses arising out of any untrue statement or alleged untrue statement of a material fact, or omission or alleged omission of a material fact, in information supplied by or on behalf of the Company Parties for inclusion in the SEC Filing, and this obligation shall survive the Closing and any termination of this Agreement. Each Company Party shall use commercially reasonable efforts to cause its auditors to provide consents and comfort letters customary for transactions of this kind. Where the SEC Filing is an SEC Registration Statement and Law requires it, each Company Party (or, as applicable, Amalco) shall be a co-registrant and shall sign the SEC Registration Statement.

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3.1.4	Globa Terra shall give the Company Parties and their counsel a reasonable opportunity to review and comment on drafts of the SEC Filing, all amendments and supplements, and all responses to SEC comments before they are filed and shall only make such Filings upon the consent of the Company Parties (not to be unreasonably withheld, conditioned or delayed). Globa Terra shall promptly notify the Company Parties of the receipt of any comments from the SEC, or any request from the SEC for amendments or supplements or for additional information, and shall give them copies of all correspondence with the SEC. Globa Terra and the Company Parties shall cooperate in responding to SEC comments as promptly as reasonably practicable. Globa Terra shall use commercially reasonable efforts to have the SEC Filing cleared by the SEC (and, if applicable, to have the SEC Registration Statement declared effective under the Securities Act) as promptly as practicable, and to keep it effective for as long as necessary to complete the Transaction.

3.1.5	Globa Terra shall mail (or cause to be mailed) the definitive Proxy Statement to the Globa Terra Shareholders as promptly as practicable after the SEC clears it (or declares the SEC Registration Statement effective), and in any event within five Business Days after that clearance or effectiveness. The definitive Proxy Statement shall be distributed not less than 20 calendar days (or any longer period required by Law or the Globa Terra Articles) before the Globa Terra Meeting, in accordance with Rule 14a-6(q) under the Exchange Act (or the corresponding requirement under the Securities Act where an SEC Registration Statement is used).

3.1.6	Each Party shall ensure that the information it supplies for inclusion in the SEC Filing, at the time the SEC Filing is filed, cleared or declared effective, is first mailed, and at the time of the Globa Terra Meeting, does not contain any untrue statement of a material fact or omit to state any material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they were made, not misleading. If at any time before the Effective Time any Party becomes aware of any information that should be set out in an amendment or supplement to the SEC Filing so that it does not contain such a misstatement or omission, that Party shall promptly inform the others. The Parties shall cooperate in preparing, filing and, as required by Law, disseminating the amendment or supplement.

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3.2	Globa Terra Meeting

3.2.1	Globa Terra shall call, give notice of, convene and hold the Globa Terra Meeting in accordance with the Globa Terra Articles, the Cayman Companies Act, the Exchange Act and the rules of Nasdaq as promptly as practicable after the SEC Filing is cleared or declared effective, and in any event not later than 25 Business Days after the definitive Proxy Statement is mailed. The sole purpose of the meeting shall be to consider the Globa Terra Proposals and related procedural matters.

3.2.2	The Globa Terra Board shall recommend that the Globa Terra Shareholders vote in favour of each Globa Terra Proposal (the “Globa Terra Board Recommendation”), and the Proxy Statement shall include the Globa Terra Board Recommendation. Neither the Globa Terra Board nor any committee of it shall withdraw, amend, qualify or modify the Globa Terra Board Recommendation in a manner adverse to the Company Parties, except where the Globa Terra Board (acting on the recommendation of a majority of its independent directors) determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with the directors’ fiduciary duties under applicable Law, including as a result of any fact, event or circumstance first becoming known to the Globa Terra Board after the date of this Agreement.

3.2.3	Globa Terra shall use its reasonable best efforts to solicit proxies in favour of the Globa Terra Proposals and to obtain the Globa Terra Shareholder Approval, including by engaging a proxy solicitor reasonably acceptable to Nature’s Ledger. Globa Terra shall also take all other action necessary or advisable to secure the vote or consent of the Globa Terra Shareholders required by the Globa Terra Articles, the Cayman Companies Act and the rules of Nasdaq.

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3.2.4	Globa Terra shall not adjourn or postpone the Globa Terra Meeting without the prior written consent of Nature’s Ledger, except

(i)	to solicit additional proxies where it has not received proxies sufficient to obtain the Globa Terra Shareholder Approval;

(ii)	where required by Law or a Governmental Authority;

(iii)	for quorum purposes; or

(iv)	to allow time for the filing and dissemination of any supplemental or amended disclosure that the Globa Terra Board determines in good faith, after consulting outside counsel, is required by Law.

No adjournment or postponement may be to a date later than ten Business Days after the originally scheduled date or later than five Business Days before the Outside Date.

3.2.5	Globa Terra shall keep the Company Parties reasonably informed of proxy results and Redemption requests. During the ten Business Days before the Globa Terra Meeting, it shall report to them daily (or at such other frequency as they reasonably request) on the aggregate proxies received and the aggregate number of Public Shares tendered for Redemption and not withdrawn.

3.3	Redemptions

Globa Terra shall give the Public Shareholders the opportunity to redeem their Public Shares in accordance with the Globa Terra Articles (as amended by the Globa Terra Articles Amendment), the Trust Agreement and applicable Law, in connection with the Globa Terra Meeting. Globa Terra shall not

(a)	extend the deadline for submitting Public Shares for Redemption; or

(b)	permit the withdrawal of Redemption requests after that deadline, in either case without the prior written consent of Nature’s Ledger (not to be unreasonably withheld).

Globa Terra shall, and shall cause the Sponsor to, use commercially reasonable efforts to minimize Redemptions, including by exploring non-redemption, forward purchase or similar arrangements approved by Nature’s Ledger, provided that the terms of any such arrangement (including any transfer or forfeiture of Founder Shares and any cash or fee payable) shall be approved by a majority of the independent directors of Globa Terra and fully disclosed in the SEC Filing, and any Founder Shares transferred or forfeited under such arrangements shall be borne solely by the Sponsor out of the Founder Shares it holds (and not out of any Private Placement Units, Restricted Class A Shares or Founder Shares held directly by any director or officer of Globa Terra).

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3.4	Extensions of the Combination Period

3.4.1	If Globa Terra, acting reasonably, anticipates that the Effective Time will not occur before 9 July 2027, it shall promptly call an extraordinary general meeting of the Globa Terra Shareholders to approve an amendment to the Globa Terra Articles and, if required, the Trust Agreement to further extend the Combination Period to a date not earlier than the Outside Date. Globa Terra shall give the Public Shareholders the right to redeem their Public Shares in connection with that meeting and shall prepare and file the necessary proxy materials with the SEC. Nature’s Ledger shall cooperate with Globa Terra in that regard.

3.4.2	As promptly as reasonably practicable following the date of this Agreement, the Sponsor shall fund US$250,000 (of which US$100,000 has been paid prior to the date of this Agreement and only US$150,000 remain outstanding) and Nature’s Ledger shall fund US$750,000 (of which $500,000 has been paid prior to the date of this Agreement and only $250,000 remain outstanding) to cover the cost of extending the Combination Period, including additional working capital needs of Globa Terra. Each amount funded shall be evidenced by a promissory note issued by Globa Terra (and assumed by Pubco on the SPAC Merger) and shall be repaid in full at the Closing out of the funds released from the Trust Account and the proceeds of the PIPE Financing in accordance with Section 6.18. If this Agreement is terminated by Globa Terra under Section 8.2.3, under the Diligence Out Right or following the Disclosure Cure Period, the promissory notes issued to Nature’s Ledger under this Section 3.4.2 shall be cancelled without payment, and Nature’s Ledger shall have no claim against Globa Terra, the Trust Account or the Sponsor in respect of them.

3.5	Nature’s Ledger Shareholder Approval

3.5.1	Within five Business Days after

(i)	the Interim Order is granted; and

(ii)	the information circular or information statement that the Interim Order requires to be sent to NL Shareholders (the “NL Information Statement”) is delivered to them,

Nature’s Ledger shall seek the NL Written Resolution from the requisite NL Shareholders entitled to vote on the NL Arrangement Resolution. It shall deliver a copy of the executed NL Written Resolution to Globa Terra promptly after receiving it.

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3.5.2	If the NL Written Resolution has not been signed by the requisite NL Shareholders entitled to vote within ten Business Days after it is first delivered to them, Nature’s Ledger shall, under the Interim Order, call and hold the NL Meeting as soon as reasonably practicable (and in any event within 30 days after that date), and Sections 3.6 and 3.7 shall apply to the NL Meeting and the NL Information Statement, with the necessary changes.

3.5.3	The NL Information Statement shall contain sufficient information to allow the NL Shareholders to form a reasoned judgment on the NL Arrangement Resolution, including the NL Board recommendation, a summary of the Fairness Opinion delivered to the NL Board, and the notice of the Final Order hearing and of the Dissent Rights required by the Interim Order. It shall comply with the Interim Order and applicable Law and shall be in a form reasonably acceptable to Globa Terra.

3.5.4	Each of BCCo, Globa Terra and Nature’s Ledger shall use commercially reasonable efforts to obtain any necessary consents from its auditor and any other advisors to the use of any financial, technical or other expert information required to be included in the NL Information Statement and to the identification in the NL Information Statement of each such advisor.

3.5.5	Globa Terra and BCCo shall each give Nature’s Ledger in writing all information about itself required by Law to be included in the NL Information Statement, and shall ensure that information does not contain any misrepresentation. Nature’s Ledger shall give Globa Terra, BCCo and their counsel a reasonable opportunity to review and comment on drafts of the NL Information Statement, and shall give reasonable consideration to their comments. All information about Globa Terra or BCCo in the NL Information Statement must be in a form and content satisfactory to that Party, acting reasonably.

3.5.6	Each of BCCo, Globa Terra and Nature’s Ledger will each promptly notify the others if at any time before the Effective Date it becomes aware (in the case of BCCo only with respect to BCCo, in the case of Globa Terra only with respect to Globa Terra and in the case of Nature’s Ledger only with respect to Nature’s Ledger) that the NL Information Statement contains any misrepresentation or otherwise requires any amendment or supplement and promptly deliver written notice to the other Parties setting out full particulars thereof. In any such event, BCCo, Globa Terra and Nature’s Ledger will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the NL Information Statement or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith.

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3.5.7	The NL Board shall recommend that the NL Shareholders approve the NL Arrangement Resolution (the “NL Board Recommendation”) and shall not withdraw, amend, modify or qualify the NL Board Recommendation.

3.6	BCCo Written Resolution or Meeting

Subject to the terms of this Agreement and the Interim Order, BCCo shall:

3.6.1	convene and conduct the BCCo Meeting or obtain the BCCo Written Resolution in accordance with its articles of association, the Interim Order (if applicable), BCCo’s constating documents and applicable Law as soon as reasonably practicable, and in any event on or before December 31, 2026 (or, if later, the date that is five Business Days prior to the Globa Terra Meeting), for the purpose of considering the BCCo Arrangement Resolution and the BCCo Continuance Resolution and any other purpose set out in the BCCo Circular approved by Globa Terra and Nature’s Ledger. The BCCo Meeting may be combined with BCCo’s annual general meeting;

3.6.2	not adjourn, postpone or cancel (or propose to adjourn, postpone or cancel) the BCCo Meeting without the prior written consent of Globa Terra and Nature’s Ledger, except

(i)	as required for quorum purposes;

(ii)	as required by Law or a Governmental Authority; or

(iii)	as permitted by Section 6.5;

3.6.3	solicit proxies in favour of the BCCo Arrangement Resolution and the BCCo Continuance Resolution and against any resolution submitted by any BCCo Shareholder that is inconsistent with it, including, if Globa Terra so requests acting reasonably, by using a proxy solicitation agent at Nature’s Ledger’s expense;

3.6.4	give Globa Terra and Nature’s Ledger notice of the BCCo Meeting and allow their Representatives and legal counsel to attend it;

3.6.5	consult with Globa Terra and Nature’s Ledger in fixing the record date and meeting date, and not change the record date for BCCo Shareholders entitled to vote at the BCCo Meeting because of any adjournment or postponement unless required by Law;

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3.6.6	promptly advise Globa Terra and Nature’s Ledger, at such times as they reasonably request and at least daily during the last ten Business Days before the BCCo Meeting, of the aggregate tally of proxies received in respect of the BCCo Arrangement Resolution and the BCCo Continuance Resolution, and of any written notice of dissent or purported exercise of Dissent Rights or BCCo Continuance Dissent Rights; and

3.6.7	not waive any failure to comply with the requirements for exercising Dissent Rights or BCCo Continuance Dissent Rights without the prior written consent of Globa Terra.

3.7	BCCo Circular

3.7.1	BCCo shall prepare and complete the BCCo Circular, together with any other documents required by Law in connection with the BCCo Meeting, the BCCo Continuance and the Arrangement. It shall cause the BCCo Circular and those other documents to be filed on SEDAR+ and, if applicable, sent to each BCCo Shareholder and other Person in compliance with National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer and as required by the Interim Order and Law, in each case so as to permit the BCCo Meeting to be held by the date specified in Section 3.6.

3.7.2	BCCo shall ensure that the BCCo Circular

(i)	complies in all material respects with Law and the Interim Order (if applicable), including Form 51-102F5 under National Instrument 51-102 - Continuous Disclosure Obligations and, if the Arrangement is a “business combination” of BCCo, the disclosure requirements of MI 61-101;

(ii)	does not contain any misrepresentation (as defined in the Securities Act (Alberta)), other than in information furnished in writing by Globa Terra or Nature’s Ledger for inclusion in it; and

(iii)	provides the BCCo Shareholders with sufficient information to form a reasoned judgment on the matters to be placed before the BCCo Meeting.

The BCCo Circular shall include:

(A)	the unanimous recommendation of the BCCo Board (other than any director who has declared an interest and abstained) that BCCo Shareholders vote in favour of the BCCo Arrangement Resolution and the BCCo Continuance Resolution (the “BCCo Board Recommendation”);

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(B)	a copy of the Fairness Opinion delivered to the BCCo Board; and

(C)	a statement that each director and senior officer of BCCo and each BCCo Principal Shareholder has signed a Company Support Agreement.

3.7.3	Each of BCCo, Globa Terra and Nature’s Ledger shall use commercially reasonable efforts to obtain any necessary consents from its auditor and any other advisors to the use of any financial, technical or other expert information required to be included in the BCCo Circular and to the identification in the BCCo Circular of each such advisor.

3.7.4	BCCo shall keep Globa Terra and Nature’s Ledger fully informed in a timely manner of any requests or comments made by the Canadian securities regulatory authorities in connection with the BCCo Circular.

3.7.5	Globa Terra and Nature’s Ledger shall each give BCCo in writing all information about itself required by Law to be included in the BCCo Circular, and shall ensure that information does not contain any misrepresentation. BCCo shall give Globa Terra, Nature’s Ledger and their counsel a reasonable opportunity to review and comment on drafts of the BCCo Circular, and shall give reasonable consideration to their comments. All information about Globa Terra or Nature’s Ledger in the BCCo Circular must be in a form and content satisfactory to that Party, acting reasonably.

3.7.6	Each of BCCo, Globa Terra and Nature’s Ledger will each promptly notify the others if at any time before the Effective Date it becomes aware (in the case of BCCo only with respect to BCCo, in the case of Globa Terra only with respect to Globa Terra and in the case of Nature’s Ledger only with respect to Nature’s Ledger) that the BCCo Circular contains any misrepresentation or otherwise requires any amendment or supplement and promptly deliver written notice to the other Parties setting out full particulars thereof. In any such event, BCCo, Globa Terra and Nature’s Ledger will cooperate with each other in the preparation, filing and dissemination of any required supplement or amendment to the BCCo Circular or such other document, as the case may be, and any related news release or other document necessary or desirable in connection therewith.

3.7.7	The Parties acknowledge that, because the BCCo Shareholders will receive Pubco Common Shares, the BCCo Circular will be required to include prospectus-level disclosure about Globa Terra and Nature’s Ledger (as the resulting business) under item 14.2 of Form 51-102F5. That disclosure shall be consistent in all material respects with the SEC Filing and may, where permitted, incorporate it or be derived from it.

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3.8	MI 61-101

BCCo shall determine, in consultation with Globa Terra and Nature’s Ledger and their respective counsel, whether the Arrangement is a “business combination” of BCCo under MI 61-101 and, if so:

(a)	whether a formal valuation is required or an exemption from that requirement is available; and

(b)	which votes must be excluded in determining minority approval.

BCCo shall comply with MI 61-101 in all material respects, including by establishing a special committee of independent directors where required or advisable. Each Company Party shall disclose to the other Parties, as soon as reasonably practicable, any “collateral benefit” (as defined in MI 61-101) to be received by any related party of it, and any related party that holds securities of more than one of the Parties.

3.9	Financial Statements

3.9.1	Each Company Party shall deliver to Globa Terra, as promptly as reasonably practicable and in any event on or before December 31, 2026:

3.9.1.1	its audited consolidated balance sheets as of the end of each of its last two completed fiscal years, and the related audited consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity and cash flows for each of those fiscal years, prepared in accordance with U.S. GAAP (or IFRS as issued by the IASB, if the Resulting Issuer will qualify as a foreign private issuer) and Regulation S-X, and audited in accordance with the standards of the PCAOB by an independent registered public accounting firm registered with the PCAOB; and

3.9.1.2	its unaudited consolidated interim financial statements for each subsequent interim period required to be included in the SEC Filing, prepared on the same basis and reviewed by that firm in accordance with PCAOB Auditing Standard 4105,

(together, the “PCAOB Financial Statements”). The PCAOB Financial Statements, when delivered, shall not reflect revenue, net income (loss), total assets or indebtedness for any period that differ by more than 10% from the NL Financial Statements. Each Company Party shall update the PCAOB Financial Statements to the extent required by Regulation S-X for the SEC Filing, the BCCo Circular and the Form 8-K to be filed at Closing.

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3.9.2	If any Company Party makes, or proposes to make, an acquisition that would be significant under Rule 3-05 or Rule 8-04 of Regulation S-X, or would otherwise require the inclusion of financial statements of an acquired business in the SEC Filing, it shall give Globa Terra prompt written notice and shall deliver the required financial statements, audited in accordance with PCAOB standards, and the related pro forma information.

3.10	Fairness Opinions

Globa Terra shall promptly engage an independent third-party financial advisor, selected by and reporting to the independent directors of Globa Terra and whose fee is not contingent on the Closing, to deliver a fairness opinion to the Globa Terra Board in connection with the Transaction, and such fairness opinion shall be described in the SEC Filing as required by Item 1607 of Regulation S-K. Receipt of such fairness opinion, in form and substance satisfactory to the independent directors of Globa Terra, is a condition to the obligations of Globa Terra under Section 7.2.

Each of Nature’s Ledger and BCCo has engaged, or shall promptly engage, its financial advisor to deliver a Fairness Opinion to its board of directors if it is required to do so upon advice of counsel and it shall use commercially reasonable efforts to obtain the Fairness Opinion before the date on which the NL Information Statement or the BCCo Circular, as applicable, is finalized, and to have it included in that document.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES

Except as disclosed in its Disclosure Letter, each Company Party, severally and not jointly and only in respect of itself and its Subsidiaries, as of and from the time it becomes a Company Party, represents and warrants to each other Company Party and to each of Globa Terra, Pubco and AmalSub, individually, as follows, and acknowledges that each other Company Party, Globa Terra, Pubco and AmalSub are each relying on these representations and warranties in entering into this Agreement:

4.1	Organization and Qualification

It is a corporation duly incorporated or continued, validly existing and, with respect to the filing of annual returns, in good standing under the ABCA (or, in the case of BCCo before the BCCo Continuance, under the BCBCA). It has all necessary corporate power and capacity to own, lease and operate its assets and to carry on its business as now conducted. It is registered, licensed or qualified to do business in each jurisdiction where the nature of its business or assets makes that necessary, except where the failure to be so registered, licensed or qualified would not reasonably be expected to have a Company Material Adverse Effect. It has made available to Globa Terra true and complete copies of its articles, by-laws and any unanimous shareholder agreement, each as amended, and it is not in breach of any of them.

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4.2	Authority and Binding Obligation

It has all necessary corporate power and capacity to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. Subject only to obtaining its Arrangement Resolution approval, the Interim Order and the Final Order (and, in the case of BCCo, the approval of the BCCo Continuance Resolution and the authorization of the registrar under section 308 of the BCBCA), the execution and delivery of this Agreement and the performance of its obligations have been duly authorized by its board of directors, and no other corporate proceedings on its part are necessary. This Agreement has been duly executed and delivered by it and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other Laws affecting creditors’ rights generally and to general principles of equity (the “Enforceability Exceptions”).

4.3	Board Approval

Its board of directors, after consultation with its financial and legal advisors (and on the unanimous recommendation of its special committee, if any), has unanimously

(a)	determined that the Arrangement is fair, from a financial point of view, to its securityholders and in its best interests;

(b)	approved this Agreement and the Arrangement; and

(c)	resolved to recommend that its shareholders vote in favour of its Arrangement Resolution.

4.4	No Conflict; Required Filings and Consents

4.4.1	Its execution, delivery and performance of this Agreement and the completion of the Transaction do not and will not

(i)	contravene its articles, by-laws or any unanimous shareholder agreement;

(ii)	subject to obtaining the Regulatory Approvals and the consents listed in its Disclosure Letter, contravene any Law or Order applicable to it or its assets;

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(iii)	require any consent or notice under, conflict with, result in a breach or default under, or give any Person a right of termination, acceleration, amendment or first refusal under, any Material Contract or Permit; or

(iv)	result in the creation of any Lien on any of its assets

except, in the case of clauses (ii) to (iv), as would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the completion of the Transaction.

4.4.2	Other than the Interim Order, the Final Order, the filing of the Articles of Arrangement, the Regulatory Approvals, and filings with the Securities Authorities and Nasdaq, no authorization, consent or approval of, or filing with, any Governmental Authority is required to be obtained or made by it in connection with this Agreement or the Transaction, except those that, if not obtained or made, would not reasonably be expected to have a Company Material Adverse Effect or to prevent or materially delay the completion of the Transaction.

4.5	Capitalization

4.5.1	Nature’s Ledger: The authorized capital of Nature’s Ledger consists of an unlimited number of NL Class A, B, C ,D E, F, G, H and J Shares (some of which are non-voting shares). As of the date of this Agreement, there are issued and outstanding 29,257,807 NL Class A Shares, 2,099,569 NL Class G Preferred Shares and 2,502,500 NL Warrants, and no other securities. 2,502,500 NL Warrants, and no other securities, other than the convertible debentures, convertible or converting loans and other rights set out in Section 4.5.1 of the NL Disclosure Letter (including, without limitation, all indebtedness that converts into equity on a public listing), the terms and treatment of which under the Arrangement are set out therein.

4.5.2	BCCo: The authorized capital of BCCo consists of an unlimited number of BCCo Shares (and an unlimited number of preferred shares). As of the time BCCo becomes a party to this Agreement, the issued and outstanding securities of BCCo, including BCCo Shares, options, warrants, broker warrants, restricted share units or other convertible securities of BCCo are set forth in its Disclosure Letter.

4.5.3	Its Disclosure Letter sets out a complete and accurate list of the registered holders of its securities and, for each convertible security, the holder, number, exercise or conversion price and expiry date. All of its outstanding securities have been duly authorized and validly issued, are fully paid and non-assessable, were issued in compliance with all applicable Securities Laws and Laws, and were not issued in violation of any pre-emptive right, right of first refusal or similar right.

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4.5.4	Except as set out in this Section, there are no options, warrants, conversion privileges, calls, rights (pre-emptive, contractual or otherwise), share appreciation rights, phantom equity, profit participation rights, or agreements or commitments of any kind that require or may require it to issue, sell, repurchase or redeem any of its securities. There are no bonds, debentures or other debt with voting rights. There are no voting trusts, shareholder agreements, pooling agreements or other agreements relating to the voting or transfer of its securities to which it is a party or, to its Knowledge, between any of its securityholders.

4.5.5	Capitalization Schedule and Validity of Issuances. Section 4.5 of its Disclosure Letter contains a fully diluted capitalization table of Nature’s Ledger and each of its Subsidiaries as of the date of this Agreement, certified by its Chief Executive Officer and Chief Financial Officer, that sets out for each security (including each NL Class A Share, NL Class G Preferred Share, any other preferred share, option, warrant, convertible or exchangeable security, and any right to receive securities in satisfaction of indebtedness or otherwise) the registered holder, the issue date, the consideration received, the approving resolution and, where applicable, the exercise or conversion price and expiry date. Each issuance of securities of Nature’s Ledger and its Subsidiaries since January 12, 2021 was approved by its duly constituted board of directors and, where required, its shareholders, in accordance with its articles, applicable corporate Law and Securities Laws. No class of preferred shares of Nature’s Ledger other than the NL Class G Preferred Shares is issued or outstanding, and no Person has any right to acquire any such shares.

4.6	Subsidiaries

Its Disclosure Letter lists each of its Subsidiaries, its jurisdiction of organization and the Persons who own its securities. Except as disclosed in its Disclosure Letter, it owns, directly or indirectly, all of the issued and outstanding securities of each of its Subsidiaries free and clear of all Liens, other than Permitted Liens. It does not own, directly or indirectly, any equity interest in any other Person. The representations and warranties in this Article 4 apply to each Subsidiary with the necessary changes.

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4.7	Financial Statements; Books and Records

4.7.1	Nature’s Ledger: Nature’s Ledger has delivered to Globa Terra its audited consolidated financial statements as at and for the fiscal years ended December 31, 2024 and will provide the December 31, 2025 as soon as reasonably practicable (together, the “NL Financial Statements”). The NL Financial Statements

(i)	were prepared in accordance with IFRS consistently applied throughout the periods covered (except as disclosed in their notes);

(ii)	present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of Nature’s Ledger as at their dates and for the periods covered, subject, in the case of interim statements, to normal year-end adjustments and the absence of notes; and

(iii)	have been prepared from, and are consistent with, its books and records.

4.7.2	BCCo: The audited annual financial statements and unaudited interim financial statements of BCCo included in the BCCo Public Disclosure Record (the “BCCo Financial Statements”)

(i)	were prepared in accordance with IFRS consistently applied (except as disclosed in their notes);

(ii)	present fairly, in all material respects, the financial position, results of operations and cash flows of BCCo as at their dates and for the periods covered, subject, in the case of interim statements, to normal year-end adjustments; and

(iii)	comply in all material respects with Canadian Securities Laws.

4.7.3	When delivered, the PCAOB Financial Statements of each Company Party will

(i)	have been prepared in accordance with U.S. GAAP (or, if applicable, IFRS as issued by the IASB) and Regulation S-X, consistently applied;

(ii)	present fairly, in all material respects, its consolidated financial position, results of operations and cash flows as at their dates and for the periods covered;

(iii)	in the case of annual statements, have been audited in accordance with PCAOB standards by an independent registered public accounting firm that is “independent” under Rule 2-01 of Regulation S-X and the PCAOB rules; and

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(iv)	be suitable for inclusion in the SEC Filing without material modification.

4.7.4	It maintains books, records and accounts that accurately and fairly reflect, in reasonable detail, its transactions and dispositions of assets. It maintains a system of internal accounting controls sufficient to provide reasonable assurance that transactions are executed in accordance with management’s authorization and recorded as necessary to permit the preparation of financial statements in accordance with the applicable accounting standards. Since April 24, 2026, it has not identified, and its auditors have not reported to it, any fraud involving management or any material weakness in its internal controls.

4.7.5	There are no off-balance-sheet transactions, arrangements or obligations (including contingent obligations) that have or would reasonably be expected to have a material effect on its financial condition.

4.8	No Undisclosed Liabilities

It has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except

(a)	those reflected or reserved against in its most recent balance sheet included in its financial statements referred to in Section 4.7;

(b)	those incurred in the Ordinary Course since that date; and

(c)	Transaction Expenses.

4.9	Absence of Certain Changes

Since December 31, 2025

(a)	it has conducted its business in the Ordinary Course in all material respects;

(b)	there has not been any Company Material Adverse Effect with respect to it; and

(c)	it has not taken any action that, if taken after the date of this Agreement without Globa Terra’s consent, would breach Section 6.1.

4.10	Material Contracts

4.10.1	Its Disclosure Letter lists each of the following Contracts to which it or any of its Subsidiaries is a party (each, a “Material Contract”):

(i)	any Contract involving payments to or by it exceeding US$250,000 in any 12-month period;

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(ii)	any Contract for the sale, purchase, forward sale, streaming, offtake or prepayment of Environmental Attributes, or for the development of any carbon project, with a counterparty, project proponent, landowner or community;

(iii)	any Contract for indebtedness or guarantees exceeding US$100,000, or granting a Lien over any material asset;

(iv)	any Contract restricting it from competing in any line of business or geographic area, or granting exclusivity or “most favoured nation” rights;

(v)	any joint venture, partnership or revenue-sharing Contract;

(vi)	any Contract with a related party;

(vii)	any Contract for the acquisition or disposition of any business or material assets;

(viii)	any material licence of intellectual property (other than off-the-shelf software);

(ix)	any Contract with a Governmental Authority or Indigenous community; and

(x)	any other Contract that is material to it or whose loss would reasonably be expected to have a Company Material Adverse Effect.

4.10.2	Each Material Contract is valid, binding and in full force and effect and is enforceable against it and, to its Knowledge, each other party, subject to the Enforceability Exceptions. Neither it nor, to its Knowledge, any other party is in material breach of or default under any Material Contract, and no event has occurred that, with notice or lapse of time, would constitute such a breach or default. It has not received any written notice of termination or non-renewal of any Material Contract, and there are no current or pending negotiations with respect to the renewal, repudiation or material amendment of any Material Contract. It has made available to Globa Terra true and complete copies of each Material Contract.

4.11	Environmental Attributes and Carbon Projects

4.11.1	Its Disclosure Letter contains a complete and accurate list of

(i)	each carbon or environmental project in which it has an interest (each, a “Project”), with its registry, methodology, crediting period, listing and registration status and its interest in the Project; and

(ii)	all Environmental Attributes held in its registry accounts, or contracted to be delivered to or by it, at the date of this Agreement, including vintage, serial numbers (where issued) and delivery obligations.

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4.11.2	It has good title to all Environmental Attributes held in its registry accounts, free and clear of all Liens other than Permitted Liens. No Environmental Attribute it has sold, transferred, retired or contracted to sell has been, or to its Knowledge is at risk of being, invalidated, reversed, cancelled, double-counted or subject to buffer pool contribution or replacement obligations beyond those disclosed in its Disclosure Letter. Except as disclosed in its Disclosure Letter, it has not received any prepayment or advance payment for Environmental Attributes not yet delivered, and it is not bound by any obligation to deliver Environmental Attributes without being entitled in due course to receive and retain full payment for them.

4.11.3	Each Project has been developed, and each Environmental Attribute has been generated, verified, issued and transferred, in compliance in all material respects with the applicable registry rules, methodology, validation and verification requirements and applicable Law, and with its contractual obligations to project proponents, landowners and purchasers.

4.11.4	It has not made any public statement or representation in marketing materials about the environmental benefits of any Environmental Attribute or Project that was false or misleading in any material respect, including under the deceptive marketing (environmental claims) provisions of the Competition Act.

4.12	Compliance with Laws; Permits

It is, and since the later of January 1, 2022 and the date of its incorporation, has been, in compliance in all material respects with all applicable Laws. It has not received any written notice of any actual or alleged material violation of Law, and to its knowledge no investigation by any Governmental Authority is pending or threatened. It holds all Permits required to carry on its business as now conducted except as would not have a Company Material Adverse Effect. Each such Permit is in full force and effect and it is in compliance in all material respects with its terms, and no proceeding is pending or, to its knowledge, threatened to revoke, suspend or adversely modify any of them.

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4.13	Litigation

There is no claim, action, suit, arbitration, investigation, inquiry or other proceeding (a “Proceeding”) pending or, to its knowledge, threatened against or affecting it, any of its Subsidiaries, their assets or any of their directors or officers (in that capacity) that

(a)	involves a claim exceeding US$100,000;

(b)	seeks injunctive or other non-monetary relief; or

(c)	challenges, or would reasonably be expected to prevent or materially delay, the Transaction.

It is not subject to any outstanding Order.

4.14	Property

It has good and marketable title to, or a valid leasehold interest in or right to use, all real and personal property used in its business, free and clear of all Liens other than

(a)	Liens for Taxes not yet due;

(b)	statutory Liens arising in the Ordinary Course for amounts not yet due;

(c)	undetermined or inchoate Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company Parties or any of their respective subsidiaries;

(d)	easements, servitudes, restrictions, restrictive covenants, rights of way, licenses, permits and other similar rights that do not materially detract from the value or use of the property;

(e)	zoning and building by-laws and ordinances, regulations made by public authorities that, in each case, are not violated by the current use or occupancy of the property subject thereto and that do not materially detract from the value or use of the property;

(f)	Liens disclosed in its Disclosure Letter; and

(g)	minor imperfections of title that do not materially detract from the value or use of the property

(together, “Permitted Liens”). Its Disclosure Letter lists all real property owned or leased by it, and all land access, conservation easement or carbon rights agreements under which it holds rights in land. It does not own any real property in the United States.

4.15	Intellectual Property and Data

It owns, or has a valid right to use, all intellectual property, software, data and information technology systems used in or necessary for its business as now conducted (“Company IP”), free and clear of all Liens other than Permitted Liens. To its knowledge, the conduct of its business does not infringe, misappropriate or otherwise violate the intellectual property rights of any Person. To its Knowledge, no Person is infringing any Company IP it owns. It is, and since January 1, 2022 has been, in compliance in all material respects with all applicable privacy and data protection Laws, including the Personal Information Protection Act (Alberta) and the Personal Information Protection and Electronic Documents Act (Canada). It has not suffered any material security breach of, or unauthorized access to, its systems or data.

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4.16	Employees and Benefit Plans

4.16.1	Its Disclosure Letter lists

(i)	each employee and individual independent contractor whose annual compensation exceeds US$100,000, with their title, compensation and entitlement to any severance, change of control or retention payment; and

(ii)	each bonus, pension, retirement, deferred compensation, equity incentive, health, welfare, severance or other benefit plan, program or arrangement maintained by it or to which it contributes (“Company Benefit Plans”).

Each Company Benefit Plan has been maintained and administered in compliance in all material respects with its terms and applicable Law.

4.16.2	It is not a party to any collective agreement, and to its Knowledge no union organizing activity is pending. It is in compliance in all material respects with all applicable employment, labour, occupational health and safety, human rights, pay equity and workers’ compensation Laws.

4.16.3	Except as disclosed in its Disclosure Letter, neither the execution of this Agreement nor the completion of the Transaction (alone or together with any other event) will entitle any current or former director, officer, employee or contractor to any severance, bonus, retention, change of control or other payment, or accelerate the vesting or payment of any compensation or benefit.

4.17	Taxes

4.17.1	It has duly and timely filed all income and other material Tax Returns required to be filed by it, and all such returns are complete and correct in all material respects. It has paid all material Taxes due and payable and has made adequate provision in its financial statements for all material Taxes not yet due. It has duly and timely withheld, collected and remitted all material Taxes it was required to withhold, collect or remit.

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4.17.2	There are no material audits, examinations, reassessments, proceedings or claims pending or, to its Knowledge, threatened against it for Taxes, and it has not waived any statute of limitations or agreed to any extension of time for any material Tax assessment or reassessment that remains in effect. It is not currently the beneficiary of any extension of time within which to file any Tax Return, other than extensions of time to file Tax Returns obtained in the Ordinary Course.

4.17.3	It is a “taxable Canadian corporation” within the meaning of the Tax Act (and is not a “specified financial institution”). None of sections 15, 17, 78, 79 or 80 to 80.04 of the Tax Act or any analogous provision of applicable Law has applied or will apply to it in a way that would reasonably be expected to have a material adverse effect on it.

4.17.4	It is not, and has not been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code. It has not taken or agreed to take any action, and to its Knowledge there is no plan, agreement, fact or circumstance, that would reasonably be expected to prevent the Intended Tax Treatment.

4.17.5	It (i) is not nor has been a member of an affiliated, consolidated, combined, unitary or similar Tax group (including, for clarity, any affiliated group within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Law)) for purposes of filing any Tax Return or paying Taxes, other than a group the common parent of which is it, and (ii) does not have and has not had any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by Contract (other than customary indemnification provisions contained in commercial Contracts entered into in the Ordinary Course of Business, the principal purpose of which is not related to Taxes) or otherwise.

4.17.6	In the past three years, no written claim has been made by a Governmental Authority in any jurisdiction in which any it does not file a Tax Return or pay Taxes that such entity is or may be subject to taxation or required to file Tax Returns in such jurisdiction and, to its Knowledge, no prior written claim of such nature remains unresolved or outstanding. To its Knowledge, it has not, in the past three years, had a permanent establishment (within the meaning of an applicable Tax treaty) or other taxable presence in any country other than a country in which it is incorporated, is resident for Tax purposes or is otherwise subject to Tax on a net income basis.

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4.17.7	There are no Liens for Taxes upon any of its any assets or stock other than Permitted Liens.

4.17.8	It is not a party to, or has any liability under, any Tax allocation, sharing, indemnification or similar Contract or arrangement or any other Contract or arrangement providing for payments in respect of Taxes or Tax benefits (other than customary indemnification provisions contained in commercial Contracts entered into in the Ordinary Course, the principal purpose of which is not related to Taxes).

4.17.9	There are no Tax rulings, requests for rulings, technical advice memoranda, closing agreements or similar agreements or rulings relating to Taxes that have been requested or issued to or with respect to it or into which it has entered into that would be binding on it in any taxable period (or portion thereof) after the Closing Date.

4.17.5	Th NL Shares, BCCo Shares and shares of each Subsidiary each do not constitute “taxable Canadian property” within the meaning of the Tax Act.

4.17.6	It has not acquired (and has not been deemed to acquire) property from a Person not dealing at arm’s length (for purposes of the Tax Act) with it in circumstances that would result in it becoming liable to pay Taxes of such Person under section 160 of the Tax Act or any analogous provision of any comparable Law of any province or territory of Canada.

4.17.7	It has not received any refund, credit or subsidy to which it was not entitled.

4.17.8	It will not be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxation year or fiscal period (or portion thereof) ending after the Effective Time as a result of any change in method of accounting, closing agreement, installment sale, prepaid amounts or the use of an improper method of accounting, pertaining to a taxation year or fiscal period (or portion thereof) before the Effective Time. It has not claimed any amount as a reserve or a deduction under the Tax Act (including a reserve under any one or more of subparagraph 40(1)(a)(iii), paragraph 20(1)(m) or paragraph 20(1)(n) of the Tax Act) or any analogous provision of Applicable Law, if, as a result of claiming such deduction or reserve, any such amount could be included in the income of any Company Party for any taxation year or fiscal period (or portion thereof) after the Effective Time.

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4.17.9	The terms and conditions made or imposed in respect of every transaction (or series of transactions) between (A) any Company Party and (B) any Person resident in a different country or jurisdiction from such Company Party, that is not dealing at arm’s length (each within the meaning of the Tax Act) with the applicable Company Party, do not differ from those that would have been made between persons dealing at arm’s length (within the meaning of the Tax Act). Each Company Party has made or obtained records or documents that meet the requirements of paragraph 247(4)(a) or (c) of the Tax Act or any analogous law of another jurisdiction

4.17.10	None of the Company Parties has ever had an obligation to file an information return pursuant to sections 237.3, 237.4 or 237.5 of the Tax Act, or any analogous provision of Applicable Law.

4.18	Insurance

Its Disclosure Letter lists all insurance policies it maintains. Each policy is in full force and effect, all premiums due have been paid, and it has not received notice of cancellation or non-renewal. No policy will be cancelled or otherwise terminated as a result of the Transaction. There are no material claims pending under any policy for which coverage has been denied or disputed.

4.19	Anti-Corruption, Sanctions and AML

Neither it, nor any of its directors or officers, nor, to its Knowledge, any of its employees, agents or other Persons acting on its behalf, has

(a)	violated the Corruption of Foreign Public Officials Act (Canada), the U.S. Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery or anti-corruption Law;

(b)	been a Person that is the target of sanctions administered by Canada (including under the Special Economic Measures Act and the Justice for Victims of Corrupt Foreign Officials Act), the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union or the United Kingdom, or engaged in any dealings with or for the benefit of such a Person or any sanctioned country or territory; or

(c)	violated the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) or any other applicable anti-money-laundering Law.

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4.20	Related Party Transactions

Except as disclosed in its Disclosure Letter and for employment and compensation arrangements in the Ordinary Course, no director, officer, 10% securityholder or other “related party” (as defined in MI 61-101) of it, and no Affiliate or associate of any of those Persons,

(a)	is a party to any Contract with it;

(b)	has any interest in any of its assets;

(c)	owes any amount to it or is owed any amount by it;

(d)	holds any interest in any securities of any other Party; or

(e)	Without limiting the foregoing, its Disclosure Letter describes each transaction since January 1, 2024 between it or any of its Subsidiaries on the one hand, and any of its shareholders or Affiliates thereof on the other hand. Except as disclosed in its Disclosure Letter, each such transaction was approved, and any required disclosure, valuation and minority approval was obtained, in compliance with MI 61-101 and applicable corporate Law.

4.21	Reporting Issuer Status and Public Disclosure (BCCo only)

BCCo represents and warrants to Globa Terra, Pubco and AmalSub that:

4.21.1	BCCo is a reporting issuer in the Provinces of British Columbia and Alberta and is not in default of any requirement of Canadian Securities Laws. BCCo is not included in any list of defaulting reporting issuers maintained by the Securities Authorities. No cease trade order in respect of any BCCo securities is in effect or, to BCCo’s Knowledge, pending or threatened, and no inquiry or investigation by any Securities Authority is in progress or, to BCCo’s Knowledge, threatened.

4.21.2	No securities of BCCo are listed or quoted on any stock exchange or market.

4.21.3	BCCo has filed all documents required to be filed by it under Canadian Securities Laws since April 24, 2026. The BCCo Public Disclosure Record did not, as of the date of filing (or, if amended, as of the date of the amendment), contain any misrepresentation, and complied in all material respects with Canadian Securities Laws. BCCo has not filed any confidential material change report that remains confidential.

4.21.4	There has never been a “disagreement” (within the meaning of National Instrument 51-102 – Continuous Disclosure Obligations) with the past or present auditors of BCCo.

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4.21.5	Since April 24, 2026, BCCo has carried on no business except as set out in its financial statements referred to in Section 4.7 and except for the transactions contemplated by this Agreement, BCCo has carried on its business in the ordinary course, and since April 24, 2026, BCCo has not carried on any business or entered into any Contract, commitment or agreement of any sort whatsoever other than as disclosed in the BCCo Public Disclosure Record.

4.21.6	BCCo is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act.

4.22	Securities Law Matters (Nature’s Ledger)

Nature’s Ledger is not a reporting issuer in any jurisdiction and none of its securities is listed or quoted on any exchange or market. All securities of Nature’s Ledger were issued in compliance with applicable Securities Laws in reliance on available prospectus and registration exemptions. Nature’s Ledger is not an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and is a “foreign private issuer” within the meaning of Rule 405 under the Securities Act. The number of holders of NL securities that are resident in the United States is set out in the NL Disclosure Letter.

4.23	Brokers

Except as set out in its Disclosure Letter, no broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based on arrangements made by or on behalf of it. It has made available to Globa Terra true and complete copies of all agreements under which any such Person is entitled to a fee or commission in connection with the Transaction.

4.24	Information Supplied

None of the information supplied or to be supplied by it for inclusion in the SEC Filing, the BCCo Circular, the NL Information Statement or any filing with Nasdaq will, at the relevant time, contain any untrue statement of a material fact or omit to state a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they are made, not misleading (or, in the case of Canadian documents, contain a misrepresentation).

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4.25	Competition and Investment Canada

The aggregate value of its assets in Canada, and its gross revenues from sales in, from or into Canada, as determined under Part IX of the Competition Act, do not exceed C$93 million. It is not a “state-owned enterprise” and does not carry on a “cultural business” within the meaning of the Investment Canada Act.

4.26	Solvency

No act or proceeding has been taken by or against it or any of its Subsidiaries, and no such act or proceeding has been authorized or is being considered by or on behalf of it or, to its knowledge, is threatened, in connection with the dissolution, liquidation, winding up, bankruptcy, reorganization, compromise or arrangement with creditors of it or any of its Subsidiaries, or for the appointment of a trustee, receiver, receiver-manager, liquidator, custodian or other similar officer for it, any of its Subsidiaries or any part of their assets. Neither it nor any of its Subsidiaries has made, or is considering making, an assignment for the benefit of its creditors, or has sought protection under the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) or any similar legislation.

4.27	Collateral Benefits

To its knowledge, no “related party” of it (within the meaning of MI 61-101), together with its associated entities, beneficially owns or exercises control or direction over 1% or more of its outstanding shares, except related parties who will not receive a “collateral benefit” (within the meaning of MI 61-101) as a consequence of the Transaction. Except as set out in its Disclosure Letter, the approval of its Arrangement Resolution is not required to include “minority approval” (within the meaning of MI 61-101), and the Transaction is not subject to the formal valuation requirements of MI 61-101.

4.28	Rights Plans; Standstill and Confidentiality Agreements

It does not have, and will not adopt or implement, any shareholder rights plan or any other plan, Contract or instrument that will trigger any right to acquire its shares or other securities, or any right, entitlement or privilege in favour of any Person, upon the entering into of this Agreement or in connection with the Transaction. Its Disclosure Letter lists each confidentiality, standstill or similar agreement that it or any of its Subsidiaries has entered into within the 12 months before the date of this Agreement with any Person (other than Globa Terra) in connection with a potential Acquisition Proposal. Each such agreement that remains in force contains customary standstill provisions, and it has not waived, amended, released or failed to enforce any standstill, confidentiality or similar provision in any such agreement, except to the extent such agreement provides for an automatic release as a result of the Transaction.

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4.29	Corporate Records

Its corporate records and minute books, and those of each of its Subsidiaries, have been maintained in compliance in all material respects with applicable Laws and are complete and accurate in all material respects, other than minutes of meetings of its board of directors or any committee of its board that are in draft form or relate to the Transaction. True and complete copies of such corporate records and minute books have been made available to Globa Terra.

4.30	Investigation; No Other Representations

Each Company Party has conducted its own independent investigation of the Globa Terra and acknowledges that, except for the representations and warranties in Article 5 (as qualified by the Disclosure Letters), Neither Globa Terra nor any of its Representatives makes any representation or warranty, express or implied.

Except for the representations and warranties in this Article 4 (as qualified by its Disclosure Letter), no Company Party makes any other express or implied representation or warranty, and each Company Party disclaims any other representation or warranty, including as to the accuracy or completeness of any projections, forecasts or other forward-looking information made available to Globa Terra or its Representatives.

5.	REPRESENTATIONS AND WARRANTIES OF GLOBA TERRA, PUBCO AND AMALSUB

Except as disclosed in the Globa Terra Disclosure Letter or in the Globa Terra SEC Reports filed before the date of this Agreement (excluding risk factor, forward-looking statement and similar cautionary disclosure), Globa Terra represents and warrants to each Company Party (and, from the date of the Joinder, each of Pubco and AmalSub jointly and severally with Globa Terra represents and warrants to each Company Party in respect of itself) as follows, and acknowledges that the Company Parties are relying on these representations and warranties in entering into this Agreement:

5.1	Organization

Globa Terra is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, with all necessary corporate power and capacity to own its assets and carry on its business as now conducted. After the Continuance, Pubco will be a corporation duly continued and validly existing under the ABCA. True and complete copies of the Globa Terra Articles, the Trust Agreement, the Warrant Agreement, the Rights Agreement and each agreement between Globa Terra and the Sponsor or any of its Affiliates are included in the Globa Terra SEC Reports or have been made available to the Company Parties. Globa Terra is not in material breach of the Globa Terra Articles.

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5.2	Authority and Binding Obligation

Globa Terra has all necessary corporate power and capacity to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party. Subject only to obtaining the Globa Terra Shareholder Approval, the execution and delivery of this Agreement and the performance of its obligations have been duly authorized by the Globa Terra Board, and no other corporate proceedings on its part are necessary. This Agreement has been duly executed and delivered by Globa Terra and is a legal, valid and binding obligation of Globa Terra, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. The Globa Terra Board (including a majority of its independent directors, as required by Nasdaq IM-5101-2) has approved this Agreement and the Transaction and made the determinations set out in the Recitals. The Globa Terra Shareholder Approval is the only vote of the holders of any securities of Globa Terra necessary to approve the Transaction.

5.3	No Conflict; Required Filings and Consents

The execution, delivery and performance of this Agreement by Globa Terra and the completion of the Transaction do not and will not

(a)	contravene the Globa Terra Articles;

(b)	subject to obtaining the Globa Terra Shareholder Approval and the Regulatory Approvals, contravene any Law or Order applicable to Globa Terra; or

(c)	require any consent under, conflict with, or result in a breach or default under, the Trust Agreement, the Warrant Agreement, the Rights Agreement or any other material Contract of Globa Terra.

except, in the case of clauses (b) and (c), as would not reasonably be expected to have a Globa Terra Material Adverse Effect or to prevent or materially delay the completion of the Transaction.

Other than the filing of the SEC Filing, filings with Nasdaq, the filings required for the Continuance, the Regulatory Approvals and filings under the Exchange Act and Canadian Securities Laws, no authorization, consent or approval of, or filing with, any Governmental Authority is required to be obtained or made by Globa Terra in connection with this Agreement or the Transaction.

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5.4	Capitalization

5.4.1	The authorized share capital of Globa Terra is US$22,100 divided into 200,000,000 Globa Terra Class A Shares, 20,000,000 Globa Terra Class B Shares and 1,000,000 preference shares, each with a par value of US$0.0001. As of 14 August 2026, the following were issued and outstanding:

(i)	17,893,817 Globa Terra Class A Shares, consisting of 17,499,550 Public Shares and 394,267 Globa Terra Class A Shares underlying the Private Placement Units;

(ii)	5,833,183 Globa Terra Class B Shares;

(iii)	no preference shares;

(iv)	13,124,662 Globa Terra Warrants included in the public units and 295,700 Globa Terra Warrants included in the Private Placement Units; and

(v)	17,499,550 Globa Terra Rights included in the public units and 394,267 Globa Terra Rights included in the Private Placement Units.

In addition, 788,534 Restricted Class A Shares were issued to the Sponsor and the Private Placement Investor, vesting only on the completion of Globa Terra’s initial Business Combination.

5.4.2	All outstanding securities of Globa Terra have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in compliance with all applicable Securities Laws and the Globa Terra Articles. Except as set out in this Section, the Warrant Agreement, the Rights Agreement and the Working Capital Loans (none of which is outstanding at the date of this Agreement, except as disclosed in the Globa Terra Disclosure Letter), there are no options, warrants, rights, convertible securities or other agreements or commitments of any kind that require or may require Globa Terra to issue, sell, repurchase or redeem any of its securities, other than the Redemptions.

5.4.3	The Pubco Common Shares and Replacement Warrants to be issued under the Arrangement, and the Pubco Common Shares issuable on the exercise of the Replacement Warrants, have been, or before the Effective Time will be, duly authorized. When issued in accordance with this Agreement and the Plan of Arrangement (or, in the case of shares issuable on exercise, in accordance with the terms of the Replacement Warrants), they will be validly issued as fully paid and non-assessable shares, free and clear of all Liens (other than restrictions on transfer under applicable Securities Laws and the Lock-Up Agreements), and not issued in violation of any pre-emptive or similar right.

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5.5	SEC Reports; Financial Statements; Internal Controls

5.5.1	Globa Terra has timely filed or furnished all Globa Terra SEC Reports required to be filed or furnished by it with the SEC. As of their respective dates (or, if amended, as of the date of the amendment), each Globa Terra SEC Report complied in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments from the SEC staff on any Globa Terra SEC Report.

5.5.2	The financial statements of Globa Terra included in the Globa Terra SEC Reports

(i)	were prepared in accordance with U.S. GAAP and Regulation S-X, consistently applied (except as disclosed in them);

(ii)	present fairly, in all material respects, the financial position, results of operations and cash flows of Globa Terra as at their dates and for the periods covered (subject, for interim statements, to normal year-end adjustments); and

(iii)	in the case of the audited statements, were audited by an independent registered public accounting firm in accordance with PCAOB standards.

5.5.3	Globa Terra has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as required by the Exchange Act. Such disclosure controls and procedures are reasonably designed to ensure that all material information relating to Globa Terra required to be disclosed in the reports it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. They are also reasonably designed to ensure that such information is accumulated and communicated to Globa Terra’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure. Except as set forth in Globa Terra’s SEC Reports, such disclosure controls and procedures are effective in timely alerting those officers to material information required to be included in Globa Terra’s periodic reports.

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5.5.4	Globa Terra’s principal executive officer and principal financial officer have made all certifications required by Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Globa Terra SEC Reports, and each such certification was accurate and complete when made.

5.5.5	Except as set forth in Globa Terra’s SEC Reports, neither Globa Terra (including any employee thereof) nor Globa Terra’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Globa Terra, (ii) any fraud, whether or not material, that involves Globa Terra’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Globa Terra or (iii) any claim or allegation regarding any of the foregoing.

5.6	Trust Account

5.6.1	As of 30 June 2026, US$181,488,610 was held in the Trust Account, invested only in U.S. government securities within the meaning of Section 2(a)(16) of the U.S. Investment Company Act of 1940 with a maturity of 185 days or less, or in money market funds meeting the conditions of Rule 2a-7 under that Act and investing only in direct U.S. government treasury obligations (or held in cash or an interest-bearing demand deposit account), in each case as permitted by the Trust Agreement.

5.6.2	The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Globa Terra and, to Globa Terra’s Knowledge, the trustee, enforceable in accordance with its terms. Globa Terra has complied in all material respects with the Trust Agreement and is not in default under it. There are no side letters or other agreements that would cause the description of the Trust Agreement in the Globa Terra SEC Reports to be inaccurate, or that would entitle any Person (other than Public Shareholders who exercise Redemption rights, and the payment of Taxes and up to US$100,000 of dissolution expenses as permitted by the Trust Agreement) to any part of the proceeds in the Trust Account. No Proceeding is pending or, to Globa Terra’s Knowledge, threatened with respect to the Trust Account.

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5.6.3	From the Effective Time, the obligations of Globa Terra to dissolve or liquidate under the Globa Terra Articles will terminate. On the Closing, and assuming the accuracy of the Company Parties’ representations and warranties and the performance of their obligations, no Public Shareholder will be entitled to any part of the Trust Account except to the extent that it exercises its Redemption rights.

5.7	Business Activities; Liabilities; Contracts

5.7.1	Since its incorporation, Globa Terra has not conducted any business other than activities related to its initial public offering and the search for, and negotiation of, a Business Combination. Except for the Transaction Documents and the agreements described in the Globa Terra SEC Reports, Globa Terra is not a party to any Contract that is material to it or that restricts it from engaging in any business or completing the Transaction.

5.7.2	Globa Terra has no liabilities except

(i)	those reflected or reserved against in its most recent balance sheet included in the Globa Terra SEC Reports;

(ii)	those incurred since that date in the Ordinary Course or in connection with the Transaction; and

(iii)	Transaction Expenses.

The Globa Terra Disclosure Letter contains a complete and accurate list of all Transaction Expenses of Globa Terra incurred and unpaid or deferred at the date of this Agreement (including any deferred underwriting, business combination marketing, advisory or legal fees, and amounts owing under the administrative services agreement with the Sponsor at US$15,000 per month), and a good faith estimate of all Transaction Expenses expected to be incurred to the Closing.

5.7.3	Globa Terra has no employees and no benefit plans, and it has no Subsidiaries (other than Pubco and AmalSub, from their incorporation) or equity interests in any other Person.

5.8	Nasdaq Listing

The public units, Globa Terra Class A Shares, Globa Terra Warrants and Globa Terra Rights are registered under Section 12(b) of the Exchange Act and are listed on Nasdaq under the symbols “GTERU”, “GTER”, “GTERW” and “GTERR”, respectively. Globa Terra is in compliance in all material respects with the Nasdaq continued listing rules. There is no Proceeding pending or, to Globa Terra’s Knowledge, threatened by Nasdaq or the SEC to deregister any of those securities or to delist or suspend them from trading. Except as set forth in Globa Terra’s SEC Reports, Globa Terra has not received any notice of deficiency or delisting from Nasdaq that remains unresolved.

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5.9	Investment Company; Shell Company; Emerging Growth Company

Globa Terra is not an “investment company” and is not required to register as one under the U.S. Investment Company Act of 1940, as amended. Globa Terra is a “shell company” (as defined in Rule 12b-2 under the Exchange Act), an “emerging growth company” (as defined in Section 2(a)(19) of the Securities Act) and a “smaller reporting company” (as defined in Rule 12b-2 under the Exchange Act).

5.10	Litigation; Compliance

There is no Proceeding pending or, to Globa Terra’s Knowledge, threatened against Globa Terra, the Sponsor (relating to Globa Terra) or any of Globa Terra’s directors or officers (in that capacity), and Globa Terra is not subject to any outstanding Order. Globa Terra is, and since its incorporation has been, in compliance in all material respects with all applicable Laws. The representation in the Section of Article 4 headed “Anti-Corruption, Sanctions and AML” is also made by Globa Terra in respect of itself and the Sponsor, to Globa Terra’s Knowledge, with the necessary changes.

5.11	Taxes

Globa Terra has duly and timely filed all material Tax returns required to be filed by it, and all such returns are correct in all material respects. It has paid all material Taxes due and payable and has made adequate provision in its financial statements for all Taxes not yet due. It is not subject to any pending Tax audit or proceeding. It has duly and timely withheld, collected and remitted all Taxes it was required to withhold, collect or remit. There are no audits, reassessments, proceedings or claims pending or, to its knowledge, threatened against it for Taxes, and it has not waived any statute of limitations or agreed to any extension of time for any Tax assessment or reassessment that remains in effect. It has not taken or agreed to take any action, and to its Knowledge there is no plan, agreement, fact or circumstance, that would reasonably be expected to prevent the Intended Tax Treatment. At no time before the Continuance has Globa Terra been resident in Canada for purposes of the Tax Act or had a permanent establishment in Canada. Globa Terra is classified as a corporation for U.S. federal income tax purposes, and to its Knowledge it is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code.

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5.12	Sponsor Agreements; Affiliate Transactions

The Globa Terra Disclosure Letter lists every Contract or arrangement between Globa Terra, on the one hand, and the Sponsor, any director or officer of Globa Terra or any of their respective Affiliates, on the other hand (each, a “Sponsor Agreement”), including the letter agreement entered into at the time of Globa Terra’s initial public offering, the administrative services agreement, any Working Capital Loans and the registration rights agreement. No Sponsor Agreement will result in any payment or issuance of securities by Globa Terra at or after the Effective Time except as disclosed in the Globa Terra Disclosure Letter. The Sponsor Support Agreement has been duly executed and delivered by the Sponsor and Globa Terra and is in full force and effect.

5.13	Pubco and AmalSub

On its incorporation, each of Pubco and AmalSub will be duly incorporated and validly existing under the Cayman Companies Act or the ABCA, as applicable, and a direct wholly-owned subsidiary of Globa Terra (and, in the case of AmalSub, after the SPAC Merger, of Pubco), formed solely to complete the Transaction. Each of Pubco and AmalSub will have had (and will have prior to the SPAC Merger and Amalgamation, respectively) no assets (other than nominal subscription proceeds), liabilities, business or operations other than those incidental to its formation and to the Transaction. On the Joinder, each of Pubco and AmalSub will have all necessary corporate power and capacity to perform its obligations under this Agreement, the Joinder will have been duly authorized, executed and delivered by it, and this Agreement will be a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, subject to the Enforceability Exceptions. Neither Pubco nor AmalSub has either taken or agreed to take any action that would reasonably be expected to prevent the Intended Tax Treatment. Each of Pubco and AmalSub is classified as a corporation for U.S. federal income tax purposes.

5.14	Brokers

Except for D. Boral Capital LLC (whose fees are set out in the Globa Terra Disclosure Letter), no broker, finder, investment banker or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based on arrangements made by or on behalf of Globa Terra or the Sponsor.

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5.15	Information Supplied

The SEC Filing (except for information supplied in writing by a Company Party or its Representatives for inclusion in it) will, when filed, when cleared or declared effective, when first mailed to the Globa Terra Shareholders and at the time of the Globa Terra Meeting, comply as to form in all material respects with the Securities Act and the Exchange Act. It will not contain any untrue statement of a material fact or omit to state a material fact required to be stated in it or necessary to make the statements in it, in light of the circumstances under which they are made, not misleading. The information supplied by Globa Terra for inclusion in the BCCo Circular and the NL Information Statement will not contain any misrepresentation.

5.16	Investigation; No Other Representations

Globa Terra has conducted its own independent investigation of the Company Parties and acknowledges that, except for the representations and warranties in Article 4 (as qualified by the Disclosure Letters), no Company Party or any of its Representatives makes any representation or warranty, express or implied. Except for the representations and warranties in this Article 5 (as qualified by the Globa Terra Disclosure Letter), none Globa Terra, Pubco or AmalSub makes any other express or implied representation or warranty.

6.	COVENANTS

6.1	Conduct of Business of the Company Parties

6.1.1	From the date it enters this Agreement until the earlier of the Effective Time and the termination of this Agreement, each Company Party shall, and shall cause each of its Subsidiaries to, conduct its business only in the Ordinary Course and in compliance in all material respects with applicable Law. It shall also use commercially reasonable efforts to preserve intact its business organization, assets, Permits, registry accounts, Projects and goodwill, keep available the services of its officers and key employees, and maintain satisfactory relationships with its customers, suppliers, project proponents, landowners, Indigenous communities, registries and others with whom it has business relationships. This Section does not apply to actions

(i)	required by this Agreement or by Law;

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(ii)	consented to in writing by Globa Terra (and, in the case of BCCo, also by Nature’s Ledger), such consent not to be unreasonably withheld; or

(iii)	disclosed in its Disclosure Letter.

6.1.2	Without limiting the generality of Section 6.1.1, and subject to the same exceptions, each Company Party shall not, and shall cause each of its Subsidiaries not to:

6.1.2.1	amend its articles, by-laws or any unanimous shareholder agreement, other than, in the case of BCCo, as required for the BCCo Continuance in accordance with Section 2.2;

6.1.2.2	issue, sell, grant, pledge or otherwise encumber any of its securities or any options, warrants, rights or convertible securities, other than

(A)	the PIPE Securities;

(B)	NL Class A Shares issued on the exercise or conversion of NL Warrants or NL Class G Preferred Shares outstanding at the date of this Agreement, in accordance with their terms; and

6.1.2.3	split, consolidate, reclassify, redeem, repurchase or otherwise acquire any of its securities, or declare, set aside or pay any dividend or other distribution;

6.1.2.4	reorganize, amalgamate, merge or combine with any Person, or adopt a plan of liquidation, dissolution or winding-up;

6.1.2.5	acquire (by merger, amalgamation, purchase of shares or assets or otherwise) any business, Person or material assets, or make any investment in any Person, other than purchases of Environmental Attributes or project interests in the Ordinary Course not exceeding US$5,000,000 individually or US$25,000,000 in the aggregate;

6.1.2.6	sell, lease, license, transfer, retire, cancel or otherwise dispose of, or permit any Lien (other than Permitted Liens) on, any material asset or Environmental Attributes, other than sales and retirements of Environmental Attributes in the Ordinary Course under Material Contracts disclosed in its Disclosure Letter;

6.1.2.7	incur, assume or guarantee any indebtedness for borrowed money, or make any loan or advance to any Person, in excess of US$5,000,000 in the aggregate;

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6.1.2.8	enter into, materially amend, waive any material right under, or terminate any Material Contract, or enter into any Contract that would be a Material Contract if entered into before the date of this Agreement, other than in the Ordinary Course;

6.1.2.9	make any capital expenditure in excess of US$5,000,000 individually or US$25,000,000 in the aggregate, other than as set out in the budget in its Disclosure Letter;

6.1.2.10	except as required by Law or by a Company Benefit Plan in effect at the date of this Agreement,

(A)	increase the compensation or benefits of any director, officer, employee or contractor, other than Ordinary Course increases for non-officer employees not exceeding 5% in the aggregate;

(B)	grant or pay any bonus, severance, retention or change of control payment;

(C)	adopt, materially amend or terminate any Company Benefit Plan;

(D)	accelerate the vesting of any compensation; or

(E)	hire any individual with annual compensation above US$400,000;

6.1.2.11	commence, waive, release, assign or settle any proceeding, other than settlements of claims involving only the payment of money not exceeding US$1,000,000;

6.1.2.12	change its fiscal year or any method of accounting or accounting practice, except as required by IFRS, U.S. GAAP or applicable Law;

6.1.2.13	(A) make, change or revoke any election in respect of material Taxes; (B) amend, modify or otherwise change any filed Tax Return in respect of material Taxes, (C) adopt or request permission of any Governmental Authority to change any accounting method in respect of material Taxes, (D) settle or compromise any claim, notice, audit report, Action, suit, litigation, proceeding, arbitration, investigation, controversy, or assessment in respect of Taxes; (E) enter into any Tax allocation, Tax sharing, Tax indemnity, private letter ruling closing agreement, or other binding written agreement relating to any Taxes; (F) surrender or forfeit any right to claim a Tax refund, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, (H) incur any material liability for Taxes other than in the Ordinary Course, (I) prepare any Tax Return in a manner materially inconsistent with past practice, or (J) grant any power of attorney relating to any Tax matter;

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6.1.2.14	enter into any Contract or transaction with a related party, other than as disclosed in its Disclosure Letter;

6.1.2.15	enter into any Contract or transaction with a related party, other than as disclosed in its Disclosure Letter;

6.1.2.16	take any action that would reasonably be expected to prevent or materially delay the completion of the Transaction; or

6.1.2.17	authorize, agree, resolve or commit to do any of the foregoing.

6.1.3	Nature’s Ledger shall keep Globa Terra appraised on a current basis on any and all developments relating to any proposed acquisitions being pursued by Nature’s Ledger, including as to the proposed terms thereof.

6.1.4	BCCo shall also

(i)	maintain its status as a reporting issuer not in default under Canadian Securities Laws; and

(ii)	not take any action that would cause it to be subject to a cease trade order.

6.2	Conduct of Business of Globa Terra

From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, except as required by this Agreement or by Law, or with the prior written consent of Nature’s Ledger (not to be unreasonably withheld), Globa Terra shall conduct its business in the Ordinary Course and in compliance with the Globa Terra Articles, the Trust Agreement and applicable Law, and shall not:

6.2.1	amend the Globa Terra Articles (other than as contemplated by Section 3.4 or the Globa Terra Proposals), the Trust Agreement, the Warrant Agreement, the Rights Agreement or any Sponsor Agreement, or waive any right under any of them;

6.2.2	withdraw or disburse any amount from the Trust Account, other than as permitted by the Globa Terra Articles and the Trust Agreement to pay Taxes or the Redemptions;

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6.2.3	issue, sell or grant any securities, or any options, warrants or other rights to acquire securities, other than

(i)	Pubco Common Shares issued on the conversion of Globa Terra Class B Shares, the conversion of Globa Terra Rights or the exercise of Globa Terra Warrants, in each case in accordance with their terms; and

(ii)	Private Placement Units (and the underlying securities) issued on the conversion of Working Capital Loans in accordance with their terms;

6.2.4	split, consolidate, reclassify or otherwise change its share capital, or declare or pay any dividend or other distribution, other than the Redemptions;

6.2.5	incur any indebtedness, other than Working Capital Loans not exceeding US$500,000 in the aggregate on terms disclosed to Nature’s Ledger;

6.2.6	enter into, amend or terminate any Sponsor Agreement or other Contract with the Sponsor, its Affiliates or any director or officer of Globa Terra, or pay any amount to any of them, other than reimbursement of reasonable out-of-pocket expenses and the monthly administrative fee disclosed in the Globa Terra SEC Reports;

6.2.7	acquire any business, assets or securities of any Person, or form any Subsidiary other than Pubco and AmalSub;

6.2.8	take any action that would reasonably be expected to cause the Globa Terra securities to be delisted from Nasdaq or to prevent the Intended Tax Treatment;

6.2.9	engage any broker, financial advisor or other advisor whose fees would be Transaction Expenses of Globa Terra, other than as disclosed in the Globa Terra Disclosure Letter;

6.2.10	(A) make, change or revoke any election in respect of material Taxes; (B) amend, modify or otherwise change any filed Tax Return in respect of material Taxes, (C) adopt or request permission of any Governmental Authority to change any accounting method in respect of material Taxes, (D) settle or compromise any claim, notice, audit report, Action, suit, litigation, proceeding, arbitration, investigation, controversy, or assessment in respect of Taxes; (E) enter into any Tax allocation, Tax sharing, Tax indemnity, private letter ruling closing agreement, or other binding written agreement relating to any Taxes; (F) surrender or forfeit any right to claim a Tax refund, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes, (H) incur any material liability for Taxes other than in the Ordinary Course, (I) prepare any Tax Return in a manner materially inconsistent with past practice, or (J) grant any power of attorney relating to any Tax matter; or

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6.2.11	authorize, agree, resolve or commit to do any of the foregoing.

6.3	Globa Terra Public Filings

From the date of this Agreement until the Effective Time, Globa Terra shall file all reports and other documents required to be filed by it with the SEC in a timely manner and in compliance in all material respects with the Exchange Act, and shall use reasonable best efforts to maintain the listing of its securities on Nasdaq.

6.4	Access to Information; Confidentiality

6.4.1	Subject to applicable Law and to the terms of any existing confidentiality obligation, from the date of this Agreement until the Effective Time, each Party shall give the other Parties and their Representatives reasonable access, on reasonable prior notice and during normal business hours, to its and its Subsidiaries’ officers, properties, books, Contracts, registry accounts and records. It shall also furnish promptly all information about its business, properties and personnel that another Party reasonably requests for the purpose of completing the Transaction, preparing the SEC Filing, the BCCo Circular and the NL Information Statement, and its due diligence investigation. No investigation by a Party shall affect any representation or warranty in this Agreement.

6.5	Non-Solicitation by the Company Parties

6.5.1	Except as expressly permitted by this Section 6.5, each Company Party shall not, and shall cause its Subsidiaries and its and their Representatives not to, directly or indirectly:

6.5.1.1	solicit, initiate, knowingly encourage or otherwise facilitate (including by furnishing information or permitting any visit to its facilities) any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal;

6.5.1.2	enter into or otherwise engage or participate in any discussions or negotiations with any Person (other than the other Parties) about any Acquisition Proposal;

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6.5.1.3	withdraw, amend, modify or qualify, or publicly propose to withdraw, amend, modify or qualify, its board recommendation in a manner adverse to Globa Terra or the other Company Party;

6.5.1.4	accept, approve, endorse or recommend, or publicly propose to accept, approve, endorse or recommend, any Acquisition Proposal, or take no position or remain neutral on any publicly announced Acquisition Proposal for more than five Business Days after its announcement; or

6.5.1.5	enter into or publicly propose to enter into any letter of intent, agreement in principle, agreement or understanding relating to an Acquisition Proposal.

6.5.2	Each Company Party shall, and shall cause its Subsidiaries and Representatives to, immediately stop any existing solicitation, discussion or negotiation with any Person (other than the other Parties) about any Acquisition Proposal. It shall also

(i)	promptly discontinue access to any data room; and

(ii)	within two Business Days, request the return or destruction of all confidential information about it provided to any such Person in the past 12 months, and use commercially reasonable efforts to ensure that request is honoured.

It shall not release any Person from, or waive or amend, any confidentiality or standstill obligation, except to permit a Person to make a confidential Acquisition Proposal to the BCCo Board.

6.5.3	[Reserved]

6.5.4	No fiduciary exception for Nature’s Ledger: Nature’s Ledger acknowledges that the NL Principal Shareholders have agreed under the Company Support Agreements to sign the NL Written Resolution and that no fiduciary exception applies to Nature’s Ledger.

6.5.5	Each Company Party shall promptly (and in any event within 24 hours) notify Globa Terra and the other Company Party, first orally and then in writing, of any Acquisition Proposal it receives, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, and any request for non-public information relating to it in connection with an Acquisition Proposal. The notice shall include the material terms of the proposal, the identity of the Person making it and copies of all written documents received. It shall keep Globa Terra and the other Company Party fully informed of the status and any material developments.

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6.6	Tax Matters

6.6.1	Any Transfer Taxes payable in connection with the transactions contemplated by this Agreement shall be borne by the party legally responsible for such Transfer Taxes and, except as otherwise required by Law, such party shall duly and timely prepare and file, or cause to be prepared and filed, any Tax Return relating to such Taxes.

6.6.2	In the event the SEC requests or requires a tax opinion regarding whether the SPAC Merger satisfies the SPAC Merger Intended Tax Treatment or whether the Continuance satisfies the Continuance Intended Tax Treatment, Globa Terra shall use its commercially reasonable efforts to cause its U.S. tax counsel to furnish such opinion, and if such opinion request or requirement by the SEC is with respect to whether the Amalgamation satisfies the Amalgamation Intended Tax Treatment, NL shall use its commercially reasonable efforts to cause its tax counsel to furnish such opinion. Each party shall use reasonable best efforts to execute and deliver customary tax representation letters to the applicable tax advisor in form and substance reasonably satisfactory to such advisor. Notwithstanding anything to the contrary in this Agreement, Loeb & Loeb LLP shall not be required to provide any opinion to any party regarding the tax consequences of the transactions contemplated by this Agreement to NL, BCCo, or their shareholders and Dorsey & Whitney LLP shall not be required to provide any opinion to any party regarding the tax consequences of the transactions contemplated by this Agreement to Globa Terra or its shareholders.

6.7	Globa Terra Exclusivity

From the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement, Globa Terra shall not, and shall cause the Sponsor and its and their Representatives not to, directly or indirectly

(a)	solicit, initiate, knowingly encourage, engage in discussions or negotiations about, or enter into any agreement for, any Business Combination (as defined in the Globa Terra Articles) other than the Transaction; or

(b)	take any action to facilitate any such Business Combination.

Globa Terra shall promptly notify Nature’s Ledger of any inquiry or proposal about an alternative Business Combination and shall immediately cease any existing discussions.

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6.8	Efforts; Regulatory Approvals

6.8.1	Subject to the terms of this Agreement, each Party shall use its commercially reasonable efforts to take all actions, and to do all things necessary, proper or advisable under applicable Law, to complete the Transaction as soon as reasonably practicable and in any event before the Outside Date. This includes

(i)	satisfying the conditions in Article 7 that are within its control;

(ii)	obtaining all Regulatory Approvals and third-party consents listed in Schedule E or its Disclosure Letter;

(iii)	defending any Proceeding challenging this Agreement or the Transaction; and

(iv)	executing and delivering any additional instruments reasonably necessary to complete the Transaction.

6.8.2	If a filing under Part IX of the Competition Act or a notification or application under the Investment Canada Act is required, the Parties shall make it as promptly as practicable and in any event within ten Business Days after the date of this Agreement and shall cooperate in obtaining the related Regulatory Approval. Globa Terra and Nature’s Ledger shall equally pay the filing fees. No Party shall be required to agree to any divestiture, hold-separate or behavioural remedy.

6.8.3	Each Party shall promptly notify the other Parties of

(i)	any communication from any Governmental Authority about the Transaction (and give them copies of any written communications);

(ii)	any fact, event or circumstance that has caused, or would reasonably be expected to cause, any of its representations or warranties to be untrue or inaccurate such that a condition in Article 7 would not be satisfied;

(iii)	any breach of its covenants under this Agreement; and

(iv)	any Proceeding commenced or threatened against it relating to the Transaction.

No notice under this Section cures any breach or affects any remedy.

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6.9	Trust Account Waiver

Each Company Party acknowledges that it has read the prospectus for Globa Terra’s initial public offering, the Globa Terra Articles and the Trust Agreement and understands that Globa Terra has established the Trust Account for the benefit of the Public Shareholders, and that the funds in it may be disbursed only in the limited circumstances set out in the Trust Agreement. For good and valuable consideration, each Company Party, on behalf of itself and its Affiliates and Representatives,

(a)	irrevocably waives any right, title, interest or claim of any kind that it has or may have in the future in or to any funds in the Trust Account, or any distribution from it, whether arising out of this Agreement, the Transaction or otherwise and whether in contract, tort, equity or any other theory of liability (the “Released Claims”);

(b)	agrees not to seek recourse against the Trust Account for any reason; and

(c)	acknowledges that this waiver is material to this Agreement and has been specifically relied on by Globa Terra.

This Section does not limit any claim against Globa Terra or its assets held outside the Trust Account, including funds released from the Trust Account to Globa Terra on the Closing, or any claim for specific performance or injunctive relief. This Section survives the termination of this Agreement.

6.10	Directors’ and Officers’ Indemnification and Insurance

6.10.1	For six years after the Effective Time, Pubco shall cause Amalco to maintain, and Pubco shall maintain, in effect the exculpation, indemnification and advancement of expenses provisions in the articles, by-laws and indemnity agreements of each Company Party and Globa Terra in effect at the date of this Agreement in favour of current and former directors and officers. Pubco shall not, and shall cause Amalco not to, amend, repeal or modify those provisions in any manner adverse to those individuals, except as required by Law. The articles and by-laws of Pubco and Amalco in effect at and after the Effective Time shall contain exculpation, indemnification and advancement of expenses provisions in favour of current and former directors and officers of Globa Terra, the Company Parties, Pubco and Amalco that are no less favourable than those in the Globa Terra Articles at the date of this Agreement, to the fullest extent permitted by the ABCA (including section 124 of the ABCA).

6.10.2	Indemnification Agreements. At the Closing, Pubco shall enter into an indemnification agreement, in form and substance reasonably acceptable to Globa Terra and the Sponsor, with each individual who serves as a director or officer of Globa Terra immediately before the Effective Time and each individual who will serve as a director or officer of Pubco after the Effective Time. Each such agreement shall provide for indemnification and mandatory advancement of expenses to the fullest extent permitted by Law, including for any legal or regulatory Proceeding arising out of the Transaction, the SEC Filing, the Redemptions, any extension of the Combination Period or such individual’s service to Globa Terra. Pubco shall assume, and shall cause Amalco to honour, each existing indemnification agreement between Globa Terra and any of its directors or officers.

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6.10.3	Before the Effective Time, each of Globa Terra, Nature’s Ledger and BCCo shall purchase a prepaid, non-cancellable “run-off” or “tail” directors’ and officers’ liability insurance policy covering claims arising from facts or events that occurred on or before the Effective Time, with a term of six years from the Effective Time and on terms no less favourable than its existing policy. The tail policy obtained by Globa Terra shall cover claims relating to the negotiation, approval and completion of this Agreement and the Transaction and the SEC Filing, and shall not be subject to any premium cap that would prevent its purchase on such terms. The aggregate premium for each other policy shall not exceed 300% of the current annual premium. The premium for Globa Terra’s run-off policy shall be a Transaction Expense of Globa Terra paid at or before the Closing, and, if the Closing does not occur, the Sponsor shall procure that Globa Terra’s existing policy (including for any extended reporting period) remains in effect. At the Effective Time, Pubco shall obtain, and shall maintain at all times a directors’ and officers’ liability insurance program suitable for a Nasdaq-listed issuer, as determined by the Pubco Board, which shall cover all individuals who serve as directors and officers of Pubco after the Effective Time.

6.10.4	This Section 6.10 is intended for the benefit of the individuals referred to in it and their heirs and legal representatives, each of whom is a third-party beneficiary of it and may enforce it. Globa Terra holds the benefit of this Section in trust for them and may enforce it on their behalf.

6.10.5	If Pubco or Amalco (or any successor) amalgamates, consolidates or merges with any other Person and is not the continuing entity, or transfers all or substantially all of its assets, proper provision shall be made so that its successors and assigns assume the obligations in this Section 6.10. The rights in this Section 6.10 are in addition to, and not in substitution for, any other rights to indemnification, advancement or insurance, and survive for the longer of six years after the Effective Time and the final resolution of any Proceeding commenced within that period.

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6.10.6	Release. Effective as of the Closing, each of Pubco, Amalco and the Company Parties, on behalf of itself and its Subsidiaries and controlled Affiliates, irrevocably releases the Sponsor and each current and former director and officer of Globa Terra from all claims arising out of or relating to Globa Terra, the Trust Account, this Agreement or the Transaction, to the extent arising from facts or events at or before the Closing, other than claims for fraud and obligations under the Transaction Documents.

6.11	Support Agreements, Lock-Ups and Registration Rights

6.11.1	Each Company Party shall use commercially reasonable efforts to cause each of its securityholders who is a party to a Company Support Agreement to comply with it. Globa Terra shall enforce the Sponsor Support Agreement, under which the Sponsor agrees, among other things,

(i)	to vote all Globa Terra securities held by it in favour of the Globa Terra Proposals, including as sole holder of the voting rights of the Globa Terra Class B Shares on the Continuance;

(ii)	not to redeem any Public Shares;

(iii)	to waive the anti-dilution adjustment of the Globa Terra Class B Shares;

(iv)	to convert or settle any Working Capital Loans at Closing in the manner agreed; and

6.11.2	At or before the Closing, Pubco shall enter into the Registration Rights Agreement with the Sponsor, each current and former director and officer of Globa Terra who holds Registrable Securities, and those securityholders of the Company Parties who are, or may be, affiliates of Pubco after the Closing. Within four Business Days after the Closing, Pubco shall file the information required by Form 10 (or Form 20-F, as applicable) with the SEC, and Pubco shall thereafter use reasonable best efforts to remain current in its periodic reports and to cooperate in the removal of restrictive legends to permit resales under Rule 144 once available.

6.11.3	The Lock-Up Agreements shall be executed at or before the Closing.

6.12	Incentive Plan

6.12.1	Before the Globa Terra Meeting, the Pubco Board shall approve and adopt the Incentive Plan, subject to approval by the Globa Terra Shareholders at the Globa Terra Meeting and to its becoming effective at the Effective Time. As promptly as practicable after the Closing Date (and in any event after the end of the 60-day period following the filing of Form 10 information required by Form S-8), Pubco shall file a registration statement on Form S-8 (or other applicable form) covering the Pubco Common Shares issuable under the Incentive Plan.

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6.12.2	As soon as reasonably practicable following the date hereof, Pubco and certain Affiliates of the Sponsor will reasonably agree on the form of an advisor agreement to be entered into at the Closing, pursuant to which such Persons will provide advisory services to Pubco and its board of directors following the Closing, in exchange for equity compensation. Such advisor agreement shall (A) describe the specific services to be provided and the individuals who will provide them, and (B) be approved, including as to the number of Pubco Common Shares issuable under it, by a majority of the directors of Globa Terra who have no interest in it and by the independent members of the Pubco Board.

6.13	Nasdaq Listing

Globa Terra shall, with the cooperation of the Company Parties, prepare and submit to Nasdaq, as promptly as practicable after the date of this Agreement, an initial listing application in connection with the Transaction. It shall use reasonable best efforts to cause the Pubco Common Shares (including the Consideration Securities and the shares issuable on the exercise of the Replacement Warrants and Globa Terra Warrants) and the Globa Terra Warrants to be approved for listing on Nasdaq, subject only to official notice of issuance, and to satisfy all applicable initial listing requirements of Nasdaq, including those on minimum bid price, unrestricted publicly held shares, market value of unrestricted publicly held shares, round-lot holders, stockholders’ equity and corporate governance. The Company Parties shall cooperate with Globa Terra, including by providing information on their securityholders and using commercially reasonable efforts to help satisfy the round-lot holder requirement. Until the Closing, Globa Terra shall use reasonable best efforts to keep its securities listed on Nasdaq.

6.14	Reporting Issuer Status

Globa Terra and Amalco shall apply to the applicable Securities Authorities for Amalco to cease to be a reporting issuer, if and when permitted. Pubco shall take all reasonable steps (including under the ABCA and Canadian Securities Laws) so that, following the Effective Time, Pubco is a reporting issuer in the jurisdictions of Canada referred to in Section 2.16.

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6.15	Public Announcements

The Parties shall issue a joint press release announcing this Agreement promptly after its execution, and Globa Terra shall file a Current Report on Form 8-K (including this Agreement as an exhibit and the investor presentation, if any). BCCo shall issue a news release and file a material change report under Canadian Securities Laws. The text and timing of each shall be approved by each Party in advance, acting reasonably. After that, no Party shall issue any press release or make any public statement about this Agreement or the Transaction without the prior consent of Globa Terra and Nature’s Ledger (and BCCo, where it concerns BCCo), not to be unreasonably withheld. This restriction does not apply to disclosure required by Law or stock exchange rules. In that case the disclosing Party shall, to the extent practicable, give the others a reasonable opportunity to review and comment on the disclosure first. Communications consistent with previously approved disclosure are also permitted.

6.16	Transaction Litigation

Each Party shall promptly notify the others of any Proceeding brought or threatened by any securityholder against it or its directors or officers relating to this Agreement or the Transaction (“Transaction Litigation”). It shall keep them reasonably informed, give them the opportunity to participate (at their own expense) in the defence and settlement, and not settle any Transaction Litigation without the prior written consent of Globa Terra and Nature’s Ledger (not to be unreasonably withheld).

6.17	Closing Filings

Globa Terra shall, with the assistance of the Company Parties, prepare and file

(a)	within four Business Days after the Closing, a Current Report on Form 8-K (or Form 6-K and Form 20-F shell company report, if Globa Terra is then a foreign private issuer) containing the Form 10 information required by Items 2.01(f) and 9.01 of Form 8-K; and

(b)	the notices, reports and filings required by Canadian Securities Laws following the Closing (if required).

6.18	Payment of Transaction Expenses at Closing

At the Closing, Globa Terra shall pay or cause to be paid, out of the funds released from the Trust Account and the proceeds of the PIPE Financing,

(a)	all amounts payable to Public Shareholders who have exercised Redemption rights;

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(b)	the unpaid Transaction Expenses of each Party, as set out in a statement delivered by each Party at least three Business Days before the Closing Date, provided that the Transaction Expenses of each Party shall have been incurred in accordance with a budget as set out in the budget in its Disclosure Letter, and any Transaction Expense outside that budget shall require the prior written approval of the other Party (acting reasonably);

(c)	At the Closing, Pubco shall repay in cash, out of the funds released from the Trust Account and the proceeds of the PIPE Financing, (i) all Working Capital Loans (other than any amount that the holder elects to convert into Private Placement Units in accordance with their terms), (ii) all promissory notes issued under Section 3.4.2 and all other amounts advanced by the Sponsor or its Affiliates to fund extensions of the Combination Period, and (iii) all documented, reasonable out-of-pocket expenses incurred by the Sponsor and Globa Terra’s directors and officers on behalf of Globa Terra, in each case as Transaction Expenses of Globa Terra, ranking equally with the promissory notes held by Nature’s Ledger; and

(d)	the deferred underwriting and advisory fees and other amounts payable by Globa Terra on the completion of its initial Business Combination.

6.19	Post-Closing Cooperation; Further Assurances

Each Party shall, at the request of any other Party, execute and deliver all further documents and do all further acts reasonably required to give effect to this Agreement and the Plan of Arrangement.

6.20	Delivery of Disclosure Letters

Globa Terra shall deliver its Disclosure Letter to the Company Parties no later than December 15, 2026. The Company Parties shall deliver their Disclosure Letters to Globa Terra no later than December 15, 2026 (the “Company Disclosure Letter Delivery Date”). Such Disclosure Letters, when delivered, shall be deemed a part of this Agreement.

Diligence Deliveries. No later than December 15, 2026, Nature’s Ledger shall deliver to Globa Terra complete written responses to, and all documents requested in, Globa Terra’s due diligence request list delivered on or about the date of this Agreement (including the outstanding items from Globa Terra’s questionnaire dated September 14, 2025), and searchable copies of all executed land, carbon-rights and customer agreements. Nature’s Ledger shall promptly supplement those responses if it becomes aware of any information that makes them inaccurate or incomplete.

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7.	CONDITIONS

7.1	Mutual Conditions

The Parties are not required to complete the Arrangement unless each of the following conditions is satisfied at or before the Effective Time. These conditions may be waived only by the mutual consent of Globa Terra, Nature’s Ledger and BCCo, and only to the extent permitted by Law:

7.1.1	Arrangement Resolutions: the BCCo Arrangement Resolution has been approved by the BCCo Shareholder Approval, and the NL Arrangement Resolution has been approved by the NL Shareholder Approval, in each case in accordance with the Interim Order and applicable Law;

7.1.2	Globa Terra Shareholder Approval: the Globa Terra Shareholder Approval has been obtained;

7.1.3	Interim and Final Orders: the Interim Order and the Final Order have each been obtained on terms consistent with this Agreement and have not been set aside or modified in a manner unacceptable to any of Globa Terra, Nature’s Ledger or BCCo, acting reasonably, on appeal or otherwise;

7.1.4	SEC Filing: the SEC has cleared the Proxy Statement or, if an SEC Registration Statement is filed, it has become effective under the Securities Act, no stop order suspending its effectiveness is in effect, and no proceeding for that purpose has been initiated or threatened by the SEC and not withdrawn;

7.1.5	Continuance: the Continuance has become effective and Pubco is a corporation governed by the ABCA;

7.1.6	Nasdaq: the Pubco Common Shares to be issued under the Arrangement, and those issuable on the exercise of the Replacement Warrants, have been approved for listing on Nasdaq, subject only to official notice of issuance, and Pubco (as the resulting issuer) satisfies the Nasdaq initial listing requirements;

7.1.7	Section 3(a)(10): the Consideration Securities, other than Consideration Securities to be exchanged for PIPE Securities, to be issued under the Arrangement are exempt from registration under the Section 3(a)(10) Exemption or have been registered under the SEC Registration Statement; provided that the Section 3(a)(10) Exemption shall not be unavailable because of the failure of a Party to comply with Section 2.15;

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7.1.8	Canadian prospectus exemption: the Consideration Securities will be issued under an exemption from the prospectus requirements of Canadian Securities Laws, and will not be subject to resale restrictions under Canadian Securities Laws except as set out in Section 2.16;

7.1.9	Regulatory Approvals: each Regulatory Approval listed in Schedule E has been obtained and is in full force and effect;

7.1.10	No illegality: no Law is in effect, and no Order has been issued by a Governmental Authority of competent jurisdiction, that makes the completion of the Arrangement, the Continuance or the BCCo Continuance illegal or otherwise prohibits or enjoins any Party from completing them;

7.1.11	Combination Period: the Effective Time will occur before the end of the Combination Period;

7.1.12	BCCo Continuance: the BCCo Continuance Resolution has been approved by the BCCo Shareholders as required by section 308 of the BCBCA and BCCo’s articles, the authorization of the registrar under the BCBCA has been obtained, and the BCCo Continuance has become effective, so that BCCo is a corporation governed by the ABCA.

7.2	Conditions in Favour of Globa Terra and AmalSub

Globa Terra and AmalSub are not required to complete the Arrangement unless each of the following conditions is satisfied at or before the Effective Time. These conditions are for the exclusive benefit of Globa Terra and AmalSub and may be waived by Globa Terra in whole or in part at any time:

7.2.1	Representations and warranties:

(i)	the representations and warranties of each Company Party in the Sections of Article 4 on organization, authority, capitalization and brokers are true and correct in all respects (except, in the case of capitalization, for de minimis inaccuracies) as of the date it entered into this Agreement and as of the Effective Time as if made at that time (except for those expressly made as of an earlier date, which must be true and correct as of that date); and

(ii)	all other representations and warranties of each Company Party are true and correct (disregarding all materiality and Company Material Adverse Effect qualifications) as of the date it entered into this Agreement and as of the Effective Time as if made at that time (except for those expressly made as of an earlier date, which must be true and correct as of that date)

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except where the failure of those representations and warranties to be so true and correct has not had, and would not reasonably be expected to have, a Company Material Adverse Effect for that Company Party;

7.2.2	Covenants: each Company Party has performed or complied in all material respects with each covenant in this Agreement to be performed or complied with by it at or before the Effective Time;

7.2.3	No Company Material Adverse Effect: since the date it entered into this Agreement, no Company Material Adverse Effect has occurred for either Company Party;

7.2.4	Dissent Rights: Dissent Rights have not been validly exercised (and not withdrawn) for more than 5% of the outstanding NL Shares or more than 5% of the outstanding BCCo Shares (counting, without duplication, BCCo Shares in respect of which Dissent Rights or BCCo Continuance Dissent Rights have been validly exercised and not withdrawn);

7.2.5	PCAOB Financial Statements: the Company Parties have delivered the PCAOB Financial Statements required by Section 3.9;

7.2.6	Lock-Up Agreements: the Lock-Up Agreements of the securityholders of the Company Parties required to sign them have been executed and delivered, and are in full force and effect;

7.2.7	NL Warrants and preferred shares: all NL Warrants and NL Class G Preferred Shares have been exercised, converted or dealt with under the Plan of Arrangement so that, immediately after the Effective Time, no Person has any right to acquire securities of Nature’s Ledger or Amalco;

7.2.8	Officer’s certificates: Globa Terra has received a certificate of each Company Party, signed by a senior officer on its behalf (without personal liability) and dated the Effective Date, confirming that the conditions in Sections 7.2.1 to 7.2.3 have been satisfied in respect of it; and

7.2.9	Employment Agreements: the executives of Nature’s Ledger identified in the NL Disclosure Letter have entered into employment agreements with Pubco or Amalco, in form and substance mutually acceptable to Globa Terra and Nature’s Ledger, including customary confidentiality, non-competition, incentive and assignment of inventions provisions, effective at the Effective Time.

7.2.10	Company Disclosure Letters: Globa Terra and Pubco shall have received the NL Disclosure Letter and the BCCo Disclosure Letter, each updated (if applicable) as of the Closing Date.

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7.2.11	Fairness Opinion: the Globa Terra Board has received the fairness opinion contemplated by Section 3.10 and it has not been withdrawn.

7.3	Conditions in Favour of the Company Parties

The Company Parties are not required to complete the Arrangement unless each of the following conditions is satisfied at or before the Effective Time. These conditions are for the exclusive benefit of each of the Company Parties and may be waived by Nature’s Ledger or BCCo, in whole or in part, at any time:

7.3.1	Representations and warranties:

(i)	the representations and warranties of Globa Terra and AmalSub in the Sections of Article 5 headed “Capitalization” and “Brokers”, and those on organization and authority, are true and correct in all respects (except, in the case of capitalization, for de minimis inaccuracies) as of the date of this Agreement and as of the Effective Time as if made at that time; and

(ii)	all other representations and warranties of Globa Terra and AmalSub are true and correct (disregarding all materiality and Globa Terra Material Adverse Effect qualifications) as of the date of this Agreement and as of the Effective Time as if made at that time (except for those expressly made as of an earlier date, which must be true and correct as of that date)

except where the failure to be so true and correct has not had, and would not reasonably be expected to have, a Globa Terra Material Adverse Effect;

7.3.2	Covenants: Globa Terra and AmalSub have performed or complied in all material respects with each covenant in this Agreement to be performed or complied with by them at or before the Effective Time;

7.3.3	No Globa Terra Material Adverse Effect: since the date of this Agreement, no Globa Terra Material Adverse Effect has occurred;

7.3.4	Board and officers: the directors and officers of Globa Terra who will not continue after the Effective Time have resigned in accordance with Section 2.18, and the Pubco Board will be constituted, effective immediately after the Effective Time, as set out in Section 2.18;

7.3.5	Continued Pubco Articles: the Continued Pubco Articles are in effect in the form approved by Nature’s Ledger;

7.3.6	Registration Rights Agreement and Incentive Plan: Pubco has executed the Registration Rights Agreement, and the Incentive Plan has been approved by the Globa Terra Shareholders and adopted by the Pubco Board, effective at the Effective Time;

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7.3.7	Trust Account: Globa Terra has made all necessary arrangements with the trustee under the Trust Agreement for the funds in the Trust Account (net of the Redemptions and any amounts payable under Section 6.18) to be released to Globa Terra at the Effective Time, and the Trust Agreement will terminate in accordance with its terms;

7.3.8	Deposit of Consideration Securities: Globa Terra has deposited, or caused to be deposited, with the Depositary the Consideration Securities in accordance with the Plan of Arrangement; and

7.3.9	Officer’s certificate: the Company Parties have received a certificate of Globa Terra, signed by a senior officer on its behalf (without personal liability) and dated the Effective Date, confirming that the conditions in Sections 7.3.1 to 7.3.3 have been satisfied.

7.4	Frustration of Conditions

No Party may rely on the failure of any condition in this Article 7 to be satisfied if that failure was caused by its own failure to perform any of its covenants or obligations under this Agreement, or to use the efforts required by this Agreement to complete the Transaction.

7.5	Merger of Conditions

The conditions in this Article 7 shall be conclusively deemed to have been satisfied, waived or released on the filing of the Articles of Arrangement with the Registrar.

8.	TERM AND TERMINATION

8.1	Term

This Agreement shall be effective from its date until the earlier of the Effective Time and its termination in accordance with its terms.

8.2	Termination

This Agreement may be terminated at any time before the Effective Time (despite any approval of the Arrangement Resolutions or the Globa Terra Proposals):

8.2.1	by mutual written agreement of Globa Terra, Nature’s Ledger and BCCo;

8.2.2	by Globa Terra, Nature’s Ledger or BCCo, if:

8.2.2.1	the Effective Time has not occurred on or before the Outside Date, provided that this right is not available to a Party whose failure to perform any of its obligations under this Agreement was the principal cause of the failure of the Effective Time to occur by the Outside Date;

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8.2.2.2	any Law or final and non-appealable Order makes the completion of the Arrangement illegal or otherwise permanently prohibits or enjoins it, provided that the terminating Party has used the efforts required by Section 6.8 to have that Law or Order lifted, and its breach was not the principal cause of it;

8.2.2.3	the Globa Terra Shareholder Approval is not obtained at the Globa Terra Meeting (including any adjournment or postponement permitted by this Agreement);

8.2.2.4	the NL Shareholder Approval is not obtained, provided that Nature’s Ledger may not terminate under this Section if its failure to comply with its obligations under this Agreement was the principal cause of the failure to obtain the NL Shareholder Approval; or

8.2.2.5	the BCCo Shareholder Approval is not obtained at the BCCo Meeting (including any adjournment or postponement permitted by this Agreement), provided that BCCo may not terminate under this Section if its failure to comply with its obligations under this Agreement was the principal cause of the failure to obtain the BCCo Shareholder Approval; or

8.2.2.6	the Combination Period ends without the Effective Time having occurred and is not further extended;

8.2.3	by Globa Terra, if:

8.2.3.1	either Company Party has breached any of its representations, warranties or covenants in this Agreement so that a condition in Section 7.2.1 or 7.2.2 would not be satisfied, and the breach is incapable of being cured by the Outside Date or, if curable, is not cured within 30 days after written notice from Globa Terra (or, if earlier, by the Outside Date), provided that Globa Terra is not then in breach of this Agreement so as to cause a condition in Section 7.3.1 or 7.3.2 not to be satisfied;

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8.2.3.2	the NL Shareholder Approval is not obtained by the NL Written Resolution or at the NL Meeting within the time required by Section 3.5;

8.2.3.3	a Company Material Adverse Effect for either Company Party has occurred and is continuing; or

8.2.3.4	the PCAOB Financial Statements have not been delivered by January 31, 2027.

8.2.4	by Nature’s Ledger or BCCo, if:

8.2.4.1	Globa Terra or AmalSub has breached any of its representations, warranties or covenants in this Agreement so that a condition in Section 7.3.1 or 7.3.2 would not be satisfied, and the breach is incapable of being cured by the Outside Date or, if curable, is not cured within 30 days after written notice from Nature’s Ledger or BCCo (or, if earlier, by the Outside Date), provided that the terminating Company Party is not then in breach of this Agreement so as to cause a condition in Section 7.2.1 or 7.2.2 not to be satisfied; or

8.2.4.2	the Globa Terra Board makes any change to the Globa Terra Board Recommendation that is adverse to the Company Parties, or Globa Terra breaches Section 6.7 in any material respect; or

8.2.5	by Nature’s Ledger, if

(i)	BCCo has breached any of its representations, warranties or covenants so that a condition in Section 7.2.1 or 7.2.2 would not be satisfied in respect of BCCo and the breach is not cured as provided in Section 8.2.3.1.

(In that case, instead of terminating this Agreement, Nature’s Ledger and Globa Terra may elect by written notice to BCCo to proceed with the Transaction without BCCo, and the Parties shall negotiate in good faith the amendments to this Agreement and the Plan of Arrangement needed to remove BCCo as a party).

Notwithstanding the foregoing, Globa Terra shall have the right to terminate this Agreement by giving written notice to the Company Parties within fifteen (15) Business Days following receipt of the NL Disclosure Letter and the BCCo Disclosure Letter delivered pursuant to Section 6.20, if such Disclosure Letters disclose any fact, circumstance or condition that, individually or in the aggregate, if disclosed to Globa Terra prior to the date of this Agreement, would have caused Globa Terra to not enter into this Agreement, as determined by Globa Terra (acting on the recommendation of a majority of its independent directors) in its sole discretion (such termination right, the “Diligence Out Right”). If Globa Terra does not exercise the Diligence Out Right within such fifteen (15) Business Day period, the Diligence Out Right shall expire and be of no further force or effect.

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In the event that the final, accurate and complete NL Disclosure Letter and BCCo Disclosure Letter have not been delivered by the Company Parties to Globa Terra by the Company Disclosure Letter Delivery Date and the Company Parties have not delivered them within ten (10) Business Days after receiving written notice of that failure from Globa Terra (the “Disclosure Cure Period”), Globa Terra shall have the right, at its sole option, to terminate this Agreement without liability to the Company Parties. Such right may be exercised by Globa Terra with a written notice to the Company Parties at any time after the expiry of the Disclosure Cure Period and before the earlier of the Closing Date and the date on which the SEC Registration Statement is filed with the SEC. Delivery of the NL Disclosure Letter and the BCCo Disclosure Letter within the Disclosure Cure Period shall cure any failure to comply with Section 6.20

8.3	Notice of Termination

A Party that wishes to terminate this Agreement (other than under Section 8.2.1) shall give written notice to the other Parties, specifying the provision under which it is terminating.

8.4	Expense Reimbursement

8.4.1	If this Agreement is terminated by Globa Terra under Section 8.2.3.1 because of a breach by Nature’s Ledger, Nature’s Ledger shall reimburse Globa Terra for its documented out-of-pocket Transaction Expenses. If this Agreement is terminated by Nature’s Ledger or BCCo under Section 8.2.4.1, Globa Terra shall reimburse the terminating Company Party for its documented out-of-pocket Transaction Expenses, but only from funds held outside the Trust Account (subject to Section 6.9).

8.4.2	Each Party acknowledges that the reimbursements in this Section 8.4 are payments of liquidated damages that are a genuine pre-estimate of the damages the recipient will suffer, and are not penalties. Each Party irrevocably waives any right to argue that such payment is excessive or punitive. If a reimbursement under this Section is made in full, the recipient shall have no other remedy against the paying Party in respect of the termination, except in the case of fraud or wilful breach. In no event shall a Party be required to pay the BCCo Termination Fee more than once.

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8.5	Effect of Termination

If this Agreement is terminated in accordance with Section 8.2, it shall become void and of no further force or effect, and no Party shall have any liability or further obligation to any other Party under it. The following survive termination: this Section 8.5, Section 6.4 (Access to Information; Confidentiality), Section 6.9 (Trust Account Waiver), Section 8.4 (Expense Reimbursement), the last sentence of Section 3.4.2, and Article 9 and the related definitions. Termination does not release any Party from liability for fraud or any wilful and material breach of this Agreement before its termination.

9.	GENERAL PROVISIONS

9.1	Non-Survival of Representations and Warranties

None of the representations and warranties in this Agreement, or in any certificate delivered under it, survive the Effective Time or the termination of this Agreement. This Section does not limit any covenant or agreement that, by its terms, is to be performed after the Effective Time or survives termination. Nothing in this Section limits any claim for fraud.

9.2	Expenses

Except as otherwise expressly provided in this Agreement, each Party shall pay its own Transaction Expenses, whether or not the Transaction is completed. If the Closing occurs, all Transaction Expenses shall be paid as provided in Section 6.18. The filing fees for the SEC Filing, Nasdaq and any Regulatory Approval, and the fees of the Depositary and any proxy solicitor engaged for the Globa Terra Meeting, shall be shared equally between Globa Terra and Nature’s Ledger.

9.3	Notices

Any notice, consent, waiver or other communication under this Agreement must be in writing and delivered by hand (including by courier) or by email, addressed as follows:

If to Globa Terra (or, after the Joinder, Pubco or AmalSub): Globa Terra Acquisition Corporation, 382 NE 191st Street, #952377, Miami, FL 33179, U.S.A. Attention: Agustin Tristan Aldave, Chief Executive Officer. Email: agustin.tristan@globaterra.com. With a copy (not constituting notice) to: Loeb & Loeb LLP, 345 Park Avenue, New York, NY 10154, attention: Mitchell S. Nussbaum; Giovanni Caruso, email: mnussbaum@loeb.com; gcaruso@loeb.com.

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If to Nature’s Ledger: Nature’s Ledger Inc., 002-2305 Victoria Avenue, Regina, Saskatchewan S4P 0S7. Attention: Marty Seymour, President and Chief Executive Officer. Email: marty.seymour@naturesledger.com. With a copy (not constituting notice) to: BLG at 1900,520-3rd Avenue S.W., Calgary, Alberta T2P 0R3, email: lolee@blg.com and JIVN Law Prof Corp at kvn@jivn.ca.

If to BCCo: 1587815 B.C. Ltd., 22 Adelaide Street West, Toronto, Ontario M5H 4E3. Attention: James Ward. Email: james@wardfinancial.ca. With a copy (not constituting notice) to: Patrick McBride, email: pat@hicksongroup.com.

A communication is deemed received

(a)	if delivered by hand on a Business Day before 5:00 p.m. (local time at the place of receipt), on that day, and otherwise on the next Business Day; and

(b)	if sent by email, when the sender receives a delivery confirmation or reply (excluding an automated reply)

provided that an email received after 5:00 p.m. or on a day that is not a Business Day is deemed received on the next Business Day. A Party may change its address for notice by notice given in accordance with this Section.

9.4	Time of Essence

Time is of the essence in this Agreement.

9.5	Entire Agreement

This Agreement (including the Schedules and the Disclosure Letters), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties about their subject matter. They supersede all prior agreements, letters of intent, understandings, negotiations and discussions, whether oral or written, including the letters of intent between Nature’s Ledger and Globa Terra dated September 21, 2026 and between Nature’s Ledger and BCCo dated November 6, 2026.

9.6	Amendment

Subject to the Interim Order, the Final Order and applicable Law, this Agreement and the Plan of Arrangement may be amended at any time before the Effective Time (whether before or after the approval of the Arrangement Resolutions or the Globa Terra Proposals) only by a written agreement signed by Globa Terra, Nature’s Ledger and BCCo (and, after the Joinder, AmalSub). However, after the Arrangement Resolutions or the Globa Terra Proposals are approved, no amendment may reduce or change the form of the consideration to be received by the securityholders of a Company Party, or otherwise require further approval of securityholders under applicable Law, without that approval.

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9.7	Waiver

No waiver of any provision of this Agreement is effective unless it is in writing and signed by the Party granting it. A waiver applies only to the specific instance and purpose for which it is given. No failure or delay in exercising a right is a waiver of that right, and no single or partial exercise of a right prevents any other or further exercise of it.

9.8	Assignment and Enurement

This Agreement enures to the benefit of, and is binding on, the Parties and their respective successors and permitted assigns. No Party may assign any of its rights or obligations under this Agreement without the prior written consent of the other Parties. On the Continuance, Pubco, as continued under the ABCA, remains bound by this Agreement without further act.

9.9	Third-Party Beneficiaries

Except as provided in Section 6.10 (Directors’ and Officers’ Indemnification and Insurance), Section 6.12.2 (Incentive Plan), Section 9.14 (No Recourse), and except for the provisions of this Agreement expressly benefiting the Sponsor (including Sections 3.4.2, 6.11 and 8.4 and the definitions of “Lock-Up Excluded Shares” and “Registration Rights Agreement”), and except for Section 2.19 and Section 3.5 of the Plan of Arrangement, which are intended to benefit the Earnout Holders, each of which is intended to benefit, and may be enforced by, the Persons referred to in it, this Agreement is solely for the benefit of the Parties, and nothing in it confers any right or remedy on any other Person. Each Earnout Holder may enforce Section 2.19 and Section 3.5 of the Plan of Arrangement against Pubco.

9.10	Governing Law

This Agreement is governed by, and shall be interpreted in accordance with, the laws of the Province of Alberta and the federal laws of Canada applicable in Alberta. However, matters relating to the internal affairs of Globa Terra before the Continuance, the fiduciary duties of the Globa Terra Board before the Continuance, and the Continuance to the extent governed by the laws of the Cayman Islands, are governed by the laws of the Cayman Islands.

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9.11	Jurisdiction

Each Party irrevocably attorns and submits to the exclusive jurisdiction of the courts of the Province of Alberta, sitting in Calgary, for any Proceeding arising out of or relating to this Agreement. It waives any objection to venue in those courts and any defence of inconvenient forum. Each of Globa Terra (before the Continuance) and the Sponsor irrevocably appoints Dentons Canada LLP, Calgary, Alberta, as its agent for service of process in Alberta.

9.12	Specific Performance and Other Remedies

The Parties agree that irreparable harm would occur, for which money damages would not be an adequate remedy at law, if any provision of this Agreement were not performed in accordance with its terms or were otherwise breached. Accordingly, each Party is entitled to an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and to enforce specifically its terms, without proof of actual damages and without any requirement to post a bond. This is in addition to any other remedy to which it is entitled at law or in equity. Each Party waives any defence in any action for specific performance that a remedy at law would be adequate.

9.13	Severability

If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or a court of competent jurisdiction, that provision shall be severed and the remaining provisions shall remain in full force and effect. The Parties shall negotiate in good faith to modify this Agreement to give effect to their original intent as closely as possible, so that the Transaction is completed as originally contemplated to the fullest extent possible.

9.14	No Recourse

This Agreement may be enforced only against, and any Proceeding arising out of or relating to this Agreement or the Transaction may be brought only against, the Persons expressly named as Parties, and then only for the specific obligations set out in it for that Party. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or other Representative of any Party (including the Sponsor, except under the Sponsor Support Agreement) or any current or former director or officer of Globa Terra has any liability for any obligation or liability of any Party under this Agreement, or for any claim based on or arising out of the Transaction. This Section does not limit any claim for fraud or any obligation of a Person under another Transaction Document to which it is a party.

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9.15	Counterparts and Electronic Execution

This Agreement may be executed in any number of counterparts (including by electronic signature and electronic delivery in PDF format), each of which is deemed to be an original, and all of which together constitute one agreement.

[Signature page follows.]

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IN WITNESS WHEREOF the Parties have executed this Agreement as of the date first written above.

GLOBA TERRA ACQUISITION CORPORATION

Per:	/s/ Agustin Tristan Aldave
Name:	Agustin Tristan Aldave
Title:	Chief Executive Officer / Authorized Signatory

I/We have authority to bind the company.

NATURE’S LEDGER INC.

Per:	/s/ Marty Seymour
Name:	Marty Seymour
Title:	Authorized Signatory

I/We have authority to bind the corporation.

Each of BCCo, Pubco and AmalSub becomes a Party on the execution of the Joinder in the form of Schedule D.

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SCHEDULE A

PLAN OF ARRANGEMENT UNDER SECTION 193 OF THE BUSINESS CORPORATIONS ACT (ALBERTA)

1.	INTERPRETATION

1.1	Definitions

In this Plan of Arrangement, unless the context otherwise requires, capitalized terms used but not defined have the meanings given in the Business Combination Agreement, and the following terms have the following meanings:

“BCCo Exchange Ratio” means the quotient (rounded to six decimal places) obtained by dividing

(a)	the BCCo Equity Value divided by US$10.00, by

(b)	the number of BCCo Shares issued and outstanding immediately before the Effective Time; (being 0.020492 Pubco Common Shares per BCCo Share, assuming 4,025,974 BCCo Shares are outstanding).

Despite the foregoing, the aggregate number of Pubco Common Shares issuable in exchange for all of the BCCo Shares under the Arrangement shall not exceed 165,000 and, if the quotient calculated under paragraphs (a) and (b) above would result in a greater number of Pubco Common Shares being issued, the BCCo Exchange Ratio shall instead be the quotient (rounded down to six decimal places) obtained by dividing 165,000 by the number of BCCo Shares issued and outstanding immediately before the Effective Time. If the Pubco Common Shares issuable in exchange for all the BCCo Shares under the Arrangement exceed 82,500 shares, then the NL Equity Value shall be decreased as set forth in the definition thereof.

“Business Combination Agreement” means the business combination agreement dated as of November 8, 2026 among Globa Terra, Pubco (by Joinder), AmalSub (by Joinder), Nature’s Ledger and BCCo (by Joinder), as amended, supplemented or restated in accordance with its terms.

“Dissent Shares” means the NL Shares or BCCo Shares held by a Dissenting Holder for which the Dissenting Holder has validly exercised Dissent Rights.

“Dissenting Holder” means a registered holder of NL Shares or BCCo Shares who has validly exercised Dissent Rights in strict compliance with Article 4 and has not withdrawn or been deemed to have withdrawn that exercise, but only for the NL Shares or BCCo Shares for which Dissent Rights are validly exercised.

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“Former Holders” means the holders of NL Shares, BCCo Shares, PIPE Securities and NL Warrants immediately before the Effective Time.

“Letter of Transmittal” means the letter of transmittal for use by registered holders of NL Shares and BCCo Shares, in the form approved by Globa Terra and the Company Parties.

“NL Exchange Ratio” means the quotient (rounded to six decimal places) obtained by dividing

(a)	the NL Equity Value divided by US$10.00, by

(b)	the NL Fully Diluted Shares,

“NL Fully Diluted Shares” means, without duplication, the sum of

(a)	the number of NL Class A Shares issued and outstanding immediately before the Effective Time (excluding NL Class A Shares issued on the conversion of PIPE Securities under Section 3.1.2, but including the NL Class A Facilitation Shares);

(b)	the number of NL Class A Shares issuable on the conversion of all NL Class G Preferred Shares outstanding immediately prior to the Effective Time;

(c)	the number of NL Class A Shares issuable on the full exercise of all in-the-money NL Warrants outstanding immediately prior to the Effective Time in accordance with their terms; and

(d)	without duplication of clauses (b) and (c), the number of NL Class A Shares issuable on the exercise, conversion or exchanged of any other equity securities of Nature’s Ledger outstanding immediately prior to the Effective Time exercisable, convertible or exchangeable for NL Class A Shares.

1.2	Interpretation

Sections 1.2 to 1.3 of the Business Combination Agreement apply to this Plan of Arrangement with the necessary changes. References in this Plan of Arrangement to an Article or Section are to an article or section of this Plan of Arrangement.

2.	BINDING EFFECT

2.1	Binding Effect

This Plan of Arrangement is made under section 193 of the ABCA. It becomes effective at the Effective Time and is binding at and after the Effective Time on Pubco, AmalSub, Nature’s Ledger, BCCo, Amalco, the Depositary, the Former Holders (including Dissenting Holders), the registrar and transfer agent of each Company Party, and all other Persons, without any further act or formality required on the part of any Person.

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2.2	Articles of Arrangement

The Articles of Arrangement and the Certificate of Arrangement shall be filed and issued, respectively, for the Arrangement as a whole. The Certificate of Arrangement is conclusive evidence that the Arrangement has become effective and that each of the provisions of Article 3 has become effective in the sequence and at the times set out in it.

3.	ARRANGEMENT

3.1	Steps of the Arrangement

Starting at the Effective Time, each of the following events shall occur, and shall be deemed to occur, in the following order, one minute apart unless otherwise stated, without any further authorization, act or formality of any Person:

3.1.1	Dissent Shares: each Dissent Share shall be deemed to have been transferred to the issuer thereof, free and clear of all Liens, for cancellation, and shall be cancelled. Each Dissenting Holder shall cease to be the holder of those Dissent Shares and to have any rights as a shareholder other than the right to be paid the fair value of those Dissent Shares by Amalco in accordance with Article 4. The name of each Dissenting Holder shall be removed from the applicable register of shareholders;

3.1.2	PIPE Securities: each outstanding PIPE Security shall, in accordance with its terms, be converted, without payment of additional consideration, into one NL Class A Share for each US$10.00 of the subscription amount of that PIPE Security (each NL Class A Share so issued, a “PIPE Conversion Share”), so that on the exchange under Section 3.1.4 each PIPE Investor receives one Pubco Common Share for each US$10.00 of its subscription amount (rounded as provided in Section 3.3). The escrowed subscription proceeds for the PIPE Securities shall be released to Nature’s Ledger in accordance with the subscription receipt agreement;

3.1.3	Amalgamation: Nature’s Ledger, BCCo and AmalSub shall amalgamate and continue as one corporation, Amalco, under the ABCA, with the effect set out in Section 3.2;

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3.1.4	Exchange of shares: at the time of the Amalgamation under Section 3.1.3, and as part of it:

3.1.4.1	each NL Class A Share outstanding immediately before the Amalgamation (other than Dissent Shares, PIPE Conversion Shares and any NL Class A Shares held by Pubco or AmalSub) shall be exchanged for a number of fully paid and non-assessable Pubco Common Shares equal to the NL Exchange Ratio, and shall be cancelled, and each PIPE Conversion Share outstanding immediately before the Amalgamation shall be exchanged for one fully paid and non-assessable Pubco Common Share, and shall be cancelled;

3.1.4.2	each NL Class G Preferred Share outstanding immediately before the Amalgamation (other than Dissent Shares) shall be exchanged for a number of fully paid and non-assessable Pubco Common Shares equal the NL Exchange Ratio multiplied by (ii) the number of NL Class A Shares into which one NL Class G Preferred Share is convertible immediately before the Effective Time under the articles of Nature’s Ledger, and shall be cancelled;

3.1.4.3	each BCCo Share outstanding immediately before the Amalgamation (other than Dissent Shares) shall be exchanged for a number of fully paid and non-assessable Pubco Common Shares equal to the BCCo Exchange Ratio, and shall be cancelled;

3.1.4.4	each AmalSub Share outstanding immediately before the Amalgamation shall be exchanged for one fully paid and non-assessable common share of Amalco (an “Amalco Share”), and shall be cancelled; and

3.1.4.5	in consideration for the issuance by Pubco of the Pubco Common Shares under Sections 3.1.4.1 to 3.1.4.3, Amalco shall issue to Pubco one Amalco Share for each Pubco Common Share so issued;

3.1.5	NL Warrants: Nature’s Ledger intends to use commercially reasonable efforts to satisfy all outstanding NL Warrants by exercise, redemption or other disposition prior to the Effective Time. To the extent that any NL Warrants remain outstanding immediately before the Amalgamation, at the time of the Amalgamation under Section 3.1.3, and as part of it, each such NL Warrant shall be exchanged for a Replacement Warrant to purchase from Pubco the number of Pubco Common Shares (rounded down to the nearest whole share) equal to (A) the number of NL Class A Shares subject to that NL Warrant immediately before the Amalgamation, multiplied by (B) the NL Exchange Ratio. The exercise price per Pubco Common Share shall be equal to (A) the exercise price per NL Class A Share under that NL Warrant immediately before the Amalgamation, divided by (B) the NL Exchange Ratio (rounded up to the nearest whole cent). Except as set out above, each Replacement Warrant shall have the same terms and conditions (including expiry date and conditions to and manner of exercise) as the NL Warrant for which it was exchanged, and shall be governed by a warrant certificate or warrant indenture of Pubco. Each NL Warrant so exchanged shall be cancelled; and

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3.1.6	Stated capital:

3.1.6.1	the stated capital of the Amalco Shares shall be equal to the aggregate of the paid-up capital, for purposes of the Tax Act, of the NL Shares, BCCo Shares and AmalSub Shares immediately before the Amalgamation, less the paid-up capital of any Dissent Shares; and

3.1.6.2	Pubco shall add to the stated capital account for the Pubco Common Shares an amount equal to the aggregate paid-up capital, for purposes of the Tax Act, of the NL shares, BCCo Shares and AmalSub shares immediately before the Amalgamation, less the paid-up capital of any (A) Dissent Shares, and (B) BCCo Shares, AmalSub shares and NL shares owned by Pubco immediately before the Amalgamation.

3.2	Effect of the Amalgamation

On the Amalgamation:

3.2.1	the name of Amalco shall be “Nature’s Ledger”;

3.2.2	the registered office of Amalco shall be located at 002-2305 Victoria Drive, Saskatchewan, S4V 0S7, Canada;

3.2.3	Amalco shall be authorized to issue an unlimited number of common shares and an unlimited number of preferred shares, with the rights, privileges, restrictions and conditions set out in the articles of AmalSub, and there shall be no restrictions on the business Amalco may carry on or on the powers it may exercise;

3.2.4	the number of directors of Amalco shall be not less than one and not more than ten, and the first directors of Amalco shall be Edward Joseph Preble, Agustin Tristan Aldave, Marty Seymour and Reginald Bellerose, to hold office until the first annual meeting of the shareholder of Amalco or until their successors are elected or appointed;

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3.2.5	the by-laws of Amalco shall be the by-laws of AmalSub, until repealed or amended;

3.2.6	the property of each of Nature’s Ledger, BCCo and AmalSub shall continue to be the property of Amalco, and Amalco shall continue to be liable for the obligations of each of them;

3.2.7	any existing cause of action, claim or liability to prosecution of or against any of Nature’s Ledger, BCCo or AmalSub is unaffected, and any civil, criminal or administrative action or proceeding pending by or against any of them may be continued to be prosecuted by or against Amalco;

3.2.8	any conviction against, or ruling, order or judgment in favour of or against, any of Nature’s Ledger, BCCo or AmalSub may be enforced by or against Amalco; and

3.2.9	the articles of amalgamation of Amalco shall be deemed to be the articles of incorporation of Amalco, and the Certificate of Arrangement (or, if none is issued, the certificate or other proof of filing issued by the Registrar under section 193(11) of the ABCA) shall be deemed to be the certificate of incorporation of Amalco.

3.3	Fractional Shares

No fractional Pubco Common Shares shall be issued under this Plan of Arrangement. Where the aggregate number of Pubco Common Shares to which a Former Holder would otherwise be entitled includes a fraction, the number shall be rounded down to the nearest whole Pubco Common Share, without compensation.

3.4	Registers

On each exchange, transfer or cancellation under Section 3.1, the holder shall cease to be the holder of the exchanged, transferred or cancelled security and shall be removed from the applicable register. Each Person entitled to receive Pubco Common Shares, Replacement Warrants or Amalco Shares shall be recorded in the applicable register as the holder of those securities, and shall be deemed to be the legal and beneficial owner of them, free and clear of all Liens.

3.5	Earnout

As additional consideration in the Amalgamation for the NL Class A Shares and the NL Class G Preferred Shares exchanged under Section 3.1.4 (other than Dissent Shares), each Earnout Holder shall be entitled to receive its Earnout Pro Rata Share of the Earnout Shares, if and when issuable in accordance with Section 2.19 of the Business Combination Agreement, which applies to this Plan of Arrangement with the necessary changes. The right to receive Earnout Shares is not represented by any certificate, is not transferable except by operation of law, and is not affected by Section 5.8.

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4.	RIGHTS OF DISSENT

4.1	Dissent Rights

Each registered holder of NL Shares or BCCo Shares may exercise rights of dissent in respect of its NL Shares or BCCo Shares under section 191 of the ABCA, as modified by the Interim Order and this Article 4. Despite section 191 of the ABCA, the written objection to the applicable Arrangement Resolution must be received by the applicable Company Party

(a)	in the case of BCCo, not later than 4:30 p.m. (Calgary time) on the day that is 2 (two) Business Days after the BCCo circular is sent to BCCo Shareholders, or if applicable, two Business Days before the BCCo Meeting (as it may be adjourned or postponed); and

(b)	in the case of Nature’s Ledger, not later than 4:30 p.m. (Calgary time) on the day that is 5 (five) Business Days after the NL Information Statement is sent to NL Shareholders, or if applicable, not later than 4:30 p.m. (Calgary time) two Business Days before the NL Meeting (as it may be adjourned or postponed).

4.2	Treatment of Dissenting Holders

Each Dissenting Holder who is:

4.2.1	ultimately entitled to be paid fair value for its Dissent Shares

(i)	shall be paid that fair value by Amalco, determined as of the close of business on the day before the applicable Arrangement Resolution was adopted (or, in the case of the NL Written Resolution, was signed by NL Shareholders holding the requisite number of NL Shares);

(ii)	shall be deemed to have had its Dissent Shares cancelled under Section 3.1.1; and

(iii)	shall not be entitled to any other payment or consideration, including any consideration that would have been payable under the Arrangement if it had not exercised Dissent Rights; or

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4.2.2	ultimately not entitled, for any reason, to be paid fair value for its Dissent Shares shall be deemed to have participated in the Arrangement on the same basis as a non-dissenting holder, and to have received Pubco Common Shares in exchange for its NL Shares or BCCo Shares under Section 3.1.4.

4.3	Limitations

In no circumstances shall Pubco, AmalSub, Nature’s Ledger, BCCo, Amalco or any other Person be required to recognize a Person exercising Dissent Rights unless that Person is the registered holder of the NL Shares or BCCo Shares for which the rights are sought to be exercised. For greater certainty,

(a)	no holder of NL Warrants, PIPE Securities or Pubco securities is entitled to Dissent Rights;

(b)	a Person who has voted, or signed the NL Written Resolution, in favour of the applicable Arrangement Resolution is not entitled to exercise Dissent Rights;

(c)	voting against the applicable Arrangement Resolution (including by instructing a proxyholder) does not constitute a written objection under section 191(5) of the ABCA; and

(d)	a Dissenting Holder may exercise Dissent Rights only in respect of all, and not less than all, of the NL Shares or BCCo Shares held by it, as required by section 191(4) of the ABCA.

5.	CERTIFICATES AND DELIVERY OF CONSIDERATION

5.1	Deposit with Depositary

At or before the Effective Time, Pubco shall deposit with the Depositary, for the benefit of the Former Holders, sufficient Pubco Common Shares (in book-entry or DRS form) to satisfy the consideration issuable to the Former Holders under Section 3.1.4, to be held by the Depositary as agent for delivery in accordance with this Article 5.

5.2	Delivery

After the Effective Time, when a Former Holder surrenders to the Depositary for cancellation the certificate(s) or DRS advice(s) that immediately before the Effective Time represented NL Shares or BCCo Shares, together with a duly completed and executed Letter of Transmittal and such other documents as the Depositary may reasonably require, the Former Holder shall be entitled to receive, and the Depositary shall deliver to the Former Holder as soon as practicable, a DRS advice (or other evidence of book-entry issuance) representing the Pubco Common Shares to which the Former Holder is entitled under this Plan of Arrangement, less any amounts withheld under Section 5.6. Until surrendered, each such certificate or DRS advice shall be deemed at all times after the Effective Time to represent only the right to receive, on surrender, the consideration to which its holder is entitled under this Plan of Arrangement. The PIPE Securities and the Replacement Warrants shall be dealt with in the manner set out in the subscription receipt agreement and in written notice from Pubco, respectively, without any requirement to surrender documents.

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5.3	Lost Certificates

If a certificate that immediately before the Effective Time represented NL Shares or BCCo Shares has been lost, stolen or destroyed, the Depositary shall deliver the consideration to which the holder is entitled on the holder’s delivery of an affidavit of loss and, if required by Pubco or the Depositary, a bond or indemnity satisfactory to them, acting reasonably.

5.4	Distributions

No dividend or other distribution declared or made after the Effective Time on Pubco Common Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate or DRS advice until it is surrendered in accordance with this Article 5. On surrender, the holder shall receive, without interest, the amount of any such dividend or distribution to which it is entitled (net of any withholding).

5.5	Extinction of Rights

Any certificate or DRS advice that immediately before the Effective Time represented NL Shares or BCCo Shares, and that has not been deposited with all other required documents on or before the sixth anniversary of the Effective Date, shall on that date cease to represent a claim or interest of any kind or nature against or in Pubco or Amalco. On that date, the Pubco Common Shares to which the Former Holder was entitled shall be deemed to have been surrendered for no consideration to Pubco and shall be cancelled.

5.6	Withholding Rights

Globa Terra, Pubco, AmalSub, Amalco, the Company Parties, the Depositary and their respective agents, as applicable (each, a “Withholding Party”) shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any consideration payable or deliverable to any Person under this Plan of Arrangement any amounts required to be deducted and withheld under the Tax Act, the Code, Treasury Regulations or any other applicable Law in respect of Taxes. Any amounts so deducted and withheld shall be treated for all purposes hereof as having been paid to the Person in respect of whom they were deducted and withheld; provided, that such deducted and withheld amounts are actually and timely remitted to the appropriate Governmental Authority by or on behalf of a Withholding Party to enable such Person to comply with such deduction or withholding requirement. Before withholding any amount (other than in respect of compensatory payments), the Withholding Party shall use commercially reasonable efforts to give the affected Person notice and to cooperate to reduce or eliminate the withholding where permitted by Law.

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5.7	No Liens

Any exchange or transfer of securities under this Plan of Arrangement shall be free and clear of all Liens or other claims of third parties of any kind.

5.8	Paramountcy

From and after the Effective Time,

(a)	this Plan of Arrangement takes precedence and priority over any and all securities of Nature’s Ledger and BCCo (including the NL Shares, BCCo Shares, NL Warrants and PIPE Securities) issued before the Effective Time;

(b)	the rights and obligations of the holders of those securities, Nature’s Ledger, BCCo, Pubco, AmalSub, Amalco, the Depositary and any transfer agent or depositary in relation to them are solely as provided in this Plan of Arrangement; and

(c)	all actions, causes of action, claims or proceedings (actual or contingent, and whether or not previously asserted) based on or in any way relating to any of those securities are deemed to have been settled, compromised, released and determined without liability, except as set out in this Plan of Arrangement (including the right to receive Earnout Shares under Section 3.5).

6.	AMENDMENTS

6.1	Amendments

Globa Terra (or, after the SPAC Merger, Pubco), Nature’s Ledger and BCCo may amend, modify or supplement this Plan of Arrangement at any time and from time to time before the Effective Time, provided that each amendment, modification or supplement is

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(a)	set out in writing;

(b)	approved by Globa Terra (or, after the SPAC Merger, Pubco), Nature’s Ledger and BCCo;

(c)	filed with the Court and, if made after the BCCo Meeting or the NL Shareholder Approval, approved by the Court; and

(d)	communicated to the Former Holders if and as required by the Court.

6.2	Amendments After the Effective Time

Pubco and Amalco may amend, modify or supplement this Plan of Arrangement after the Effective Time without the approval of the Court or any Former Holder, but only if the amendment, modification or supplement concerns a matter that, in the reasonable opinion of Pubco and Amalco, is of an administrative nature required to better give effect to this Plan of Arrangement and is not adverse to the financial or economic interests of any Former Holder.

7.	FURTHER ASSURANCES

7.1	Further Assurances

Although the transactions and events set out in this Plan of Arrangement shall occur and be deemed to occur in the order set out in it without any further act or formality, each of the Parties to the Business Combination Agreement shall make, do and execute, or cause to be made, done and executed, all further acts, deeds, agreements, transfers, assurances, instruments or documents reasonably required by any of them to document or evidence any of the transactions or events set out in this Plan of Arrangement.

8.	U.S. SECURITIES LAW EXEMPTION

8.1	Section 3(a)(10)

Despite any provision of this Plan of Arrangement to the contrary, this Plan of Arrangement shall be carried out with the intention that, and the Parties believe that, all Pubco Common Shares and Replacement Warrants issued under it to Former Holders, and the right to receive, and any issuance of, Earnout Shares under Section 3.5, will be issued by Pubco in reliance on the exemption from the registration requirements of the Securities Act provided by section 3(a)(10) of the Securities Act. The Section 3(a)(10) Exemption does not apply to the issuance of Pubco Common Shares on the exercise of Replacement Warrants or to Pubco Common Shares issued in respect of PIPE Securities.

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SCHEDULE B

FORM OF ARRANGEMENT RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION OF THE SHAREHOLDERS OF [1587815 B.C. LTD. OR NATURE’S LEDGER INC.] (the “Corporation”) THAT:

(1)	The arrangement (the “Arrangement”) under section 193 of the Business Corporations Act (Alberta) (the “ABCA”) involving the Corporation, Nature’s Ledger Inc. and 1587815 B.C. Ltd., Globa Terra Acquisition Corporation (“Globa Terra”), ________ (“Pubco”), ________ (“AmalSub”) and the securityholders of the Corporation, all as more particularly described and set out in the [management information circular of the Corporation dated ________, 2026 OR information statement of the Corporation dated ________, 2026] (the “Circular” or “Information Statement”) accompanying the notice of this meeting (as the Arrangement may be modified or amended in accordance with its terms), is authorized, approved and adopted.

(2)	The plan of arrangement of the Corporation, [Nature’s Ledger Inc./ 1587815 B.C. Ltd.] and AmalSub (the “Plan of Arrangement”), the full text of which is set out in Appendix ________ to the [Circular/Information Statement] (as it has been or may be modified or amended in accordance with the business combination agreement dated as of November 8, 2026 among Globa Terra, Pubco, AmalSub, Nature’s Ledger Inc. and 1587815 B.C. Ltd. (the “Business Combination Agreement”) and its terms), is authorized, approved and adopted.

(3)	The following are ratified and approved:

(a)	the Business Combination Agreement and all the transactions contemplated in it;

(b)	the actions of the directors of the Corporation in approving the Arrangement and the Business Combination Agreement; and

(c)	the actions of the directors and officers of the Corporation in executing and delivering the Business Combination Agreement and any modifications or amendments to it.

(4)	The Corporation is authorized to apply for a final order from the Court of King’s Bench of Alberta to approve the Arrangement on the terms set out in the Business Combination Agreement and the Plan of Arrangement (as they may be modified or amended).

(5)	Despite the passing of this resolution by the shareholders of the Corporation, or the Arrangement having been approved by the Court of King’s Bench of Alberta, the directors of the Corporation are authorized and empowered, without further notice to or approval of the shareholders of the Corporation,

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(a)	to amend or modify the Business Combination Agreement or the Plan of Arrangement to the extent permitted by their terms; and

(b)	subject to the terms of the Business Combination Agreement, not to proceed with the Arrangement and related transactions.

(6)	Any director or officer of the Corporation is authorized and directed, for and on behalf of the Corporation, to execute (under corporate seal or otherwise) and deliver to the Registrar under the ABCA for filing articles of arrangement and all other documents required under the ABCA or the Business Combination Agreement to give effect to the Arrangement and the Plan of Arrangement. The execution and delivery of any such document shall be conclusive evidence of that authority.

(7)	Any director or officer of the Corporation is authorized and directed, for and on behalf of the Corporation, to execute or cause to be executed and to deliver or cause to be delivered all other documents and instruments, and to perform or cause to be performed all other acts and things, that the director or officer determines necessary or desirable to give full effect to the foregoing resolutions and the matters authorized by them. That determination shall be conclusively evidenced by the execution and delivery of the document or instrument or the doing of the act or thing.

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SCHEDULE C

GLOBA TERRA PROPOSALS

The following resolutions are to be put to the Globa Terra Shareholders at the Globa Terra Meeting. Those marked “Required” are Required Globa Terra Proposals. The approval thresholds are to be confirmed against the Globa Terra Articles and the Companies Act (As Revised) of the Cayman Islands.

(1)	Business Combination Proposal (Required): an ordinary resolution approving and adopting the Business Combination Agreement and the Transaction.

(2)	SPAC Merger Proposal (Required): a special resolution approving and adopting the Plan of SPAC Merger and the SPAC Merger.

(3)	Continuance Proposal (Required): a special resolution approving the transfer by way of continuation of Pubco out of the Cayman Islands and its continuance as a corporation under the ABCA. Under the Globa Terra Articles, before the completion of the initial Business Combination, only the holders of Globa Terra Class B Shares may vote on this resolution.

(4)	Amalgamation Proposal (Required): an ordinary resolution approving and adopting the Plan of Arrangement and the Arrangement.

(5)	Globa Terra Articles Amendment Proposal (Required): a special resolution approving and adopting the Globa Terra Articles Amendment.

(6)	Organizational Documents Proposal (Required): a special resolution approving the Continued Pubco Articles, including the change of name to “Nature’s Ledger”, the authorized share capital, the elimination of the blank check provisions and the reclassification of the Globa Terra Class A Shares and Globa Terra Class B Shares as Pubco Common Shares.

(7)	Advisory Organizational Documents Proposals: non-binding advisory resolutions on material differences between the Globa Terra Articles and the Continued Pubco Articles, to the extent required by SEC guidance.

(8)	Nasdaq Proposal (Required): an ordinary resolution approving, for the purposes of Nasdaq Listing Rule 5635, the issuance of more than 20% of the issued and outstanding Globa Terra ordinary shares in connection with the Transaction and the PIPE Financing, and any resulting change of control.

(9)	Incentive Plan Proposal (Required): an ordinary resolution approving the Incentive Plan.

(10)	Director Election Proposal: an ordinary resolution (of the holders of Globa Terra Class B Shares, if the Globa Terra Articles so require) electing the directors of Pubco to serve from the Effective Time, as designated under Section 2.18 of the Business Combination Agreement.

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(11)	Adjournment Proposal: an ordinary resolution approving the adjournment of the Globa Terra Meeting to a later date, if necessary, to permit further solicitation of proxies.

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SCHEDULE D

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT is made as of ________, 20________ by ________, a [exempted company] [corporation] incorporated under [the Companies Act (As Revised) of the Cayman Islands] [the Business Corporations Act (Alberta)] (“Joining Party”), in favour of Globa Terra Acquisition Corporation (“Globa Terra”), Nature’s Ledger Inc. and 1587815 B.C. Ltd.

WHEREAS Globa Terra, Nature’s Ledger Inc. and 1587815 B.C. Ltd. entered into a business combination agreement dated as of November 8, 2026 (the “Business Combination Agreement”), which requires that Joining Party, once incorporated, become a party to it by executing this Joinder Agreement.

NOW THEREFORE, for good and valuable consideration (the receipt and sufficiency of which are acknowledged), Joining Party agrees as follows:

(1)	Joining Party joins in, becomes a party to, and agrees to be bound by and entitled to the benefit of, the Business Combination Agreement as [“Pubco”] [“AmalSub”] as if it had been an original signatory to it, with effect from the date of this Joinder Agreement.

(2)	Joining Party, jointly and severally with Globa Terra, makes the representations and warranties in the Section of the Business Combination Agreement headed [“Pubco”] [“AmalSub”] as of the date of this Joinder Agreement.

(3)	Joining Party’s address for notices is the address of Globa Terra set out in the Business Combination Agreement.

(4)	This Joinder Agreement is governed by the laws of the Province of Alberta and the federal laws of Canada applicable in it and may be executed and delivered electronically.

_________________________

Per: ______________________________________

Name: ________

Title: Director

Acknowledged and agreed as of the date above: GLOBA TERRA ACQUISITION CORPORATION, NATURE’S LEDGER INC. and 1587815 B.C. LTD. (signature blocks to follow).

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SCHEDULE E

REGULATORY APPROVALS AND REQUIRED CONSENTS

Part 1 - Regulatory Approvals

(1)	The Interim Order and the Final Order of the Court of King’s Bench of Alberta under section 193 of the ABCA.

(2)	Deregistration of Pubco by the Cayman Registrar and the issue of a certificate of continuance by the Registrar of Corporations (Alberta) under section 188 of the ABCA.

(3)	Authorization of the registrar under section 308 of the BCBCA for the continuation of BCCo out of British Columbia, and the issue of a certificate of continuance for BCCo by the Registrar of Corporations (Alberta) under section 188 of the ABCA.

(4)	Clearance by the SEC of the Proxy Statement or, if applicable, a declaration of effectiveness of the SEC Registration Statement.

(5)	Approval of Nasdaq of the initial listing application for the Pubco Common Shares and Globa Terra Warrants following the Transaction, subject only to official notice of issuance.

(6)	If required, a no-action letter or the expiry, waiver or termination of the waiting period under Part IX of the Competition Act

(7)	If required, notification under the Investment Canada Act.

Part 2 - Required Third-Party Consents

(1)	Consents of counterparties to Material Contracts containing change of control or anti-assignment provisions, as listed in the NL Disclosure Letter and the BCCo Disclosure Letter.

(2)	Consents or notifications required under carbon registry rules (e.g. Verra, Gold Standard, PureSky, Alberta Emission Offset System) for any change of control of an account holder or project proponent.

(3)	Consents of lenders and landlords, as listed in the Disclosure Letters.

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